UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2025 (July 1, 2025)

Pelthos Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41964	86-3335449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4020 Stirrup Creek Drive, Suite 110 Durham, NC	27703
(Address of registrant’s principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (919) 908-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PTHS	The NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 EXPLANATORY NOTE

On July 2, 2025, Pelthos Therapeutics Inc., a Nevada corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Filing”) with the Securities and Exchange Commission (the “SEC”) disclosing the consummation, on July 1, 2025, of the previously announced merger transaction contemplated by that certain Agreement and Plan of Merger, dated as of April 16, 2025 (the “Merger Agreement”), by and among the Company, CHRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), LNHC, Inc., a Delaware corporation (“LNHC”), and solely for the purposes of Article III thereof, Ligand Pharmaceuticals Incorporated, a Delaware corporation and the parent of LNHC (“Ligand”). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into LNHC, with LNHC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”) and (ii) the Company’s name was changed from Channel Therapeutics Corporation (“Channel”) to Pelthos Therapeutics Inc. (the “Combined Company”).

The Company is filing this Current Report on Form 8-K/A (the “Form 8-K/A”) to amend the Original Filing to provide unaudited condensed financial statements of LNHC as of June 30, 2025 and 2024 and for the three and six months ended June 30, 2025 and June 30, 2024 and the pro forma financial information required by Item 9.01(b) of Form 8-K in connection with the Merger. In addition, the Company is filing this Form 8-K/A to provide updated disclosure regarding the Combined Company’s operations upon consummation of the Merger and to file certain material agreements of LNHC that have become material agreements of the Combined Company upon consummation of the Merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K/A and the information incorporated by reference in this Form 8-K/A contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this Form 8-K/A, and the information incorporated by reference herein or therein represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

BACKGROUND

On July 1, 2025 (the “Closing Date”), the Company consummated the Merger with LNHC, pursuant to which Merger Sub merged with and into LNHC, with LNHC surviving the Merger and continuing as a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, executed by and among the Company, Merger Sub, LNHC and Ligand, the Merger closed on July 1, 2025. Such date is referred to as the “Effective Time.” At the Effective Time, the Company issued an aggregate of approximately 31,278 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) to Ligand, based on the exchange ratio set forth in the Merger Agreement. Immediately following the Effective Time, approximately 57,568 shares of Series A Preferred Stock were issued and outstanding. Following the Merger, LNHC became a wholly-owned subsidiary of the Company, and the Company adopted the business plan of LNHC. LNHC is a biopharmaceutical company committed to commercializing innovative, safe, and efficacious therapeutic products to help patients with unmet treatment burdens.

In conjunction with the consummation of the Merger, the Company closed a private placement transaction (the “PIPE Financing”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) executed concurrently with the Merger Agreement, by and among the Company, LNHC and certain investors, including Ligand (collectively, the “PIPE Investors”). At the closing of the PIPE Financing, which occurred immediately prior to the Effective Time, the Company issued an aggregate of 50,100 shares of Series A Preferred Stock to the PIPE Investors for gross proceeds of approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest under an outstanding convertible note.

Each share of Series A Preferred Stock is convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain beneficial ownership limitations, including a 49.9% cap for Ligand and a 4.99% cap for other PIPE Investors. Immediately following the PIPE Financing, certain PIPE Investors converted 23,810 shares of Series A Preferred Stock into an aggregate of 2,381,000 shares of Common Stock (after giving effect to the Reverse Stock Split).

The Securities Purchase Agreement also provides the PIPE Investors with customary rights, including participation rights in future financings, anti-dilution protections, and registration rights pursuant to a Registration Rights Agreement entered into on the Closing Date. The Company is obligated to file a resale registration statement with the SEC covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

On the Closing Date, the Company effected a one-for-ten reverse stock split of its Common Stock (the “Reverse Stock Split”) and changed its name from Channel Therapeutics Corporation to Pelthos Therapeutics Inc. The Common Stock commenced trading on the NYSE American (the “NYSE American”) under the symbol “PTHS” on July 2, 2025. Unless specifically provided otherwise herein, share numbers and prices above and used elsewhere assume the effectiveness of the Reverse Stock Split.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The “Background” section above is incorporated by reference to this Item 2.01.

DESCRIPTION OF BUSINESS OF PELTHOS THERAPEUTICS INC.

Overview

The Company is a biopharmaceutical company committed to commercializing innovative, safe, and efficacious therapeutic products to help patients with significant unmet medical needs.

LNHC, Inc. was incorporated in the state of Delaware in September 2023 and was initially formed to facilitate a transaction with Novan, Inc. (“Novan”). On September 27, 2023, Ligand acquired certain assets of Novan, after providing debtor in possession financing and acquiring specific assets from Novan, under Section 363 of the U.S. Bankruptcy Code. Novan was a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Through its NITRICIL technology platform, Novan had concentrated on developing ZELSUVMI formerly named SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with a focus on molluscum contagiosum. As of the acquisition, all assets and liabilities acquired by Ligand in the Novan acquisition were held by LNHC, which was a wholly owned subsidiary of Ligand.

In January 2023, Novan submitted a New Drug Application to the U.S. Food and Drug Administration (the “FDA”) for berdazimer gel, 10.3% as a topical treatment for molluscum contagiosum. ZELSUVMI (berdazimer) topical gel, 10.3%, was approved by the FDA on January 5, 2024.

ZELSUVMI is a nitric oxide (NO) releasing agent indicated for the topical treatment of molluscum contagiosum in adults and pediatric patients 1 year of age and older. ZELSUVMI is the first FDA approved topically applied nitric oxide releasing agent indicated for the treatment of molluscum contagiosum in people ages one year and older and the first and only prescription medication FDA approved for use in non-medical settings that can be safely applied by patients, parents and caregivers. Molluscum contagiosum is a highly contagious viral skin infection that primarily affects children, immunocompromised adults and sexually active persons. The Company estimates that molluscum contagiosum infections afflict an approximately 17 million people of all ages in the United States.

Chromocell Therapeutics Corporation was incorporated in Delaware on March 19, 2021. On November 18, 2024, Chromocell Therapeutics Corporation merged with and into its wholly-owned subsidiary, Channel Therapeutics Corporation, a Nevada corporation. On July 1, 2025, Channel Therapeutics Corporation, Merger Sub, LNHC, and solely for the purposes of Article III thereof, Ligand consummated the Merger, pursuant to which, (i) Merger Sub merged with and into LNHC, with LNHC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company and (ii) the Company’s name was changed from Channel Therapeutics Corporation to Pelthos Therapeutics Inc.

The Company has launched and is focused on the commercialization of ZELSUVMI and is continuing to build its sales, marketing and commercial team to detail ZELSUVMI. The Company expects pediatricians, pediatric dermatologists, dermatologists and infectious disease specialists will be the target prescribers.

Molluscum Contagiosum

Molluscum contagiosum is caused by a poxvirus and is a common skin infection seen by dermatologists, pediatric dermatologists, and pediatricians, with a prevalence estimated by management to be 17 million people in the United States and an annual incidence estimated by management to be 3-6 million. According to the Centers for Disease Control and Prevention (“CDC”), molluscum contagiosum infections are contagious and spread to others through contact with infected persons or contaminated objects such as towels, toys, furniture, swimming pools, and other surfaces. Children are the most vulnerable to molluscum contagiosum infections as are adults with weakened immune systems. In addition, molluscum contagiosum can be sexually transmitted.

Molluscum contagiosum infections present with raised, skin-colored or red bumps that can appear anywhere on the body, including the face, hands, trunk, genitals, back of the knees, armpits, and other sensitive areas. People with molluscum contagiosum may suffer discomfort from itching, secondary bacterial infections, as well as immense social stigma from having visible molluscum contagiosum lesions which typically last for months or for years. Left untreated, molluscum contagiosum lesions may persist an average of 13 months, with reports of cases remaining unresolved for up to five years. The symptoms of molluscum contagiosum can cause anxiety, and parents frequently seek treatment due to its highly contagious nature and its impact on physical appearance.

ZELSUVMI

ZELSUVMI (berdazimer) topical gel, 10.3% is a nitric oxide (NO) releasing agent indicated for the topical treatment of molluscum contagiosum in adults and pediatric patients one year of age and older. ZELSUVMI was developed using the proprietary nitric oxide-based technology platform, NITRICIL. ZELSUVMI’s mechanism of action against molluscum contagiosum is unknown. In vitro studies of ZELSUVMI’s active ingredient, berdazimer sodium, have demonstrated (i) anti-pox virus activity on vaccinia virus, which is often used as a surrogate for molluscum contagiosum virus; and (ii) reduced early gene expression of molluscum contagiosum virus proteins. ZELSUVMI’s final Phase 3 clinical study included 891 enrolled patients treated with ZELSUVMI and demonstrated statistically significant and clinically meaningful efficacy results on both primary and secondary endpoints, a greater reduction in lesions at every measurement point, and favorable safety results during the 12-week duration. The Company’s market research indicates physicians have highly favorable opinions about ZELSUVMI’s clinical efficacy, safety, and practicality as the first and only topical medication indicated for molluscum contagiosum that does not require in office administration by a healthcare provider. The Company believes that ZELSUVMI is likely to complement or represent a differing treatment regimen of current procedural treatments administered in medical settings such as cryosurgery, cantharidin application and curettage.

Proprietary NITRICIL™ Technology Platform Overview

The NITRICIL proprietary technology platform leverages nitric oxide’s naturally occurring anti-viral, anti-bacterial, anti-fungal, and immunomodulatory potential mechanisms of action in an effort to treat a range of diseases. Nitric oxide plays a vital role in the natural immune system response against microbial pathogens and is a critical regulator of inflammation. The technology’s ability to harness nitric oxide and its multiple potential mechanisms of action has enabled the creation of a platform with the potential to generate differentiated product candidates. The two key components of the nitric oxide platform are the proprietary NITRICIL technology, which drives the creation of macromolecular New Chemical Entities, and formulation science, both of which are used to tune product candidates for specific targeted indications.

The Company believes that the NITRICIL platform’s ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows the potential to improve patient outcomes in a variety of diseases. The Company’s achievement of an FDA approval for ZELSUVMI has validated the NITRICIL technology platform’s ability to achieve stable, tunable and druggable delivery of nitric oxide on therapeutically and commercially important targets such as molluscum contagiosum. The Company has an exclusive license to use the NITRICIL Technology Platform as necessary to manufacture ZELSUVMI, as set forth in the license agreement between the Company and Ligand.

Berdazimer sodium is the Active Pharmaceutical Ingredient (“API”) that is the backbone of the NITRICIL platform technology, including ZELSUVMI. Different concentrations of berdazimer sodium and different formulations of the finished drug product are what differentiates potential treatment options for various indications. The Company believes the NITIRCIL technology platform has many other potential product candidates that could be further developed. To date, clinical work has been performed in various indications, including, but not limited to, acne (SB204), atopic dermatitis and psoriasis (SB414), tinea pedis and onychomycosis (SB208) and external genital warts (SB207), the rights to which are owned by Ligand.

Licensing and Other Agreements

Ligand

On March 24, 2025, the Company assigned its IP portfolio related to the Novan acquisition, including the NITRICIL technology, to Ligand and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to the Company the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide, except for Japan. Under the terms of the license agreement, Ligand is entitled to a 13% royalty on worldwide sales of ZELSUVMI, and $10 million in commercialization and sales-based milestones.

On March 24, 2025, the Company and Ligand also entered into a master services agreement (the “Master Services Agreement”) under which Ligand, or related parties, may contract with the Company to provide active pharmaceutical ingredients for clinical or commercial use related to the NITRICIL technology. In addition, the agreement also allows Ligand to require the Company to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer (the “MSA”).

Nomis RoyaltyVest

As an inducement to enter into the Securities Purchase Agreement, the Company and Nomis RoyaltyVest LLC (“NRV”) entered into a Purchase and Sale Agreement, dated as of July 1, 2025, pursuant to which the Company sold to NRV, and NRV purchased, all of the Company’s rights, title and interest in and to a portion of the Company’s revenue payments for ZELSUVMI and all accounts with respect thereto. In addition, prior to the expiration of the Initial Royalty Term (as defined in the ZELSUVMI Royalty Agreement), NRV will receive a 1.5% royalty on net sales of ZELSUVMI worldwide, other than in Japan, and 3.46% of non-royalty sublicensing payments received by LNHC for its sublicensing of rights to ZELSUVMI, and (ii) after the expiration of the Initial Royalty Term, NRV will receive a 1.2% royalty on net sales of ZELSUVMI worldwide, other than in Japan, and 3.46% of non-royalty sublicensing payments received by LNHC for its sublicensing of rights to ZELSUVMI.

NRV, Ligand, and Madison

On July 1, 2025, the Company and NRV, Ligand, and Madison Royalty LLC, a Colorado limited liability company, on behalf of certain of the Company’s management team and other assignees (“Madison”) entered into a Purchase and Sale Agreement, pursuant to which the Company sold to each of NRV, Ligand, and Madison, and each of NRV, Ligand, and Madison purchased, all of the Company’s rights, title and interest in and to a portion of the Company’s revenue payments and all accounts related to or utilizing the covered products, as defined within that agreement (the “Channel Covered Products”). In addition, (A) prior to the expiration of the initial royalty term, (i) NRV will receive a 5.3% royalty, Ligand will receive a 1.7% royalty and Madison will receive a 1.5% royalty on Net Sales of the Channel Covered Products worldwide, and (ii) NRV will receive 12.23%, Ligand will receive 3.92% and Madison will receive 3.46% of non-royalty sublicensing payments received by Pharmaceutical Sub for its sublicensing of rights to the Channel Covered Products worldwide; and (B) after the expiration of the initial royalty term, (i) NRV will receive a 4.24% royalty, Ligand will receive a 1.36% royalty and Madison will receive a 1.2% royalty on Net Sales of the Channel Covered Products worldwide, and (ii) NRV will receive 12.23%, Ligand will receive 3.92% and Madison will receive 3.46% of non-royalty sublicensing payments received by Pharmaceutical Sub for its sublicensing of rights to the Channel Covered Products worldwide.

UNC License Agreement

The Company acquired exclusive rights to intellectual property, including those that were ultimately developed by the Company into the specific library of NITRICIL compounds, pursuant to license agreements with the University of North Carolina at Chapel Hill (“UNC”), entered into in July 2007 and October 2009, which were subsequently amended, restated and consolidated in June 2012 (the “UNC License Agreement”). Under the UNC License Agreement, the Company was granted an exclusive, worldwide license, with the ability to sublicense, to develop and commercialize products utilizing the licensed intellectual property. The Company has amended the UNC License Agreement multiple times since June 2012 to both expand the scope of licensed patents to cover additional nitric oxide technologies and to modify certain regulatory and/or commercial milestones under the UNC License Agreement.

The UNC License Agreement currently requires the Company to pay UNC up to $250,000 in regulatory and commercial milestones on a licensed product by licensed product basis and a running royalty percentage in the low single digits on net sales of licensed products. Licensed products include any products being developed by the Company or by its sublicensees. In addition, under the UNC License Agreement, the Company is obligated to reimburse UNC for reasonable prosecution and maintenance costs related to intellectual property. Pursuant to the UNC License Agreement, the Company has the first right to defend against third-party claims of patent infringement with respect to the licensed products and to enforce the licensed patents against third-party infringers.

On March 24, 2025, LNHC assigned the UNC License Agreement to Ligand, however, LNHC is subject to the obligation related to certain aspects of the UNC License Agreement, including applicable milestone and royalty payments.

Sato Agreement

On January 12, 2017, the Company entered into a license agreement, and related first amendment, with Sato Pharmaceutical Co., Ltd. (“Sato”), relating to SB204, a drug candidate for the treatment of acne vulgaris in Japan (the “Sato Agreement”). Pursuant to the Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable right and license under certain of the Company’s intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 in certain topical dosage forms for the treatment of acne vulgaris, and to make the finished form of such products.

On October 5, 2018, the Company and Sato entered into the second amendment (the “Sato Amendment”) to the Sato Agreement (collectively, the “Amended Sato Agreement”). The Sato Amendment expanded the Sato Agreement to include SB206, a drug candidate for the treatment of viral skin infections. Pursuant to the Amended Sato Agreement, the Company granted to Sato an exclusive, royalty-bearing, non-transferable license under certain of its intellectual property rights, with the right to sublicense with the Company’s prior written consent, to develop, use and sell products in Japan that incorporate SB204 or SB206 in certain topical dosage forms for the treatment of acne vulgaris or viral skin infections, respectively, and to make the finished form of such products.

The agreement stipulated that the Company or its designated contract manufacturer will supply study materials to Sato for use in the development of SB204 and SB206 in the licensed territory. The rights granted to Sato do not include the right to manufacture the API of SB204 or SB206; rather, the parties agreed to negotiate a commercial supply agreement pursuant to which the Company or its designated contract manufacturer would be the exclusive supplier to Sato of the API for the commercial manufacture of licensed products in the licensed territory. Under the terms of the Amended Sato Agreement, the Company also has exclusive rights to certain intellectual property that may be developed by Sato in the future, which the Company could choose to use for its own development and commercialization of SB204 or SB206 outside of Japan.

The term of the Amended Sato Agreement (and the period during which Sato must pay royalties under the amended license agreement) expires on the twentieth anniversary of the first commercial sale of a licensed product in the licensed field in the licensed territory (adjusted from the tenth anniversary of the first commercial sale in the Sato Agreement). The term of the Amended Sato Agreement may be renewed with respect to a licensed product by mutual written agreement of the parties for additional two-year periods following expiration of the initial term. All other material terms of the Sato Agreement remain unchanged by the Sato Amendment.

The Sato Agreement was assigned to Ligand on March 24, 2025, however, the Company agreed to assume all contractual liabilities under the Sato Agreement and certain agreements related to the Sato Agreement, and Ligand is obligated to pass through all future payments received from Sato to LNHC. In addition, pursuant to the license agreement between the Company and Ligand, the Company agrees to supply clinical and commercial quantities of the API to Sato on a cost-plus basis.

International Opportunities

The Company, through its exclusive license of ZELSUVMI from Ligand, has the ability to further seek approval for and commercialize ZELSUVMI through the rest of the world, except for Japan. The Company estimates molluscum contagiosum incidence and prevalence rates in the European Union and Asia to be comparable to the United States. The Company has engaged in several international discussions with distributors seeking supply or license agreements for ZELSUVMI in multiple ex-U.S. territories. Many countries are able to leverage a U.S. FDA approved product in terms of successfully navigating the local regulatory registration process or where U.S. FDA products are available for prescription by the local medical community. The Company is in the initial stages of exploring ex-U.S. distribution opportunities and indicative distribution offers from distributors seeking FDA approved products for their territories.

Reedy Creek

On April 29, 2019, the Company entered into a royalty and milestone payments purchase agreement (the “Reedy Creek Purchase Agreement”) with Reedy Creek Investments LLC (“Reedy Creek”), pursuant to which Reedy Creek provided funding to the Company in an amount of $25.0 million for the Company to pursue the development, regulatory approval and commercialization activities (including out-license agreements and other third-party arrangements) for SB206, a topical gel with anti-viral properties being developed as a treatment for molluscum contagiosum, and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris, and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis.

If the Company successfully commercializes any such product, including ZELSUVMI, following regulatory approval, the Company will be obligated to pay Reedy Creek a low single digit royalty on net sales of such products in the United States, Mexico or Canada.

Manufacturing and Supply Chain

Background

The Company currently leases its primary operating facility, including 19,265 square feet of laboratory, cGMP manufacturing, warehouse, storage and office space in Durham, North Carolina. The lease, dated January 18, 2021, as amended, has an initial term expiring in 2032, with an option to extend the term of the lease for a period of 5 years. The Company constructed this bespoke purpose-built facility to serve as the primary berdazimer sodium active pharmaceutical ingredient manufacturing site.

Berdazimer sodium is the API that is the critical component of the NITRICIL platform technology. The Company believes different concentrations of berdazimer sodium and different formulations of the finished drug product may be used to develop additional product candidates for other diseases or conditions. For example, ZELSUVMI (berdazimer) topical gel, 10.3%, which has been approved by the FDA, is one product and indication that has met the regulatory requirements for commercialization. The Company believes the NITIRCIL technology platform could generate other potential product candidates that could be further developed, and, pursuant to the MSA with Ligand, the Company may produce API for such other uses.

The supply chain includes the procurement of raw materials, the conversion of raw materials into API, and the conversion of API to finished product. The Company’s process, as described in more detail below, is effectively as follows:

•	Procurement of underlying raw materials, such as nitric oxide gas;
•	Conversion of raw materials into API, including allocated overhead, fixed and variable costs;

•	Shipment of API to a third-party contract manufacturing organization (“CMO”);

•	Conversion of API into finished product, ZELSUVMI, at the third party CMO; and
•	Shipment of finished product from CMO to a third-party logistics provider for distribution.

The Company uses various qualified vendors to source raw materials. The conversion of the API and manufacture occurs at its primary operating facility in North Carolina. The API is then shipped to a third-party fill/finish CMO who converts the API into finished products, including ancillary/supportive manufacturing, filling and packaging. The finished product is then shipped back to the U.S. domiciled third-party logistics provider for distribution.

The ZELSUVMI manufacturing process is effectively comprised of four key components: raw materials, supply chain, drug substance (API), and drug product (finished product).

Raw Materials

The Company currently relies on third-party suppliers to provide the raw materials that are used by it and its third-party manufacturers in the manufacture of ZELSUVMI. There are a limited number of suppliers for raw materials, including nitric oxide, that are used to manufacture the product candidates and commercial products.

Supply Chain

The Company also relies on third-party logistics vendors to transport raw materials, API, and drug products through our supply chain. Certain materials, including the API, have designated hazard classifications that limit available transportation modes or quantities. Third-party logistics vendors may choose to delay or defer transportation of materials from time to time, which could adversely impact the timing or cost of our manufacturing supply chain activities or other associated development activities.

Drug Substance (Active Pharmaceutical Ingredient)

Due to the complexity of the proprietary manufacturing technology related to the NITRICIL platform, including intellectual property, know-how, trade secrets, production techniques, and the related physical manufacturing requirements and characteristics, the Company previously determined that constructing its custom manufacturing facility was the most effective way to mitigate risk associated with API production. To date, the facility and production process has been fully validated and qualified. Currently, the facility has an operational and integrated QMS (Quality Management System) and ERP governing the operations of the facility.

The Company has manufactured numerous API batches in its facility since becoming operative, including site registration batches, project validation batches, and commercial batches. In preparing for the commercial launch of ZELSUVMI, the Company has stockpiled numerous batches of commercial API. The operational API manufacturing strategy incorporates redundancy planning, including maintaining a certain API MOH (months-on-hand) quantity to mitigate potential risk, both “upside” and “downside”, related to potential future commercial demand of ZELSUVMI. Manufacturing ZELSUVMI API at its own, U.S.-based facility provides the Company with critical control over the longest lead time and the most complex component of ZELSUVMI’s supply chain.

The Company currently has sufficient API manufacturing capacity within its facility, as it is configured, to comfortably meet its current sales forecasts to supply API for ZELSUVMI. In its current configuration, the Company has excess capacity to increase utilization for additional API demand. Furthermore, the Company also has the ability to add additional manufacturing shifts and team members to manufacture even greater quantities of API, if needed, for current and potential future partners or customers of the NITRICIL technology. Effectively, the Company believes the current API theoretical manufacturing capacity could be roughly doubled, if needed due to one or more of the following: a higher than expected sales demand for ZELSUVMI, demand from current partnerships such as Sato and Ligand, and potential future partnerships for ZELSUVMI and/or the NITRICIL platform. The Company does not expect to need to invest in material or significant capital expenditures and other fixed costs to bring more manufacturing capacity on-line in the foreseeable future. The Company does expect to incur certain levels of capital expenditures for on-going operations, maintenance and improvements.

Drug Product (ZELSUVMI)

The Company has a long-standing strategic alliance with Orion Corporation (“Orion”), a Finnish full-scale pharmaceutical company with broad experience in cGMP drug manufacturing. Orion manufactures the Company’s commercial supply of its ZELSUVMI finished product. The drug product manufacturing and fill/finish process at Orion has been fully validated and qualified including site registration batches, project validation batches, and commercial batches. Through its contractual relationship with Orion, the Company has manufactured initial commercial launch quantities of ZELSUVMI. In addition, the Company has entered into a multi-year supply agreement and provides monthly estimates and forecasts for on-going production runs of finished products. The Company’s supply forecast is informed by the expected sales forecast, with adjustments such as MOH, safety stock, shelf life, and product dating.

ZELSUVMI Commercial Strategy

Commercial Background

ZELSUVMI is the first FDA-approved at-home prescription medication indicated for the treatment of molluscum contagiosum in patients one year of age and older that can administered by patients, parents and caregivers. As a prescription, ZELSUVMI will generally be covered under patients’ pharmacy benefit, differentiating it from procedural reimbursement for cantharidin and cryotherapy. Pediatricians, pediatric dermatologists, dermatologists and infectious disease specialists will be the target prescribers.

Pediatricians diagnose the majority of molluscum contagiosum infections, and the Company believes many patients have not been treated due, in part, to a lack of FDA approved prescription treatment options that can be administered outside of medical settings. The Company believes that pediatricians will be key to expanding the market, increasing peak sales, and sales and marketing efficiency. The Company will seek to position ZELSUVMI as the preferred first line therapy among pediatricians. The Company believes ZELSUVMI will enhance and complement current non-prescription treatment options and referral patterns. Based on the Company’s interactions with healthcare professionals (“HCPs”) to date, the Company believes HCPs would welcome this positioning of ZELSUVMI.

The Company believes that ZELSUVMI fills a medical need in the market as the first safe and efficacious prescription medication for molluscum contagiosum that can be administered outside of medical settings. Based on 2023 data from Veeva Compass, on an annual basis, greater than 390,000 unique patients are affected by molluscum contagiosum and greater than 100,000 unique HCPs are treating the disease in the United States. However, we believe this number underestimates the true number of cases due to a lack of treatment options.

Sales and Distribution Strategy

The Company plans to market ZELSUVMI primarily to physicians with personal promotion and direct sales efforts with a dedicated sales force supported by a product management team and critical support staff. The sales and marketing effort will focus on increasing awareness, trial, adoption and usage of ZELSUVMI to targeted pediatricians, pediatric dermatologists and dermatologists. The Company plans to distribute ZELSUVMI via standard retail pharmacy chains, mail order and Amazon pharmacy utilizing a third-party logistics provider. Based on the Company’s conversations with HCPs, the Company believes these distribution channels are the most preferred by patients and HCPs. Critical to the launch of ZELSUVMI will be co-pay assistance and managing co-pay and patient out-of-pocket costs as well as prescription “pull-through” strategies and tactics to ensure patient access and utilization of ZELSUVMI. The Company’s launch plans incorporate these strategies and has been on-boarding the appropriate personnel to execute the launch of ZELSUVMI.

Marketing Strategy

The Company plans to focus sales and marketing efforts and investment on expanding product awareness and trial of ZELSUVMI initially by means of personal promotion by sales representatives to pediatric, pediatric dermatologist and dermatologist HCPs who have repeatedly included diagnosis codes for molluscum contagiosum infection as part of their claims for reimbursement by health insurers for outpatient visits. The Company also intends to expand its marketing strategies to include more non-personal promotion strategies and tactics focused on patients and eventually to consumer segments. HCP marketing initiatives focus on driving adoption through targeted initiatives like peer-to-peer education, data-driven digital advertising, and customized sales representative programs tailored to practice needs such as understanding insurance coverage and product acquisition. Consumer marketing initiatives focus on expanding both diagnosed and treated patient populations through strategic social media advertising, sharing impactful patient testimonials, and leveraging trusted influence partnerships.

Market Access Strategy

The Company’s cross functional, payer and reimbursement account team will prioritize ensuring that the process of accessing ZELSUVMI will be seamless, affordable, and easy with everything our patient customers will need, from step-by-step instructions to co-pay cards for eligible patients, to maximize the probability of having a positive outcome from using the Company’s product on their child or family member regardless of whatever distributor they prefer to access ZELSUVMI. The Company’s team will focus on certain channels, including commercial, Medicaid and Managed Medicaid and the use of co-pay cards and coupons for eligible patients for commercially insured patients to ease access regardless of the channel utilized.

Competition

The pharmaceutical industry is subject to rapidly advancing technologies, intense competition, and a strong emphasis on proprietary products. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, compounding facilities, academic institutions, governmental agencies, and public and private research institutions.

ZELSUVMI is the first and only FDA-approved prescription pharmaceutical therapy for the treatment of molluscum contagiosum that can be administered by patients or caregivers outside of a medical setting. The Company believes the key competitive factors affecting the success of ZELSUVMI are likely to be its efficacy, safety, convenience, pricing, and stability. With respect to ZELSUVMI for the treatment of molluscum contagiosum, the Company will be primarily competing with therapies such as other topical products, curettage, cryotherapy, laser surgery, natural oils, off-label drugs, natural remedies, and cantharidin.

Intellectual Property

Under the Exclusive License and Sublicense Agreement with Ligand, dated March 24, 2025, the Company acquired exclusive rights to a robust IP portfolio that provides material coverage for ZELSUVMI, which includes patents and patent applications covering the ZELSUVMI product and its use for treating molluscum contagiosum; trademarks; and know-how and trade secrets covering various aspects of the nitric oxide NITRICIL Technology Platform in addition to manufacturing, research, development, formulation, analytical chemistry and analytical science know-how.

There are 14 issued U.S. patents covering ZELSUVMI which are listed in the Orange Book and which are expected to expire during the time period beginning in 2026 and ending in 2035. Upon the initial approval of ZELSUVMI, we applied for 1,280 days of patent term extension (“PTE”) for the U.S. patent covering ZELSUVMI compositions. Assuming grant of the PTE application, the term of this patent may be extended from February 27, 2034, to August 30, 2037.

Other Patent Data

Patent Term

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries, in which they are obtained. Generally, utility patents issued from applications in the United States are granted for a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent’s term can be adjusted to recapture a portion of the USPTO’s delay in examining and issuing the patent, and extended to recapture a portion of the patent term effectively lost as a result of the FDA regulatory review period of the drug covered by the patent. However, as to the FDA component, the restoration period cannot be longer than five years, the total patent term including the restoration period must not exceed 14 years following FDA approval of the drug, and the extension may only apply to one patent that covers the approved drug (and to only those patent claims covering the approved drug or a method for using it). There can be no assurance that any such patent term adjustment or extension will be obtained. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent. See the section titled “Risk Factors-Risks Related to the Company’s Intellectual Property” for a more comprehensive description of risks related to our intellectual property.

Confidentiality

The Company relies upon trade secrets, know-how, and continuing technological innovation to develop and maintain the Company’s competitive position. The Company protects its proprietary information, in part, using confidentiality agreements with commercial partners, collaborators, employees, and consultants and invention assignment agreements with our employees. The Company also has confidentiality agreements and/or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect the Company’s proprietary information and, in the case of the invention assignment agreements, to grant the Company ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and the Company’s may not have adequate remedies for any such breach. In addition, trade secrets may otherwise become known or be independently discovered by competitors. To the extent that commercial partners, collaborators, employees, and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Trademarks

Further, we have and will continue to pursue trademark protection for our company name and brand. As of March 24, 2025, we in-license pending trademark applications from Ligand, including the ZELSUVMI and NITRICIL marks both of which are allowed by the United States Patent and Trademark Office (“USPTO”). Additionally, we own 4 pending trademark applications covering the Company and Pelthos names, all of which are allowed by the USPTO.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. A new drug must be approved by the FDA through the new drug application (“NDA”) process before it may be legally marketed in the United States.

U.S. drug development process

In the United States, the FDA regulates drugs under the federal Food, Drug, and Cosmetic Act (the “FDCA”) and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of certain preclinical laboratory tests, animal studies and formulation studies in accordance with good laboratory practice (“GLP”) regulations and other applicable regulations;
•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;
•	approval by an IRB, or ethics committee at each clinical site before each trial may be initiated;
•	performance of adequate and well-controlled human clinical trials in accordance with good clinical practices (“GCPs”) to evaluate the safety and efficacy of the product candidate for its intended use;
•	submission to the FDA of an NDA after completion of all pivotal trials;
•	satisfactory completion of an FDA advisory committee review, if applicable;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	satisfactory completion of potential inspection of selected clinical investigation sites to assess compliance with GCPs; and
•	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Once a product candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND. An IND is a request for allowance from the FDA to administer an investigational drug product to humans. An IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the trial includes an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns about on-going or proposed clinical trials or non-compliance with specific FDA requirements, and the trials may not begin or continue until the FDA notifies the sponsor that the hold has been lifted.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs, which include, among other things, the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and a separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, including clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1: The product candidate is initially introduced into healthy human subjects, or in some cases, patients with the target disease or condition, and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness.
•	Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance and appropriate dosage.

•	Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Concurrently with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMPs. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. review and approval process

The results of product development, including results from preclinical and other non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, the Pediatric Research Equity Act (“PREA”) requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, NDAs and certain supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is deemed safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Once an NDA has been submitted, the FDA conducts a preliminary review of the application within the first 60 days after submission, before accepting it for filing, to determine whether it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once filed, the FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after it the application is submitted.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCPs.

After the FDA evaluates an NDA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL usually describes the specific deficiencies in the NDA identified by the FDA and may require additional clinical data, including additional clinical trials, or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a CRL is issued, the sponsor must resubmit the NDA or, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct clinical trials designed to further assess a drug’s safety and/or effectiveness following NDA approval, and may require additional testing and surveillance programs to monitor the safety of approved products which have been commercialized. The FDA may also place other conditions on approval, including the requirement for a risk evaluation and mitigation strategy (“REMS”), to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS, which could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA will not approve the NDA without an approved REMS, if required. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.

Post-approval requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further FDA review and approval.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws and regulations. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of requirements for post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	fines, warning letters, or untitled letters;
•	clinical holds on ongoing or planned clinical studies;
•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of products;
•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;
•	mandated modification of promotional materials and labeling and the issuance of corrective information;
•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or
•	injunctions or the imposition of civil or criminal penalties.

In addition, the FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Marketing exclusivity

Market exclusivity provisions under the FDCA can delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or an NDA submitted under Section 505(b)(2) (“505(b)(2) NDA”) submitted by another sponsor for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovative drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder.

The FDCA alternatively provides three years of non-patent exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct, or obtain a right of reference to, all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric exclusivity is another type of marketing exclusivity available in the United States. Pediatric exclusivity provides for an additional six months of exclusivity attached to another period of existing non-patent regulatory exclusivity or an available patent term if a sponsor conducts clinical trials in children in response to a “written request” from the FDA. The issuance of a written request does not require the sponsor to undertake the described clinical trials, and the FDA’s grant of pediatric exclusivity does not require the FDA to approve labeling containing information on pediatric use based on the studies conducted.

Federal and State Fraud and Abuse and Transparency Laws and Regulations

In addition to FDA restrictions on marketing of pharmaceutical products, federal and state healthcare laws and regulations restrict business practices in the biopharmaceutical industry. These laws may impact, among other things, our current and future business operations, including our clinical research activities, and proposed sales, marketing and education programs and constrain the business or financial arrangements and relationships with healthcare providers and other parties through which we market, sell and distribute our products for which we obtain marketing approval. These laws include anti-kickback and false claims laws and regulations, and transparency laws and regulations, including, without limitation, those laws described below.

The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and other individuals and entities on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly and require strict compliance to offer protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The federal civil and criminal false claims laws, including the False Claims Act (“FCA”), prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. Further, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil FCA, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The Office of Inspector General of the Department of Health and Human Services emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud. To the extent our patient assistance programs are found to be inconsistent with applicable laws, we may be required to restructure or discontinue such programs, or be subject to other significant penalties.

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), teaching hospitals, and other health care professionals (such as physician assistants and nurse practitioners), as well as information regarding ownership and investment interests held by physicians and their immediate family members.

We may also be subject to state and foreign law equivalents of each of the above federal laws; state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or that otherwise restrict payments that may be made to healthcare providers; and state laws that require reporting of information related to drug pricing; state and local laws that require the registration of pharmaceutical sales representatives.

Violations of any of these laws or any other governmental regulations that may apply to us can result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participating in government funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of our operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Coverage and Reimbursement

The commercial success of ZELSUVMI and our drug candidates, if approved, and our ability to commercialize those products successfully will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicaid, private health insurers and other third-party payors provide adequate coverage and reimbursement. These third-party payors generally develop their own policies as to which drugs they will pay for and the reimbursement levels for the drugs. For example, governmental programs in the United States often require manufacturers to pay certain rebates or otherwise provide discounts to secure coverage of drug products. To control healthcare expenditures generally, in the United States, the EU and other potentially significant markets for ZELSUVMI and our drug candidates, if approved, government authorities and third party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies. The measures taken often have resulted in lower average selling prices. Further, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the EU places additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, as well as drug coverage and reimbursement policies and pricing in general.

Some of the additional requirements and restrictions on coverage and reimbursement levels imposed by third-party payors influence the purchase of healthcare services and products. For example, there may be limited coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drug products for a particular indication. There may also be formulary placements that result in lower reimbursement levels and higher cost-sharing borne by patients. Further, third-party payors are increasingly examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our products may not be considered medically necessary or cost-effective. Even if a third-party payor determines to provide coverage for a drug product, adequate reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development.

Healthcare legislative proposals to reform healthcare or reduce costs under government insurance programs may also result in lower reimbursement for our drugs and drug candidates or exclusion of our drugs and drug candidates from coverage altogether. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce our revenues from the sale of ZELSUVMI and any of our approved drug candidates. We cannot provide any assurances that we will be able to obtain and maintain third party coverage or adequate reimbursement for ZELSUVMI or any of our approved drug candidates in whole or in part.

Impact of Healthcare Reform on our Business

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug product candidates, restrict or regulate post-approval activities, and affect the profitable sale of drug product candidates.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, “ACA”) was passed, which substantially changed the way healthcare is financed by both the government and private insurers and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things: (i) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations; (ii) established an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs; (iii) expanded the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; (iv) increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively; (v) expanded the eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals, thereby potentially increasing manufacturers’ Medicaid rebate liability; (vi) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and (vii) established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the American Rescue Plan Act of 2021, which eliminated the statutory Medicaid drug rebate cap, previously set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, effective January 1, 2024. In addition, the Inflation Reduction Act of 2022 (“IRA”) which among other things, extended enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminated the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have an adverse effect on customers for ZELSUVMI and our product candidates, if approved, and, accordingly, our financial operations.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries, presidential executive orders and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. For example, the IRA, among other things, (1) directs the Department of Health and Human Services, or HHS, to negotiate the price of certain single-source drugs and biologics that have been on the market at least 7 years covered under Medicare, or the Medicare Drug Price Negotiation Program, and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. These provisions took effect progressively starting in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon price of the first ten drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional products covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program.

Further, on December 7, 2023, an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act was announced. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure, drug price reporting and other transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on January 5, 2024, the FDA approved Florida’s Section 804 Importation Program (SIP) proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this program will be implemented, including which drugs will be chosen, and whether it will be subject to legal challenges in the United States or Canada. Other states have also submitted SIP proposals that are pending review by the FDA. Any such approved importation plans, when implemented, may result in lower drug prices for products covered by those programs. Some states have also enacted legislation creating so-called prescription drug affordability boards, which ultimately may attempt to impose price limits on certain drugs in these states.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for ZELSUVMI or our approved product candidates or additional pricing pressures. We cannot predict with certainty what impact any federal or state health reforms will have on us, but such changes could impose new or more stringent regulatory requirements on our activities or result in reduced reimbursement for our products, any of which could adversely affect our business, results of operations and financial condition.

Human Capital

As of September 15, 2025, the Company had approximately 93 full-time employees, all located in the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. The Company has recently completed its initial process of hiring a sales, marketing and commercialization team for the launch of ZELSUVMI.

The Company’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants.

Insurance

We currently maintain product liability insurance coverage for our products and clinical trials, if applicable, in amounts consistent with industry standards. However, insurance coverage is becoming increasingly expensive, and we may not be able to obtain or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability.

Corporate Information

Pelthos Therapeutics Inc. is incorporated under the laws of the State of Nevada. The Company’s principal executive offices are located at:

Pelthos Therapeutics Inc.

4020 Stirrup Creek Drive, Suite 110

Durham, NC 27703

Phone: 1-919-908-2400

Email: contact@pelthos.com

 RISK FACTORS

Investing in our securities involves significant risk. Prior to investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this Form 8-K/A, and in the documents incorporated by reference herein, including the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and any other filings we make with the SEC under the Exchange Act that are incorporated by reference together with all of the other information contained or incorporated by reference herein or therein. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Financial Position and Capital Needs

The report of the independent registered public accounting firm on our 2024 and 2023 financial statements contains a going concern qualification.

The report of the independent registered public accounting firm covering our consolidated financial statements for the years ended December 31, 2024 and 2023 stated that certain factors, including that we have suffered recurring losses from operations and have an accumulated deficit at December 31, 2024, raised substantial doubt as to our ability to continue as a going concern. Because we are not yet producing sufficient revenue to sustain our operating costs, we are dependent upon raising capital to continue our business. If we are unable to raise capital, we may be unable to continue as a going concern.

We have incurred significant losses since our inception. We expect to incur losses until revenue from ZELSUVMI is sufficient to fund our operations, if ever, and may never achieve or maintain profitability. If we do not achieve or maintain profitability, we may need additional funding to continue our business operations.

Since the Merger, we have devoted substantially all of our financial resources and efforts to the development and commercialization of ZELSUVMI, our product for the topical treatment of molluscum contagiosum. ZELSUVMI was approved by the FDA for the treatment of molluscum contagiosum in adults and pediatric patients one year of age and older in January 2024.

Channel has had net losses since inception, and Channel has had an accumulated deficit of approximately $26.9 million and $17.9 million as of June 30, 2025 and June 30, 2024, respectively, which includes a net loss of approximately $3.4 million for the three months ended June 30, 2025, and approximately $1.8 million for the three months ended June 30, 2024, respectively, and includes a net loss of approximately $5.4 million for the six months ended June 30, 2025, and approximately $4.3 million the six months ended June 30, 2024, respectively.

LNHC has also had net losses since inception, and LNHC has had a total parent company net investment balance of approximately $(9.0) million and $10.6 million as of June 30, 2025 and June 30, 2024, respectively, which includes a net loss of approximately $17.0 million for the three months ended June 30, 2025, and approximately $5.7 million for the three months ended June 30, 2024, respectively, and includes a net loss of approximately $24.5 million for the six months ended June 30, 2025, and approximately $13.2 million the six months ended June 30, 2024, respectively.

Overall, these conditions have raised substantial doubt regarding our ability to continue as a going concern beyond one year of the filing of our consolidated financial statements. Our ability to continue as a going concern is dependent upon the ability to complete clinical studies and implement our business plan, raise capital, generate sufficient revenues and to control operating expenses.

We expect to continue to incur significant expenses and operating losses until revenue from ZELSUVMI is sufficient to fund our operations, if ever. Our net losses may fluctuate significantly from quarter to quarter and year to year. Our expenses may increase substantially, as we:

●	commercialize ZELSUVMI;
●	operate our manufacturing facility, at which we create the API for ZELSUVMI;
●	work with third-party contract manufacturers to produce the ZELSUVMI finished product;
●	maintain or expand a sales, commercial and distribution infrastructure and manufacturing and logistics capabilities to commercialize currently approved products as well as any future products that receive regulatory approval;
●	seek to in-license or acquire additional products or programs;
●	develop our regulatory compliance efforts to address requirements applicable to marketed products;
●	maintain, expand and protect our intellectual property portfolio;
●	hire and retain sales, marketing, manufacturing, commercial and scientific personnel;
●	incur additional legal, accounting and other expenses in operating as a public company; and
●	incur additional legal expenses associated with managing the regulatory environment or any litigations that may arise.

To become and remain profitable, we must succeed in commercializing ZELSUVMI and/or develop and potentially commercialize future product candidates that generate significant revenue. This will require us to be successful in a range of challenging activities, including commercialization of ZELSUVMI, completing preclinical testing and clinical trials of any of our potential future product candidates, acquiring and integrating product candidates, obtaining regulatory approval, and manufacturing, marketing and selling any future product candidates for which we may obtain regulatory approval, as well as discovering and developing additional product candidates. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability.

Our revenue will be dependent, in part, upon the size of the markets in the territories for which we have gained or may gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, if any indication approved by regulatory authorities is narrower than we expect, or any targeted treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products.

Because of the numerous risks and uncertainties associated with commercialization and product development, we may not achieve profitability in the time frame we currently expect, or at all. If we are required by regulatory authorities to perform additional post-approval studies, or if there are any delays in the adoption of ZELSUVMI or the development of any of our future product candidates, our expenses could increase, and we may never reach profitability.

Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could depress our value and could impair our ability to raise capital, diversify our offerings or continue our operations.

Our executive officers, directors and principal stockholder, Ligand, will have the ability to control or significantly influence all matters submitted to our stockholders for approval.

Since the Merger, our executive officers, directors and principal stockholder, Ligand, in the aggregate, beneficially own a substantial portion of our outstanding shares of capital stock, on a fully diluted basis, subject to certain assumptions. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined company’s stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets. This concentration of voting power could delay or prevent an acquisition of the combined company on terms that other stockholders may desire.

We have a limited operating history and history of commercializing products, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Since the Merger, our operations to date have been largely focused on developing and commercializing ZELSUVMI, which was approved by the FDA for the treatment of molluscum contagiosum in adult and pediatric patients one year of age and older in January 2024. We hold a worldwide license to commercialize ZELSUVMI, subject to an out license for Japan, and recently launched the product, but our commercialization efforts are in early stages. We have limited experience in demonstrating the ability to successfully complete clinical trials, obtain regulatory approval for a product, manufacture a product on a commercial scale, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercial launch and commercialization over time. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully commercializing products.

We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives.

Risks Related to the Commercialization of Our Product and any Future Product Candidates

We depend heavily on the commercial success of ZELSUVMI, which was approved by the FDA in January 2024, which we have only recently launched in the United States. There is no assurance that our commercialization efforts in the United States with respect to ZELSUVMI will be successful or that we will be able to generate profit at the levels or within the timing we expect.

Our business currently depends heavily on our ability to successfully commercialize ZELSUVMI in the United States. We may never be able to successfully commercialize ZELSUVMI or reach our expectations with respect to revenue or profit. There is no guarantee that the infrastructure, systems, processes, policies, personnel, relationships and materials we built in preparation for the launch and commercialization of ZELSUVMI in the United States will be sufficient for us to achieve success at the levels we expect. Additionally, healthcare providers may not accept a new treatment for the treatment of molluscum contagiosum. We may also encounter challenges related to reimbursement of ZELSUVMI, even if we have positive early indications from payors, including potential limitations in the scope, breadth, availability, or amount of reimbursement covering ZELSUVMI. Similarly, healthcare settings or patients may determine that the financial burdens of treatment are not acceptable. Our results may also be negatively impacted if we encounter deficiencies or inefficiencies in our infrastructure or processes. Any of these issues could impair our ability to successfully commercialize ZELSUVMI or to generate substantial profit or to meet our expectations with respect to the amount or timing of profit. Any issues or hurdles related to our commercialization efforts for ZELSUVMI may materially adversely affect our business, results of operations, financial condition and prospects. There is no guarantee that we will be successful in our commercialization efforts with respect to ZELSUVMI, or that we will generate significant profit from ZELSUVMI or any product candidate or become profitable.

ZELSUVMI and any of our product candidates that receive regulatory approval, may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

ZELSUVMI and any of our product candidates that receive regulatory approval may fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If ZELSUVMI or our potential product candidates, if approved, do not achieve an adequate level of acceptance, we may not generate sufficient revenue, and we may not become profitable. The degree of market acceptance of ZELSUVMI and our product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the efficacy, safety and potential advantages compared to alternative treatments;
●	our ability to offer our products for sale at competitive prices;
●	the convenience and ease of administration compared to alternative treatments;
●	the willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;
●	our ability to hire and retain a sales force in the United States;
●	the strength of marketing and distribution support;
●	the availability of third-party coverage and adequate reimbursement for ZELSUVMI and any product candidates that receive regulatory approval;
●	the prevalence and severity of any side effects; and
●	any restrictions on the use of our products together with other medications.

The failure of healthcare professionals or patients to perceive the benefits of using ZELSUVMI for the treatment of molluscum contagiosum instead of other alternative therapies, such as curettage, cantharidin application or cryotherapy, would adversely affect the commercial success of ZELSUVMI.

If we are unable to establish effective sales, marketing and distribution capabilities for ZELSUVMI or any product candidate that may receive regulatory approval, we may not be successful in commercializing ZELSUVMI or our other product candidates if and when they are approved.

We have only recently commercially launched ZELSUVMI and to achieve commercial success for it and any other product candidate for which we may obtain regulatory approval, we will need to establish an effective sales and marketing organization. We have built a focused sales and marketing organization to launch ZELSUVMI in the United States, but it may not be large enough to support the market acceptance and revenue growth of ZELSUVMI that we expect and may need to expand if we receive approval of other product candidates. There are inherent risks to establishing and maintaining a standalone commercial organization, which is also time-consuming and requires significant financial resources.

Factors that create risk and may inhibit our efforts to commercialize our products on our own include:

●	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;
●	the inability of sales personnel to obtain access to physicians or educate adequate numbers of physicians on the benefits of prescribing ZELSUVMI or any potential future products;
●	inability to obtain favorable insurance coverage of any approved product;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to maintain our own sales, marketing and distribution capabilities and are forced to enter into arrangements with, and rely on, third parties to perform these services, our revenue and our profitability, if any, is likely to be lower than if we had maintained such capabilities internally. In addition, in the event we proceed with engaging third parties for sales and marketing services, we may not be successful in entering into arrangements with third parties to sell, market and distribute our products or may be unable to do so on terms that are favorable to it. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish and maintain sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

ZELSUVMI or our product candidates may cause undesirable side effects or have other properties that could limit their commercial profile, expose us to product liability claims, delay or prevent regulatory approval of our product candidates or additional indications, or result in significant negative consequences following any additional marketing approval, any of which may adversely impact our business, financial condition, operating results and prospects.

As is the case with biopharmaceuticals generally, it is likely that there may be side effects and adverse events (“AEs”) associated with use of ZELSUVMI or our product candidates. Results of our preclinical testing and clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval of our product candidates by the FDA. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally, with respect to ZELSUVMI or any of our product candidates that receive marketing approval, if we or the FDA later identify undesirable side effects caused by ZELSUVMI or such product candidates or other products with the same or related active ingredients, a number of potentially significant negative consequences could result, including, among other things:

●	regulatory authorities may withdraw, suspend, or vary approvals of such product, including the FDA, withdrawing approval for the affected medicine;
●	regulatory authorities may require additional warnings on the label;
●	regulatory authorities may require a recall or we or our potential partners may voluntarily recall such product;
●	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients at significant cost or instate a Risk Evaluation and Mitigation Strategies (“REMS”) or Risk Management Plan (“RMP”);
●	regulatory authorities may require the addition of warnings, such as black box or other warnings, or contraindications in the product labeling that could diminish the usage of the product or otherwise limit the commercial success of the affected product;
●	our ability to promote our approved medicines may be limited and we could be required to change administration of, or modify, such product in some other way;
●	regulatory authorities may require us to modify, suspend or terminate our clinical trials, conduct additional clinical trials or engage in costly post-marketing testing and surveillance to monitor the safety or efficacy of such product;
●	undesirable side effects may limit physicians’ or patients’ willingness to initiate or continue therapy with such product;
●	sales may decrease significantly;
●	we could be sued and held liable for harm caused to patients; and
●	our corporate brand and reputation or the reputation of our approved medicines may suffer.

Such events could prevent us from achieving or maintaining market acceptance of ZELSUVMI or our product candidates, and could significantly harm our business, results of operations and prospects.

We face substantial competition, which may result in a smaller than expected commercial opportunity and/or other firms may discover, develop or commercialize products before or more successfully than we do.

The development and commercialization of new products is highly competitive. We face competition with respect to ZELSUVMI and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from many different sources, including major pharmaceutical and specialty pharmaceutical companies, compounding facilities, academic institutions and governmental agencies and public and private research institutions.

ZELSUVMI may compete with other procedure-based treatment regimens currently available for molluscum contagiosum such as curettage, cantharidin application or cryotherapy. In addition, other drugs have been and may continue to be used off label as treatment for molluscum contagiosum.

In addition, our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than ZELSUVMI or any other product that we may develop.

Many of the companies against which we are competing, or against which we may compete in the future, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our programs.

The commercial success of our products and product candidates will depend upon the degree of market acceptance by physicians, patients, third-party payers and others in the medical community.

The commercial success of our products, including ZELSUVMI and any other products for which we may obtain regulatory approval, will depend in part on the medical community, patients and third-party payers accepting our products and product candidates as effective and safe. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of our products will depend on a number of factors, including:

●	the safety and efficacy of the products, and advantages over alternative treatments;
●	the labeling of any approved product;
●	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;
●	the prevalence of the disease or condition for which the product is approved;
●	the emergence, and timing of market introduction, of competitive products;
●	the effectiveness of our and our collaboration partners’ marketing strategy;
●	obtaining and maintaining adequate pricing and reimbursement; and
●	sufficient third-party insurance coverage or governmental reimbursement, which may depend on our ability to provide compelling evidence that a product meaningfully improves health outcomes to support such insurance coverage or reimbursement.

Even if a product candidate displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be known until after it is launched. Any failure to achieve market acceptance of our products will harm our business, results and financial condition.

Furthermore, government agencies, as well as private organizations involved in healthcare, from time to time publish guidelines or recommendations to healthcare providers and patients. Such guidelines or recommendations can be very influential and may adversely affect product usage directly (for example, by recommending a decreased dosage of a product in conjunction with a concomitant therapy) or indirectly (for example, by recommending a competitive product over a product of ours). Consequently, we do not know if physicians or patients will adopt or use our products for their approved indications.

Our products may become subject to unfavorable third-party coverage or reimbursement policies, which would harm our business.

Market acceptance and sales of ZELSUVMI and any product candidates that we may develop will depend in large part on third-party payor coverage and reimbursement policies and may be affected by future healthcare reform measures in the U.S. as well as the EEA countries and other key international markets. The continuing efforts of governmental and other third-party payors to contain, reduce or shift the costs of healthcare through various means, including an increased emphasis on managed care and attempts to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, may result in downward pressure on pricing, reimbursement and utilization, which may adversely affect our product sales and results of operations. Moreover, because private health insurers and other third-party payors in the U.S. often follow the coverage and reimbursement policies of government payors, including the Medicare and Medicaid programs, cost-containment measures under these programs play a particularly significant role in the reimbursement landscape. The government programs relevant to our products include, without limitation, the following:

●	the Medicaid Drug Rebate Program, under which manufacturers must report pricing information and pay rebates in order for their drug products to be covered under state Medicaid programs;
●	the Public Health Service’s 340B Drug Pricing Program, under which manufacturers must offer discounts to certain health care organizations that care for underserved populations; and
●	the Tricare Retail Pharmacy Program, under which manufacturers must agree to honor certain discounted prices, specifically Federal Ceiling Prices under the Veterans Health Care Act, as a condition for placement in the Department of Defense uniform formulary.

In addition, in the U.S., third-party payors often develop cost containment measures using policies that specifically target specialty products and high-cost drugs. For example, formulary placements may be less favorable for brand and higher-costing drugs, resulting in, among other things, greater out-of-pocket costs to patients. ZELSUVMI may be subject to such measures and may be impacted by similar future policies addressing such cost-containment measures.

Further, payors also are increasingly considering new metrics as the basis for reimbursement rates, such as average sales price, or ASP, average manufacturer price, or AMP, or actual acquisition cost, or AAC. Although the intent of the changes to reimbursement methodologies generally is to limit payment increases, it is difficult to project the impact of these and other alternative reimbursement methodologies on the willingness of payors to reimburse ZELSUVMI and any product candidates that we may develop. We cannot provide any assurances that ZELSUVMI and any future products, if approved, will be covered and reimbursed in the U.S. and if we do receive coverage and reimbursement, that we will continue over time to receive such coverage and reimbursement. If coverage and reimbursement are not available or available only to limited levels, we may not be able to generate sufficient revenue to meet our operating costs or to achieve our revenue, cash flow breakeven or profitability goals in the timeframe that it expects, or at all.

The market for ZELSUVMI and our future product candidates may not be as large as we expect.

Molluscum contagiosum is a skin disease that is currently undertreated. Even with approval of ZELSUVMI in adult and pediatric patients one year and older, individuals may continue to decline treatment for molluscum contagiosum as, if left untreated, the diseases will eventually be resolved by the body’s immune system.

In addition, our estimates of the potential market opportunity for ZELSUVMI include several key assumptions based on our industry knowledge, industry publications, third-party research reports, ICD-10 claims data, and surveys of dermatologists commissioned by us. These assumptions include the current treatment rates and/or prevalence of molluscum contagiosum and other skin diseases as well as the estimated coverage levels for ZELSUVMI. However, there can be no assurance that any of these assumptions are, or will remain, accurate. Furthermore, even if our estimates relating to claims data and/or the prevalence of molluscum contagiosum and other skin diseases as well as the estimated coverage levels for ZELSUVMI or any future product candidate we may develop, as applicable, are accurate, the degree of market acceptance by the medical community and those infected by such skin diseases following regulatory approval could impact our assumptions and reduce the market size for ZELSUVMI and any other product that may be approved. Furthermore, the market research study we commissioned surveying payor organizations has no bearing on the payors, and any assumptions or interpretations based on the results of this study, may ultimately be inaccurate. If the actual markets for ZELSUVMI or any future product candidates are smaller than we expect, our revenues, if any, may be limited and it may be more difficult for us to achieve or maintain profitability.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA strictly regulates marketing, labeling, advertising and promotion of prescription drugs. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the internet and off-label promotion. Any regulatory approval that the FDA grants, including the approval of ZELSUVMI, is limited to those specific diseases and indications for which a product is deemed to be safe and effective by FDA. While physicians in the United States may choose, and are generally permitted, to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical trials and approved by the regulatory authorities, our ability to promote ZELSUVMI or any future products will be narrowly limited to those indications that are specifically approved by the FDA. ZELSUVMI has been approved by the FDA for the treatment of molluscum contagiosum in adults and pediatric patients one year of age and older, and we are not permitted to promote ZELSUVMI for other uses.

If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of ZELSUVMI or any future product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Product liability lawsuits could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the commercial sales of ZELSUVMI, as well as the testing of our potential future product candidates in human clinical trials. If we cannot successfully defend ourselves against claims that ZELSUVMI or such product candidates caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for ZELSUVMI and any product candidates that we may develop;
●	injury to our reputation and significant negative media attention;
●	loss of revenue;
●	withdrawal of clinical trial participants;
●	significant costs to defend the related litigation;
●	substantial monetary awards paid to trial participants or patients;
●	reduced resources of management to pursue our business strategy; and
●	the inability to commercialize any products that we may develop.

We currently hold product liability insurance that covers damages up to a $15 million annual limit. We may need to secure additional product liability insurance coverage if and when sales of ZELSUVMI grow and may need to further increase our insurance coverage if we initiate clinical trials or expand commercialization activities for our other product candidates that obtain regulatory approval. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Our Operations and Manufacturing

Delays or disruptions in our supply chain and manufacturing of our products, including ZELSUVMI, and potential product candidates could adversely affect our sales and marketing efforts and our development and commercialization timelines and could result in increased costs or in our breaching our obligations to others.

Our ability to make, move, and sell our products is critical to our success. Damage or disruption to our supply chain, including third-party manufacturing, assembly or transportation and distribution capabilities, due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics (such as the COVID-19 pandemic), strikes, tariffs, government action, inflation, war or other reasons beyond our control or the control of our suppliers and business partners, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly where our product is sourced from a single supplier or location, could adversely affect our business or financial results. Any interruption or failure by our suppliers, distributors and other partners to meet their obligations on schedule or in accordance with our expectations, misappropriation of our proprietary information, including trade secrets and know-how, or any termination by these third parties of their arrangements with us, which, in each case, could be the result of one or many factors outside of our control, could delay or prevent the manufacture or commercialization of our products, disrupt our operations or cause reputational harm to us. In addition, except for the terms and conditions specified in our contractual arrangements with our contract manufacturers, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our API or drug products or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for, market and sell our products and potential product candidates.

We are required to identify the supplier(s) of all the raw materials for our products, including ZELSUVMI, in our applications with the FDA. To the extent practicable, our attempts were to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in some of our drug applications, only one supplier of products and raw materials has been identified, even in instances where multiple sources exist. To the extent any difficulties experienced by our suppliers cannot be resolved within a reasonable time and at reasonable cost, or if raw materials for a particular product become unavailable from an approved supplier and we are required to qualify a new supplier with the FDA, our profit margins and market share for the affected product could decrease and our development and sales and marketing efforts could be delayed or negatively impacted.

We have limited experience in producing commercial scale products that utilize the NITRICIL technology, which was assigned to Ligand in March 2024, including the API, berdazimer sodium, used in the ZELSUVMI product. Any delay or disruptions in the on-going qualification of manufacturing facilities and process or in the manufacture of our (i) API, including berdazimer sodium, or (ii) potential future clinical trial materials or commercial supplies of any other potentially approved product candidates utilizing the NITRICIL technology, could adversely affect our development and commercialization timelines and results or result in increased costs or in our breaching our obligations to others.

We internally manufacture the berdazimer sodium API that is utilized in our ZELSUVMI commercial product. Any delays or disruptions in our manufacturing processes and analytical methods for API testing and commercial manufacturing under cGMP guidelines and regulations, or our inability to execute such activities, could impact the commercialization efforts for ZELSUVMI and/or any future product candidate, as well as increase costs. Further, if we do not appropriately coordinate with, project manage or provide adequate internal expertise, resources and documentation with our third-party drug product manufacturer, we may not be successful, or may be delayed, in the commercialization of ZELSUVMI. We have a limited number of personnel who have experience in drug substance manufacturing and possess the expertise necessary to manufacture berdazimer sodium.

Orion, with whom we have formed a relationship to manufacture the commercial drug product for ZELSUVMI, including final fill/finish and packaging, must be successful in our execution of our commercial production strategy. For instance, we may not be successful in realizing the intended operating goals from this arrangements based on a number of factors, including, among other things, (i) delays or failures, including delays in our ability to transition applicable technology and processes to our vendors or partners, (ii) reduced quality, (iii) delayed receipt of goods or services, (iv) increased and unexpected costs on the part of the third-party vendors or strategic partners, and (v) certain incremental and discrete costs to effect this strategy. If we are unsuccessful in partnering with third-party manufacturers, we could experience delays in the development and commercialization timelines of our product candidates, as well as increased costs.

We will also have no direct control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any comparable foreign regulatory authority does not approve these facilities for the manufacture of our products, or if such authorities withdraw any such approval in the future, we may be required to find alternative manufacturing facilities, which would significantly impact our ability to obtain approval of and commercialize any product candidates, if approved. our failure, or the failure of any of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our financial position.

Our or a third party’s failure to execute on our manufacturing requirements on commercially reasonable terms and in compliance with cGMP or other regulatory requirements could adversely affect our business in a number of ways, including:

●	an inability to meet commercial demands;
●	an inability to initiate or complete clinical trials in a timely manner;
●	delays in submitting regulatory applications, or receiving regulatory approvals;
●	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities; and
●	requirements to cease development or to recall product batches.

In addition, we may be unable to establish additional long-term supply agreements with third-party manufacturers or to do so on acceptable terms, which increases the risk of failing to timely obtain sufficient quantities of our products or any future product candidates or such quantities at an acceptable cost, which would have a material adverse impact on our financial position. There are risks associated with scaling up manufacturing to commercial volumes including, among others, cost overruns, technical or other problems with process scale-up, process reproducibility, stability issues, lot consistency and timely availability of raw materials. There is no assurance that our manufacturers will be successful in establishing a larger-scale commercial manufacturing process for ZELSUVMI that achieves our objectives for manufacturing capacity and cost of goods, in a timely manner, or at all.

Unexpected results in the analysis of raw materials, the API or drug product or problems with the execution of or quality systems supporting the analytical testing work, whether conducted internally or by third-party service providers, could adversely affect our development and commercialization timelines and result in increased costs of potential development programs initiated by us.

Third parties engaged directly by us or by our API and drug product CMOs, test all of the raw materials and finished API and drug products. It is a regulatory requirement that raw materials are tested and there are a limited number of suppliers for testing these raw materials. There may be a need to assess alternate suppliers to prevent a possible disruption of the supply of these raw materials for the manufacture of API or drug product. Additionally, the analytical equipment used by these third parties must be maintained and operational. Except for the terms established within our or our CMOs’ contracts with the third parties responsible for testing raw materials and finished API and drug products, we have limited ability to control the process or timing of their testing work. Additionally, if the results do not meet specifications, then obtaining additional raw materials may jeopardize our or our CMOs’ ability to manufacture API and/or drug product, the start or overall conduct of preclinical studies and clinical trials, the timing of regulatory submissions, or the commercialization of our products and any future product candidates, if approved. We and our CMOs currently engage third parties to perform analytical tests to ensure the API and drug product meets quality specifications. The analytical equipment used by us or our CMOs to perform these tests must be maintained, qualified, calibrated and operational. If there are testing execution delays, equipment problems or if the results of the analytical testing do not meet our quality specifications, then manufacturing additional API or drug product may increase costs and may jeopardize our or our CMOs’ ability to manufacture API and/or drug product, which may cause delays in the start or overall conduct of preclinical studies and clinical trials, the submission of regulatory filings, or the commercialization of our products and any future product candidates.

Our business involves the use of hazardous materials and we and our third-party suppliers and manufacturers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our manufacturing activities and the manufacturing activities of our third-party suppliers and manufacturers, involve the controlled storage, use and disposal of hazardous materials. Further, our manufactured drug substances and drug products may be considered hazardous materials under applicable laws and regulations. Our manufacturing activities, whether conducted by us or our third-party suppliers and manufacturers, like all manufacturing processes that utilize hazardous materials, including those under high pressures, must be properly controlled to avoid unintended reactions or other accidents that could cause injury or damage to personnel, equipment or property. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, transportation, handling and disposal of these hazardous materials, and our failure to manage the use, manufacture, storage, transportation, handling or disposal of hazardous materials could subject us to significant costs or future liabilities. In some cases, these hazardous materials and various wastes resulting from their use are transported and stored at our suppliers’ or manufacturers’ facilities pending use and disposal. We and our suppliers and manufacturers cannot completely eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, injury to our service providers and others and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the manufacturing controls and safety procedures utilized by us and our third-party suppliers and manufacturers for handling, transporting and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk (i) that the laws and regulations will not restrict our or our third-party suppliers’ or manufacturers’ ability to use, manufacture, store, transport, handle or dispose of such materials or (ii) of accidental contamination or injury from these hazardous materials and processes. If these risks were to materialize, we could experience an interruption of our business operations, and we may be held liable for any resulting damages, and such liability could exceed our financial resources.

We may be adversely affected by the effects of inflation or trade tariffs.

We have been impacted, and may continue to be impacted, by inflation and/or trade tariffs which have the potential to adversely affect our liquidity, business, financial condition and results of operations by increasing our overall cost structure. The existence of inflation and the recent uncertainty in the levying of certain trade tariffs by the U.S. government, has resulted in, and may continue to result in, higher interest rates and capital costs, supply shortages, increased costs of labor, components, manufacturing and shipping, as well as weakening exchange rates and other similar effects. As a result of inflation and tariffs, we have experienced and may continue to experience cost increases. Although we may take measures to mitigate the effects of inflation and tariffs, if these measures are not effective and if the inflationary and tariff pressure is sustained or increased, our business, financial condition, results of operations and liquidity could be negatively affected. Even if such measures are effective, there could be a difference between the timing of when these beneficial actions impact our results of operations and when the cost of inflation and/or tariffs are incurred.

Risks Related to Our Dependence on Third Parties

We will rely on third parties to conduct any preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize any of our future product candidates.

We currently do not have the ability to conduct in-house preclinical studies that comply with the regulatory requirements known as GLP, requirements. We also do not currently have the ability to conduct any clinical trials in-house. The FDA and regulatory authorities in other jurisdictions require us to comply with regulations and standards, commonly referred to as GCPs for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We will be required to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials on any future product candidates properly and on time. While we will have agreements governing our activities, we will control only certain aspects of our activities and will have limited influence over their actual performance. The third parties with whom we may contract for execution of our GLP preclinical studies and our GCP clinical trials play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties will not be our employees and, except for restrictions imposed by our contracts with such third parties, we will have limited ability to control the amount or timing of resources that they devote to our programs. Although we plan to rely on these third parties to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials, we will remain responsible for ensuring that each of these studies and clinical trials is conducted in accordance with our investigational plan and protocol and applicable laws and regulations, and our reliance on the third parties will not relieve us of our regulatory responsibilities. In addition, if any of our third parties terminate their involvement with us for any reason, we may not be able to enter into similar arrangements with alternative third parties within a short period of time or do so on commercially reasonable terms.

Many of the third parties with whom we may contract may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities that could harm our competitive position. If the third parties conducting our preclinical studies or clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical trial protocols, GLPs or GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be difficult, costly or impossible, and our preclinical studies or clinical trials may need to be extended, delayed, terminated or repeated. As a result, we may not be able to obtain regulatory approval in a timely fashion, or at all, for the applicable future product candidate, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection by the FDA of any NDA we submit. Any such delay or rejection could prevent it from commercializing our future product candidates.

Our employees, independent contractors, principal investigators, CMOs, CROs, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could expose us to liability and hurt our reputation.

We are exposed to the risk that our employees, independent contractors, principal investigators, CMOs, CROs, consultants, commercial partners and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA laws and regulations, including those laws that require the reporting of true, complete and accurate information to the FDA, (ii) manufacturing standards, (iii) federal, state and foreign data privacy, security, fraud and abuse and other healthcare laws, or (iv) laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creating fraudulent data in our preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending itself or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, reputational harm, diminished profits and future earnings, and curtailment of our operations.

Risks Related to Intellectual Property

We rely on in-licenses from third parties. If we lose these rights, our business will be materially and adversely affected, our ability to develop improvements to our technology platform may be negatively and substantially impacted, and if disputes arise, we may be subjected to future litigation, as well as the potential loss of or limitations on our ability to incorporate the technology covered by these license agreements.

On March 24, 2025, LNHC assigned its IP portfolio related to the Novan acquisition, including the NITRICIL technology, to Ligand and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide, except for Japan. This license agreement imposes various diligence, milestone payment, royalty, insurance, and other obligations on us, while also granting us the rights to certain patents related to our products. We are substantially dependent on the in-licenses of ZELSUVMI and other intellectual property to conduct our business.

In spite of our efforts to comply with our obligations under our in-license agreements, our licensors might conclude that we have materially breached our obligations under our license agreements and might therefore, including in connection with any aforementioned disputes, terminate the relevant license agreement, thereby removing or limiting our ability to develop and commercialize technology covered by these license agreements. If any such in-license is terminated, or if the licensed patents fail to provide the intended exclusivity, competitors or other third parties might have the freedom to market or develop technologies similar to ours.

In some circumstances, we may not have the right to control the preparation, filing, prosecution, maintenance and defense of patent applications or patents covering technology that we license from third parties. In such circumstances, our licensors generally have rights to file, prosecute, and maintain the licensed patents in their name, generally with our right to comment on such filing, prosecution, and maintenance, with some obligation for the licensor to consider or incorporate our comments. If our licensors having rights to file, prosecute and maintain our patent rights fail to conduct these activities for patents or patent applications covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using or selling competing products. Additionally, there could also be delays at the USPTO caused by staffing cuts and other U.S. government actions as a result of the Department of Government Efficiency or other executive actions to reduce the size of the U.S. government, which may adversely affect us or our licensors. We cannot be certain that such activities by our licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights.

In addition, absent the rights granted to us under our license agreements, we may infringe the intellectual property rights that are the subject of those agreements, we may be subject to litigation by the licensor, and if such litigation by the licensor is successful we may be required to pay damages to our licensor, or we may be required to cease our development and commercialization activities that are deemed infringing, and in such event we may ultimately need to modify its activities or technologies to design around such infringement, which may be time- and resource-consuming, and which ultimately may not be successful. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may ultimately need to modify our activities or technologies to design around such infringement, which may be time- and resource-consuming, and which ultimately may not be successful. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, our rights to certain components of our technology platform may be licensed to us on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage.

Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, certain of our agreements with third parties may provide that intellectual property arising under these agreements, such as data that could be valuable to our business, will be owned by the third party, in which case, we may not have adequate rights to use such data or have exclusivity with respect to the use of such data, which could result in third parties, including our competitors, being able to use such data to compete with us.

Third party intellectual property may prevent us from developing our potential products; our intellectual property may not prevent competition; and any intellectual property issues may be expensive and time consuming to resolve.

The manufacture, use or sale of our potential products may infringe the patent rights of others. If others obtain patents with conflicting claims, we may be required to obtain licenses to those patents or to develop or obtain alternative technology. We may not be able to obtain any such licenses on acceptable terms, or at all. Any failure to obtain such licenses could delay or prevent us from pursuing the development or commercialization of our potential products, platform and technology.

Generally, our success will depend on our and our licensors’ ability to obtain and maintain patents and other intellectual property rights for our potential products and technologies. our patent position is uncertain and involves complex legal and technical questions for which legal principles are unresolved. Even if we do obtain patents, such patents may not adequately protect the technology we own or have licensed.

The patents that cover our branded products are listed in the Orange Book. If a third party submits a NDA or ANDA for a generic drug product that relies in whole or in part on studies contained in the NDA for one of our branded products, the third party will have the option to certify to the FDA that, in the opinion of that third party, the patents listed in the Orange Book for our branded product are invalid, unenforceable, or will not be infringed by the manufacture, use or sale of the third party’s generic drug product. A third-party certification that a new product will not infringe Orange Book-listed patents, or that such patents are invalid, is called a paragraph IV patent certification. If the third party submits a paragraph IV patent certification to the FDA, a notice of the paragraph IV patent certification must be sent to the NDA owner and the owner of the patents that are subject to the paragraph IV patent certification notice once the third-party’s NDA or ANDA is accepted for filing by the FDA. A lawsuit may then be initiated to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of the receipt of notice of a paragraph IV patent certification automatically prevents the FDA from approving the generic NDA or ANDA until the earlier of the expiration of a 30-month period, the expiration of the patents, the entry of a settlement order stating that the patents are invalid or not infringed, a decision in the infringement case that is favorable to the NDA or ANDA applicant, or such shorter or longer period as the court may order. If a patent infringement lawsuit is not initiated within the required 45-day period, the third-party’s NDA or ANDA will not be subject to the 30-month stay. Third parties may challenge the patents covering our branded products. We may from time to time become party to litigation or other proceedings as a result of paragraph IV patent certifications.

In addition, we cannot assure you that all of the potentially relevant prior art information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention-relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application (whether owned by us or in-licensed from Ligand or another third party), and we may be subject to a third-party pre-issuance submission of prior art to the USPTO. Even if our patent applications (whether owned by us or in-licensed from Ligand or another third party) do successfully issue and even if such patents cover our products or potential products, third parties may initiate litigation or opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices, or similar proceedings challenging the validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated and may allow third parties to commercialize our products and compete directly with us, without payment to us, or limit the duration of the patent protection of our technology and products.

In addition, similar to what other companies in our industry have experienced, we expect our competitors and others may have patents or may in the future obtain patents and claim that making, having made, using, selling, offering to sell or importing our technologies infringes these patents. Defense of infringement and other claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources, or may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize, and sell products or services and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs and expenses if we are found to have willfully infringed. In the event of a successful claim of infringement against us, we may be required to pay damages and ongoing royalties and obtain one or more licenses from third parties or be prohibited from selling certain products or services. As discussed above, we may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all, or these licenses may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we could encounter delays in product or service introductions while we attempt to develop alternative products or services to avoid infringing third-party patents or proprietary rights. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing products or services, and the prohibition of sale of any of our technologies could materially affect our business and our ability to gain market acceptance for our technology.

Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert our management’s attention from our core business, and may result in unfavorable results that could adversely impact our ability to prevent third parties from competing with our products or technologies. Any adverse outcome of such litigation or other proceedings could result in one or more of our patents (whether owned by us or in-licensed from Ligand or another third party) being held invalid or unenforceable, which could adversely affect our ability to successfully execute our business strategy and negatively impact our financial condition and results of operations. However, given the unpredictability inherent in litigation, we cannot predict or guarantee the outcome of these matters or any other litigation. Regardless of how these matters are ultimately resolved, these matters may be costly, time-consuming and distracting to our management, which could have a material adverse effect on our business. It may be necessary for us or our licensors to pursue litigation or adversarial proceedings before the patent office in order to enforce their patent and proprietary rights or to determine the scope, coverage and validity of the proprietary rights of others. The outcome of any such litigation might not be favorable, and even if we or our licensors were to prevail, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

In addition, periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the U.S. and various foreign patent offices at various points over the lifetime of our and our licensors’ patents and/or applications. We will rely on Ligand to pay these fees with respect to the patents covering ZELSUVMI and cannot ensure Ligand will pay these fees in a timely manner. Additionally, the U.S. and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We will rely on Ligand to comply with these requirements. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock.

Any conflicts with the patent rights of others could significantly reduce the coverage of our patents (whether owned by us or in-licensed from Ligand or another third party) or limit our ability to obtain meaningful patent protection. In addition, any determination that our patent rights are invalid may result in early termination of our agreements with our license partners and could adversely affect our ability to enter into new license agreements. We also rely on unpatented trade secrets and know-how to protect and maintain our competitive position. We require our employees, consultants, licensees, and others to sign confidentiality agreements when they begin their relationship with us. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our competitors may independently discover our trade secrets.

We may also need to initiate litigation, which could be time-consuming and expensive, to enforce our proprietary rights or to determine the scope and validity of others’ rights. If this occurs, a court may find our patents or those of our licensors invalid or may find that we have infringed on a competitor’s rights. In addition, if any of our competitors have filed patent applications in the United States prior to March 2013 which claim technology we also have invented, the USPTO may require us or our licensors to participate in expensive interference proceedings to determine who has the right to a patent for the technology.

In addition, our agreements with some of our suppliers or other entities with whom we do business require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be important to our business relationships. If we are required or agrees to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, financial condition, results of operations, and prospects. The occurrence of any of the foregoing problems could be time-consuming and expensive and could adversely affect our financial position, liquidity and results of operations.

If we are unable to obtain and maintain sufficient intellectual property protection for our products and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technologies similar to ours, and our ability to successfully sell our products and services may be impaired.

Our success depends in part on our and our licensor’s ability to obtain and maintain adequate protection of the intellectual property we may own solely and jointly with others or otherwise have rights to, particularly patents, in the United States and in other countries with respect to our platform, our software and our technologies, without infringing the intellectual property rights of others.

We strive to protect and enhance the proprietary technologies that we believe are important to our business, including seeking patents intended to cover our platform and related technologies and uses thereof, as we deem appropriate. However, obtaining and enforcing patents in our industry is costly, time-consuming and complex, and we may fail to apply for patents on important products and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions. There can be no assurance that the claims of our patents or any patent application that issues as a patent (whether owned by us or in-licensed from Ligand or another third party) will exclude others from making, using, importing, offering for sale, or selling products or services that are substantially similar to ours. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. In countries where we have not sought and do not seek patent protection, third parties may be able to manufacture and sell our technology without our permission, and we may not be able to stop them from doing so. We may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

It is possible that none of our pending patent applications (whether owned by us or in-licensed from Ligand or another third party) will result in issued patents in a timely fashion or at all, and even if patents are granted, they may not provide a basis for intellectual property protection of commercially viable products or services, may not provide us with any competitive advantages, or may be challenged and invalidated by third parties or deemed unenforceable by a court. It is possible that others will design around our current or future patented technologies. As a result, our owned and licensed patents and patent applications comprising our patent portfolio may not provide us with sufficient rights to exclude others from commercializing technology and products similar to any of our products, platform and technology.

In addition, we may identify third party intellectual property and technology we may need to acquire or license in order to engage in our business, including to develop or commercialize new technologies. However, such licenses may not be available to us on acceptable terms or at all. Furthermore, geopolitical actions in the United States and in foreign countries could increase the uncertainties and costs surrounding the prosecution or maintenance of our patent applications or those of any current or future license partners and the maintenance, enforcement or defense of our issued patents or those of any current or future license partners. For example, the United States and foreign government actions related to Russia’s conflict in Ukraine may limit or prevent filing, prosecution, and maintenance of patent applications in Russia. Government actions may also prevent maintenance of issued patents in Russia. These actions could result in abandonment or lapse of our or our license partners’ patents or patent applications, resulting in partial or complete loss of patent rights in Russia. If such an event were to occur, it could have a material adverse effect on our business. In addition, a decree was adopted by the Russian government in March 2022, allowing Russian companies and individuals to exploit inventions owned by patentees from the United States without consent or compensation. Consequently, we or our license partners would not be able to prevent third parties from practicing our or our inventions in Russia or from selling or importing products made using our inventions in and into Russia. Accordingly, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Issued patents directed to the NITRICIL platform and technology could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

The issuance of a patent is not conclusive as to our inventorship, scope, validity or enforceability. Some of our patents or patent applications (whether owned by us or in-licensed from Ligand or another third party) may be challenged at a future point in time in opposition, derivation, reexamination, inter partes review, post-grant review or interference. Any successful third-party challenge to our patents in this or any other proceeding could result in the unenforceability or invalidity of such patents or amendment to our patents in such a way that any resulting protection may lead to increased competition to our business, which could harm our business. In addition, in patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on certain aspects of our platform technologies. In addition, if the breadth or strength of protection provided by our patents and patent applications (whether owned by us or in-licensed from Ligand or another third party) is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products, platform and technology.

We may not be aware of all third-party intellectual property rights potentially relating to our products, platform and technology. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. We or our licensors might not have been the first to make the inventions included in each of our pending patent applications and we or our licensors might not have been the first to file patent applications for these inventions. There is also no assurance that all of the potentially relevant prior art relating to our patents and patent applications or licensed patents and patent applications have been found, which could be used by a third party to challenge their validity or prevent a patent from issuing from a pending patent application.

To determine the priority of these inventions, we may have to participate in interference proceedings (with respect to patent applications filed prior to March 2013), derivation proceedings or other post-grant proceedings declared by the USPTO that could result in substantial cost to us. The outcome of such proceedings is uncertain. No assurance can be given that other patent applications will not have priority over our patent applications (whether owned by us or in-licensed from Ligand or another third party). In addition, changes to the patent laws of the United States allow for various post-grant opposition proceedings that have not been extensively tested, and their outcome is therefore uncertain. Furthermore, if third parties bring these proceedings against our patents (whether owned by us or in-licensed from Ligand or another third party), we could experience significant costs and management distraction.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing Ligand’s ability to protect our products, platform and technology on which we rely.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, and may diminish our ability to protect our inventions, obtain, maintain, enforce and protect our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our future owned and licensed patents. Depending on future actions by the United States Congress, the United States courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our or our license partners’ ability to obtain new patents and patents that we or our license partners might obtain in the future. For example, on June 1, 2023, the European Union Patent Package (“EU Patent Package”) regulations were implemented with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (“UPC”) for litigation involving European patents. As a result, all European patents, including those issued prior to ratification of the EU Patent Package, now by default automatically fall under the jurisdiction of the UPC. It is uncertain how the UPC will impact granted European patents in the biotechnology and pharmaceutical industries. Our or our license partners’ European patent applications, if issued, could be challenged in the UPC. During the first seven years of the UPC’s existence, the UPC legislation allows a patent owner to opt our European patents out of the jurisdiction of the UPC. We or our license partners may decide to opt out future European patents from the UPC, but doing so may preclude we or our license partners from realizing the benefits of the UPC. Moreover, if we or our license partners do not meet all of the formalities and requirements for opt-out under the UPC, our or our license partners’ future European patents could remain under the jurisdiction of the UPC. The UPC will provide our and our license partners’ competitors with a new forum to centrally revoke our European patents and allow for the possibility of a competitor to obtain pan-European injunction. Such a loss of patent protection could have a material adverse impact on our or our license partners’ business and ability to commercialize our technology and product candidates and, resultantly, on our business, financial condition, prospects and results of operations.

In addition, the U.S. federal government retains certain rights in inventions produced with our financial assistance under the Patent and Trademark Law Amendments Act (Bayh-Dole Act). For example, certain patents and patent applications licensed from the University of North Carolina at Chapel Hill (through Ligand) were made with financial assistance from the federal government. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for our own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. If we choose to collaborate with academic institutions for our research or development, we cannot be sure that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act. If, in the future, we co-own or license in technology which is critical to our business that is developed in whole or in part with federal funds subject to the Bayh-Dole Act, our ability to enforce or otherwise exploit patents covering such technology may be adversely affected.

We may be subject to claims challenging the inventorship of the patents and other intellectual property on which we rely.

We or our licensors may be subject to claims that former employees or other third parties have an interest in our or our in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. Litigation may be necessary to defend against these and other claims challenging inventorship of our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our systems, including our software, workflows, consumables and reagents. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees, and certain partners may defer engaging with us until the particular dispute is resolved. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our information and our trade secrets, the value of our technology could be materially and adversely affected and our business could be harmed.

We rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other proprietary information, including parts of our technology platform, and to maintain our competitive position. However, trade secrets and know-how can be difficult to protect. In addition to pursuing patents on our technology, we take steps to protect our intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with our employees, consultants, academic institutions, corporate partners and, when needed, our advisers. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure, which could adversely impact our ability to establish or maintain a competitive advantage in the market. If we are required to assert our rights against such party, it could result in significant cost and distraction.

Monitoring unauthorized disclosure and detection of unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, and the outcome would be unpredictable. In addition, some courts both within and outside the United States may be less willing, or unwilling, to protect trade secrets. Further, we may need to share our trade secrets and confidential know-how with current or future partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.

We also seek to preserve the integrity and confidentiality of our confidential proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. If any of our confidential proprietary information were to be lawfully obtained or independently developed by a competitor or other third party, absent patent protection, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. If any of our trade secrets were to be disclosed to or independently discovered by a competitor or other third party, it could harm our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed.

We rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors and have registered or applied to register many of these trademarks. We cannot guarantee that our trademark applications will be approved. Third parties may also oppose our trademark applications or otherwise challenge our use of the trademarks. our registered and unregistered trademarks, trade names, and brand names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks, trade names, and brand names which we rely upon to build name recognition among potential partners and customers in our markets of interest. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Further, there can be no assurance that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks.

Risks Related to Legal and Regulatory Compliance Matters

Current and future healthcare reform legislation or regulation may increase the difficulty and cost for us to commercialize ZELSUVMI and may adversely affect the prices we may obtain and may have a negative impact on our business and results of operations.

In the United States and some foreign jurisdictions there have been, and continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, restrict or regulate post-approval activities with respect to ZELSUVMI and affect our ability to profitably sell our products. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States and elsewhere, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative and regulatory initiatives. We expect that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we may receive for ZELSUVMI or any product candidates approved for sale. New and changing laws and regulations may also create uncertainty about how such laws and regulations will be interpreted and applied. If we are found to have violated laws and regulations, it could materially adversely affect our business, results of operations and financial condition.

The ACA was signed into law in 2010. The ACA substantially changed the way healthcare is financed by both governmental and private insurers and significantly affects the U.S. pharmaceutical industry. Among the provisions of the ACA of importance to our business, including, without limitation, our ability to commercialize and the prices we may obtain for any product candidates that are approved for sale, are the following:

●	an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, although this fee does not apply to sales of certain products approved exclusively for orphan indications;
●	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;
●	expansion of manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs, revising the “average manufacturer price” definition, and extending rebate liability from fee-for-service Medicaid utilization to include the utilization of Medicaid managed care organizations as well;
●	expansion of the list of entity types eligible for participation in the Public Health Service 340B drug pricing program, or the 340B program, to include certain free-standing cancer hospitals, critical access hospitals, rural referral centers, and sole community hospitals, but exempting “orphan drugs” from the 340B ceiling price requirements for these covered entities;
●	a Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and
●	establishment of the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, including prescription drug spending.

Since its enactment, certain provisions of the ACA have been subject to judicial, executive, and legislative challenges and may be subject to additional challenges in the future. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, on March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory Medicaid drug rebate cap, beginning January 1, 2024. Previously, the Medicaid rebate was capped at 100% of a drug’s average manufacturer price.

The cost of prescription pharmaceuticals in the United States has also been the subject of considerable discussion in the United States. There have been several Congressional inquiries, as well as legislative and regulatory initiatives and executive orders designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.

Most significantly, in August 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare, with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); redesigns the Medicare Part D benefit (which began in 2024); and replaces the Part D coverage gap discount program with a new manufacturer discount program (which began in 2025). CMS has published the negotiated prices for the initial ten drugs, which will first be effective in 2026, and the list of the subsequent 15 drugs that will be subject to negotiation. The IRA permits the Secretary of the Department of Health and Human Services (“HHS”) to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented, although the Medicare drug price negotiation program is currently subject to legal challenges. The impact of the IRA on us and the pharmaceutical industry cannot yet be fully determined but is likely to be significant.

Congress and the Trump administration are considering significant reductions in the funding of the Medicaid program. If such reductions are adopted and decrease the number of persons enrolled in Medicaid or reduce the services covered by Medicaid, our sales of ZELSUVMI could be adversely affected.

Moreover, the federal government and the individual states in the United States have become increasingly active in developing proposals, passing legislation and implementing regulations designed to control drug pricing, including price or patient reimbursement constraints, discounts, formulary flexibility, marketing cost disclosure, drug price reporting, and other transparency measures. Some states have enacted legislation creating so-called prescription drug affordability boards, which ultimately may attempt to impose price limits on certain drugs in these states. These types of initiatives may result in additional reductions in Medicare, Medicaid, and other healthcare funding, and may otherwise affect the prices we may obtain for ZELSUVMI or the frequency with which ZELSUVMI is prescribed or used.

We expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage and payment criteria and in additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicaid or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our drugs. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures. We cannot predict with certainty what impact any federal or state health reforms will have on us, but such changes could impose new or more stringent regulatory requirements on our activities or result in reduced reimbursement for our products, any of which could adversely affect our business, results of operations and financial condition.

The pricing of prescription pharmaceuticals is also subject to governmental control outside the United States. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost effectiveness of ZELSUVMI to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our ability to generate revenues and become profitable could be impaired.

If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs in which we participate, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Medicaid is a joint federal and state program administered by the states for low income and disabled beneficiaries. We intend to participate in and will have certain price reporting obligations under the Medicaid Drug Rebate Program (“MDRP”) as a condition of having covered outpatient drugs payable under Medicaid. The MDRP requires us to pay a rebate to state Medicaid programs every quarter for each unit of our covered outpatient drugs dispensed to Medicaid beneficiaries and paid for by a state Medicaid program. The rebate is based on pricing data that we must report on a monthly and quarterly basis to CMS, the federal agency that administers the MDRP and other governmental healthcare programs. These data include the average manufacturer price (“AMP”) for each drug and, in the case of innovator products, the best price, which in general represents the lowest price available from the manufacturer to certain entities in the United States in any pricing structure, calculated to include all sales and associated rebates, discounts and other price concessions. The Medicaid rebate consists of two components, the basic rebate and the additional rebate, which is triggered if the AMP for a drug increases faster than inflation. If we become aware that our MDRP government price reporting submission for a prior quarter was incorrect or has changed as a result of recalculation of the pricing data, we must resubmit the corrected data for up to three years after those data originally were due. If we fail to provide information timely or are found to have knowingly submitted false information to the government, we may be subject to civil monetary penalties and other sanctions, including termination from the MDRP. In the event that CMS terminates our rebate agreement pursuant to which we participate in the MDRP, no federal payments would be available under Medicaid for our covered outpatient drugs. Our failure to comply with our MDRP price reporting and rebate payment obligations could negatively impact our financial results.

Federal law requires that any company that participates in the MDRP also participate in the Public Health Service’s 340B drug pricing program in order for federal funds to be available for the manufacturer’s drugs under Medicaid. We intend to participate in the 340B program, which is administered by the Health Resources and Services Administration (“HRSA”) and requires us to charge statutorily defined covered entities no more than the 340B “ceiling price” for our covered outpatient drugs. These 340B covered entities include a variety of community health clinics and other entities that receive health services grants from the Public Health Service, as well as hospitals that serve a disproportionate share of low-income patients. The ACA expanded the list of covered entities to include certain free-standing cancer hospitals, critical access hospitals, rural referral centers and sole community hospitals, but exempts “orphan drugs” from the ceiling price requirements for these covered entities. The 340B ceiling price is calculated using a statutory formula based on the AMP and rebate amount for the covered outpatient drug as calculated under the MDRP, and in general, products subject to Medicaid price reporting and rebate liability are also subject to the 340B ceiling price calculation and discount requirement. We will be required to report 340B ceiling prices to HRSA on a quarterly basis, and HRSA publishes those prices to 340B covered entities. In addition, HRSA has finalized regulations regarding the calculation of the 340B ceiling price and the imposition of civil monetary penalties on manufacturers that knowingly and intentionally overcharge covered entities for 340B-eligible drugs. HRSA has also finalized a revised regulation implementing an administrative dispute resolution process through which 340B covered entities may pursue claims against participating manufacturers for overcharges, and through which manufacturers may pursue claims against 340B covered entities for engaging in unlawful diversion or duplicate discounting of 340B drugs. Our failure to comply with 340B program requirements could negatively impact our financial results. Any additional future changes to the definition of average manufacturer price and the Medicaid rebate amount under legislation or regulation could affect our 340B ceiling price calculations and also negatively impact our financial results.

In order for ZELSUVMI or any product candidates, if approved, to be paid for with federal funds under the Medicaid and Medicare Part B programs and purchased by certain federal agencies and grantees, we also participate in the U.S. Department of Veterans Affairs (“VA”) Federal Supply Schedule (“FSS”) pricing program. As part of this program, we are required to make our products available for procurement on an FSS contract under which we must comply with standard government terms and conditions and charge a price that is no higher than the statutory Federal Ceiling Price (“FCP”) to four federal agencies (VA, U.S. Department of Defense (“DOD”), Public Health Service, and U.S. Coast Guard). The FCP is based on the Non-Federal Average Manufacturer Price, or Non-FAMP, which we must calculate and report to the VA on a quarterly and annual basis. Pursuant to applicable law, knowing provision of false information in connection with a Non-FAMP filing can subject a manufacturer to significant civil monetary penalties for each item of false information. The FSS pricing and contracting obligations also contain extensive disclosure and certification requirements.

We also intend to participate in the Tricare Retail Pharmacy program, under which we will be required to pay quarterly rebates on utilization of innovator products that are dispensed through the Tricare Retail Pharmacy network to Tricare beneficiaries. The rebates are calculated as the difference between the annual Non-FAMP and FCP. We are required to list our innovator products on a Tricare Agreement in order for them to be eligible for DOD formulary inclusion. If we overcharge the government in connection with our FSS contract or Tricare Agreement, whether due to a misstated FCP or otherwise, we are required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges could result in allegations against us under the False Claims Act (“FCA”) and other laws and regulations. Unexpected refunds to the government, and responding to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Individual states continue to consider and have enacted legislation to limit the growth of healthcare costs, including the cost of prescription drugs and combination products. A number of states have either implemented or are considering implementation of drug price transparency legislation. Requirements of pharmaceutical manufacturers under such laws include advance notice of planned price increases, reporting price increase amounts and factors considered in taking such increases, wholesale acquisition cost information disclosure to prescribers, purchasers, and state agencies, and new product notice and reporting. Such legislation could limit the price or payment for certain drugs, and a number of states are authorized to impose civil monetary penalties or pursue other enforcement mechanisms against manufacturers who fail to comply with drug price transparency requirements, including the untimely, inaccurate, or incomplete reporting of drug pricing information.

Pricing and rebate calculations vary among products and programs. The calculations are complex and are often subject to interpretation by us, governmental or regulatory agencies, and the courts. CMS, the Department of Health & Human Services Office of Inspector General, and other governmental agencies have pursued manufacturers that were alleged to have failed to report these data to the government in a timely or accurate manner. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid. We cannot assure you that any submissions we are required to make under the MDRP, the 340B program, the VA/FSS program, the Tricare Retail Pharmacy Program, and other governmental drug pricing programs will not be found to be incomplete or incorrect.

We are subject to federal, state and foreign healthcare laws and regulations, including fraud and abuse laws. If we are unable to comply or have not fully complied with such laws and regulations, we could face criminal sanctions, damages, substantial civil penalties, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and others will play a primary role in the recommendation and prescription of ZELSUVMI, and other product candidates, if approved. Our arrangements and interactions with healthcare professionals, third-party payors, patients and others will expose us to broadly applicable fraud and abuse, antikickback, false claims and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell, and distribute ZELSUVMI and other product candidates, if we obtain regulatory approval. The U.S. federal healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

●	the federal healthcare Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, or receiving remuneration, (anything of value), directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order or arranging for or recommending the purchase, lease or order of any good or service for which payment may be made, in whole or in part, by federal healthcare programs such as Medicare and Medicaid. This statute has been interpreted to apply to arrangements between pharmaceutical companies on one hand and prescribers, purchasers, formulary managers, and patients on the other. Liability under the Anti-Kickback Statute may be established without proving actual knowledge of the statute or specific intent to violate it;
●	the federal civil FCA, which prohibits individuals or entities from, among other things, knowingly presenting, or causing to be presented a false or fraudulent claim for payment of government funds, or knowingly making, using or causing to made or used a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Actions under the FCA may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Such private individuals may share in amounts paid by the entity to the government in recovery or settlement. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil FCA;
●	the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary, if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;
●	the federal HIPAA imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, including private third-party payors, or for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal healthcare Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

●	the federal Physician Payments Sunshine Act, implemented as the Open Payments Program, requires certain manufacturers of drugs, devices, biologics and medical supplies to report payments and other transfers of value to physicians for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Manufacturers must submit reports on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year;
●	analogous state laws and regulations, such as state anti-kickback and false claims laws, which may apply to items or services reimbursed under Medicaid and other state programs or, in several states, regardless of the payer, including private insurers. Some state laws require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products and to report gifts and payments to individual health care providers in those states. Some of these states also prohibit certain marketing- related activities including the provision of gifts, meals, or other items to certain health care providers. Some states restrict the ability of manufacturers to offer co-pay support to patients for certain prescription drugs. Some states require the posting of information relating to clinical studies and their outcomes. Other states and cities require identification or licensing of sales representatives. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes of conduct; and
●	analogous foreign laws and regulations, including restrictions imposed on the promotion and marketing of medicinal products in the EU member states and other countries, restrictions on interactions with healthcare professionals and requirements for public disclosure of payments made to physicians. Laws (including those governing promotion, marketing and anti-kickback provisions), industry regulations and professional codes of conduct often are strictly enforced. Even in those countries where we may decide not to directly promote or market our products, inappropriate activity by our international distribution partners could have implications for us.

Ensuring that our business arrangements and interactions with healthcare professionals, third-party payors, patients and others comply with applicable healthcare laws and regulations will require substantial resources. Various state, federal and foreign regulatory and enforcement agencies continue actively to investigate violations of healthcare laws and regulations, and the United States Congress continues to strengthen the arsenal of enforcement tools.

It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to costly investigations, significant civil, criminal and administrative monetary penalties, imprisonment, damages, fines, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could substantially disrupt our operations or financial results. Any action against us for violation of these laws or regulations, even if we successfully defend against us, could cause us to incur significant legal expenses and generate negative publicity, which could harm our financial condition and divert our management’s attention from the operation of our business.

Changes in and actual or perceived failures to comply with applicable data privacy, security and protection laws, regulations, standards and contractual obligations may adversely affect our business, operations and financial performance.

We and our partners are or may become subject to federal, state, and foreign laws, requirements and regulations that govern data privacy and security. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact of future laws, regulations, standards, or perception of their requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer, use, and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability, or impose additional costs on us. The cost of compliance with these laws, regulations, and standards is high and likely to increase in the future.

In the United States, numerous federal and state laws and regulations govern the collection, use, disclosure, and protection of personal information, including state data breach notification laws, federal and state health information privacy laws, and federal and state consumer protection laws. Each of these laws is subject to varying interpretations by courts and government agencies, creating complex compliance issues. If we fail to comply with applicable laws and regulations, we could be subject to penalties or sanctions, including criminal penalties if we knowingly obtain or disclose individually identifiable health information from a covered entity in a manner that is not authorized or permitted by HIPAA or applicable state laws. HIPAA imposes, among other things, certain standards relating to the privacy, security, transmission, and breach reporting of individually identifiable health information. We may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA.

Certain states have also adopted comparable privacy and security laws and regulations, which govern the privacy, processing and protection of health-related and other personal information. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. For example, the California Consumer Privacy Act of as amended by the California Privacy Rights Act (collectively, the “CCPA”) requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and (iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf. Additional compliance investment and potential business process changes may be required. Similar laws have passed in other states and are continuing to be proposed at the state and federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging. In the event that we are subject to or affected by HIPAA, the CCPA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

We also may become subject to rapidly evolving data protection laws, rules and regulations in foreign jurisdictions. For example, the European Union General Data Protection Regulation (“GDPR”) went into effect in May 2018 and imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”) or in the context of our activities within the EEA. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. In addition to fines, a breach of the GDPR may result in regulatory investigations, reputational damage, orders to cease/change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/or civil claims (including class actions). Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EEA and the United States remains uncertain. Case law from the Court of Justice of the European Union (“CJEU”) states that reliance on the standard contractual clauses - a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism - alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. On July 10, 2023, the European Commission adopted our Adequacy Decision in relation to the new EU-US Data Privacy Framework (“DPF”), rendering the DPF effective as a GDPR transfer mechanism to U.S. entities self-certified under the DPF. We expect the existing legal complexity and uncertainty regarding international personal data transfers to continue. In particular, we expect the DPF Adequacy Decision to be challenged and international transfers to the United States and to other jurisdictions more generally to continue to be subject to enhanced scrutiny by regulators. As a result, we may have to make certain operational changes, and we will have to implement revised standard contractual clauses and other relevant documentation for existing data transfers within required time frames. Further, the U.S. Department of Justice recently issued a final rule that went into effect in April 2025, known as the “Data Security Program,” (the “DSP Rule”), which regulates data transactions that could grant access to US sensitive personal data to certain foreign actors with connections to “countries of concern,” such as China, which the DSP refers to as “covered persons.” As supervisory authorities issue further guidance on personal data export mechanisms, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Since the beginning of 2021, after the end of the transition period following the United Kingdom’s departure from the European Union, we are also subject to the United Kingdom General Data Protection Regulation and Data Protection Act 2018 (collectively, the “UK GDPR”), which imposes separate but similar obligations to those under the GDPR and comparable penalties, including fines of up to £17.5 million or 4% of a noncompliant company’s global annual revenue for the preceding financial year, whichever is greater. On October 12, 2023, the UK Extension to the DPF came into effect (as approved by the UK Government), as a data transfer mechanism to U.S. entities self-certified under the DPF. As we continue to expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business. Failure or perceived failure to comply with the GDPR, the UK GDPR, and other countries’ privacy or data security-related laws, rules, or regulations could result in significant regulatory penalties and fines, affect our compliance with contracts entered into with our partners, collaborators and other third-party payors, and could have an adverse effect on our reputation, business, and financial condition.

Furthermore, the Federal Trade Commission (“FTC”) also has authority to initiate enforcement actions against entities that make deceptive statements about privacy and data sharing in privacy policies, fail to limit third-party use of personal health information, fail to implement policies to protect personal health information or engage in other unfair practices that harm customers or that may violate Section 5 of the Federal Trade Commission Act. Failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information we hold, the size and complexity of our business, and the cost of available tools to improve security and reduce vulnerabilities. Additionally, federal and state consumer protection laws are increasingly being applied by FTC and states’ attorneys general to regulate the collection, use, storage, and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.

Compliance with applicable data privacy and security laws, rules and regulations could require us to take on more onerous obligations in our contracts, require us to engage in costly compliance exercises, restrict our ability to collect, use and disclose data, or in some cases, impact our or our partners’ ability to operate in certain jurisdictions. Each of these constantly evolving laws can be subject to varying interpretations and may conflict with one another or other legal obligations with which we must comply. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties comply with any such laws, rules, or regulations, or adequately address privacy and security concerns, even if unfounded, could result in government investigations and/or enforcement actions, fines, civil or criminal penalties, private litigation or adverse publicity that could adversely affect our business, financial condition and results of operations.

If plaintiffs bring product liability lawsuits against us or our partners, we or our partners may incur substantial liabilities and may be required to limit commercialization of our approved products and product candidates.

As is common in our industry, we and our partners face an inherent risk of product liability as a result of the clinical testing of our product candidates in clinical trials and face an even greater risk for commercialized products. Although we are not currently a party to product liability litigation, if we are sued, we may be held liable if any product or product candidate we develop causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of merit or eventual outcome, liability claims may result in decreased demand for any product candidates, partnered products or products that we may develop, injury to our reputation, discontinuation of clinical trials, costs to defend litigation, substantial monetary awards to clinical trial participants or patients, loss of revenue and product recall or withdrawal from the market and the inability to commercialize any products that we develop. We have product liability insurance that covers up to a $15 million annual limit. Our insurance coverage may not be sufficient to cover all of our product liability-related expenses or losses and may not cover us for any expenses or losses we may suffer. If we are sued for any injury caused by our product candidates, partnered products or any future products, our liability could exceed our total assets.

We face risks related to handling of hazardous materials and other regulations governing environmental safety.

Our operations are subject to complex and stringent environmental, health, safety and other governmental laws and regulations that both public officials and private individuals may seek to enforce. Our activities that are subject to these regulations include, among other things, our use of hazardous materials and the generation, transportation and storage of waste. Although we have secured clearance from the EPA historically, and while we are currently operating in material compliance with applicable EPA rules and regulations, our business could be adversely affected if the EPA discovers that we or an acquired business is not in material compliance with these rules and regulations.

In the future, we may pursue the use of other surfactant substances that will require clearance from the EPA, and we may fail to obtain such clearance. Existing laws and regulations may also be revised or reinterpreted, or new laws and regulations may become applicable to us, whether retroactively or prospectively, that may have a negative effect on our business and results of operations. It is also impossible to eliminate completely the risk of accidental environmental contamination or injury to individuals. In such an event, we could be liable for any damages that result, which could adversely affect our business.

We may also be subject to other laws and regulations not specifically targeting the healthcare industry.

Certain regulations not specifically targeting the healthcare industry also could have material effects on our operations. For example, the California Financing Law (“CFL”), Division 9, Sections 22000-22780.1 of the California Financial Code, could be applied to us as a result of loans or similar arrangements we enter into with partners. If a regulator were to take the position that such loans were covered by the California Financing Law, we could be subject to regulatory action that could impair our ability to continue to operate and may have a material adverse effect on our profitability and business as we currently do not hold a CFL finance lenders license. Pursuant to an exemption under the CFL, a person may make five or fewer commercial loans with a California nexus in a 12-month period without a CFL finance lenders license if such loans are “incidental” to the business of the person making the loan. This exemption, however, creates some uncertainty as to which loans could be deemed as incidental to our business. In addition, there is another exemption that would allow a person without a CFL finance lenders license to make a single commercial loan with a California nexus in a 12-month period.

Other Risks and Uncertainties Affecting Our Business

The occurrence of a catastrophic disaster could disrupt our business, damage our facilities beyond insurance limits, increase our costs and expenses, or we could lose key data which could cause us to curtail or cease operations.

We are vulnerable to damage, business disruptions and/or loss of vital data from natural or man-made disasters, such as earthquakes, tornadoes, severe weather conditions, power loss, fire, floods and similar events, as well as from accidental loss or destruction. If any disaster were to occur, our ability to operate our business could be seriously impaired. We maintain property, liability, and business interruption insurance which may not be adequate to cover our losses resulting from disasters or other similar significant business interruptions, and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business, financial condition and prospects.

Impairment charges pertaining to goodwill, identifiable intangible assets or other long-lived assets from our mergers and acquisitions could have an adverse impact on our results of operations and our market value.

The total purchase price pertaining to transactions that result in the fair valuing of assets and liabilities, may be allocated to net tangible assets, identifiable intangible assets, in-process research and development and goodwill. To the extent the value of goodwill or identifiable intangible assets or other long-lived assets become impaired, we will be required to incur material charges relating to the impairment. Any impairment charges could have a material adverse impact on our results of operations and our market value.

Our results of operations and liquidity needs could be materially negatively affected by market fluctuations and economic downturn.

Our results of operations could be materially negatively affected by economic conditions generally, both in the United States and elsewhere around the world. Concerns over inflation, energy costs, geopolitical issues, military conflicts, including the wars between Russia and Ukraine and Israel and Hamas, terrorism, public health emergencies or pandemics, the availability and cost of credit, and the U.S. financial markets have in the past contributed to, and may continue in the future to contribute to, increased volatility and diminished expectations for the economy and the markets. Sanctions imposed by the United States and other countries in response to military conflicts, including the wars between Russia and Ukraine and Israel and Hamas, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. Domestic and international equity markets periodically experience heightened volatility and turmoil. These events may have an adverse effect on us. In the event of a market downturn, our results of operations could be adversely affected by those factors in many ways, including making it more difficult for us to raise funds if necessary, and our value may decline. We cannot provide assurance that our investments are not subject to adverse changes in market value. If our investments experience adverse changes in market value, we may have less capital to fund our operations.

Our business is subject to risks arising from pandemic and epidemic diseases.

Future pandemics, including the residual effects of the COVID-19 pandemic, or other public health epidemics, pose the risk that we or our employees, contractors, including our CROs, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. Although we currently do not believe the COVID-19 pandemic is having a material impact on our business, we cannot guarantee that pandemics, such as COVID-19 or the emergence of variants thereof, or a similar event, will not impact our operations in the future.

Although we believe that we and our partners have adjusted their business practices to the impacts of the COVID-19 pandemic, in the future, we may experience similar pandemics or epidemic diseases that could severely impact our business, drug manufacturing and supply chain, nonclinical activities and clinical trials, including due to delays or difficulties in enrolling patients in clinical trials, diversion of healthcare resources away from the conduct of clinical trials, interruption of, or delays in receiving, supplies of product or product candidates from contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems, interruption or delays to discovery and development pipelines and difficulties launching or commercializing products, including due to reduced access to doctors as a result of social distancing protocols.

The extent to which the emergence of new variants of COVID-19, or any other outbreak of a pandemic or epidemic disease, impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain our impact. Further, to the extent any pandemic or epidemic disease adversely affects our business and financial results, we may also have the effect of heightening many of the other risks described in this section.

The biopharmaceutical industry may be negatively affected by federal government deficit reduction policies, which could reduce the value of ZELSUVMI.

In an effort to contain the U.S. federal deficit, the biopharmaceutical industry could be considered a potential source of savings and could be the target of legislative proposals aimed at reducing federal expenditures. Government action to reduce U.S. federal spending on entitlement programs, including Medicare, Medicaid or other publicly funded or subsidized health programs, or to lower drug spending, may affect payment for ZELSUVMI. These and any other cost controls or any significant additional taxes or fees that may be imposed on the biopharmaceutical industry as part of deficit reduction efforts could reduce cash flows and adversely affect our business, financial condition or results of operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMBINED COMPANY

The following table sets forth certain information as of September 15, 2025 regarding beneficial ownership of the Common Stock by: (i) each person known to us who beneficially owns more than five percent of our Common Stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers as a group.

Beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

The percentage of beneficial ownership is calculated based on 3,061,474 shares of Common Stock outstanding as of September 15, 2025. The number of shares beneficially owned includes shares of Common Stock that each person has the right to acquire within 60 days of September 15, 2025, including upon the exercise of stock options or conversion of restricted stock units (“RSU”). These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined organization’s Common Stock expected to be owned by any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Pelthos Therapeutics Inc., 4020 Stirrup Creek Drive, Suite 110, Durham, NC 27703.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% stockholders:
3i LP(1)	500,000	9.8%
Ligand Pharmaceuticals Incorporated(2)	4,927,800	49.0%
Directors and Named Executive Officers:
Scott Plesha	—	*
Sai Rangarao	—	*
Francis Knuettel II(3)	65,894	2.1%
Peter Greenleaf(4)	42,966	1.4%
Richard Baxter(5)	6,445	*
Todd Davis(6)	26,289	*
Ezra Friedberg(7)	145,851	4.5%
Dr. Richard Malamut(8)	14,189	*
Matt Pauls(9)	42,966	1.4%
All current executive officers and directors as a group 8 individuals	345,229	11.3%

*	Less than 1%.

(1)	Includes 200,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by 3i. Pursuant to the terms of the Series A Certificate of Designations, 3i may not exercise any portion of the Series A Preferred Stock which would result in the aggregate number of shares of Common Stock held by 3i to exceed 9.99% of the total number of issued and outstanding shares of Common Stock. The business address for 3i is 2 Wooster Street, 2nd Floor, New York, NY 10013.
(2)	Includes 3,427,800 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Ligand. Pursuant to the terms of the Series A Certificate of Designations, Ligand may not exercise any portion of the Series A Preferred Stock which would result in the aggregate number of shares of Common Stock held by Ligand to exceed 49.9% of the total number of issued and outstanding shares of Common Stock. The business address for Ligand is 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.
(3)	For Mr. Knuettel, includes 2,223 shares of Common Stock issuable upon the exercise of stock options which are exercisable for shares of Common Stock at a price of $226.80 per share, 278 shares of Common Stock issuable upon the exercise of stock options which are exercisable for shares of Common Stock at a price of $226.80 per share, 2,778 shares of Common Stock issuable upon the exercise of stock options which are exercisable for shares of Common Stock at a price of $226.80 per share, 32,400 shares of Common Stock issuable upon the exercise of stock options which are exercisable for shares of Common Stock at a price of $13.00 per share, 5,399 shares of Common Stock issuable upon the exercise of stock options which are exercisable for shares of Common Stock at a price of $13.00 per share and 12,816 shares held by the Lara Knuettel Revocable Trust and 10,000 shares held by Camden. The option for 32,400 shares is owned by Mr. Knuettel directly and all other stock options are held of record by Camden. Mr. Knuettel serves as Managing Member of Camden and co-trustee, with individual dispositive power of the Lara Knuettel Revocable Trust, and accordingly, may be deemed to beneficially own the shares of Common Stock owned directly by Camden and the Lara Knuettel Revocable Trust.
(4)	For Mr. Greenleaf, includes 32,350 shares of Common Stock issuable upon the exercise of stock options held by Mr. Greenleaf, which are exercisable for shares of Common Stock at a price of $13.50 per share and an RSU for 10,616 shares.
(5)	For Mr. Baxter, includes 4,853 shares of Common Stock issuable upon the exercise of stock options held by Mr. Baxter, which are exercisable for shares of Common Stock at a price of $13.50 per share and an RSU for 1,592 shares.
(6)	For Mr. Davis, includes 3,334 shares of Common Stock issuable upon the exercise of stock options held by Mr. Davis, which are exercisable for shares of Common Stock at a price of $226.80 per share, 2,223 shares of Common Stock issuable upon the exercise of stock options held by Mr. Davis, which are exercisable for shares of Common Stock at a price of $226.80 per share, 4,853 shares of Common Stock issuable upon the exercise of a stock option held by Mr. Davis, which are exercisable for shares of Common Stock at a price of $13.50 per share, an RSU for 11,370 shares, an RSU for 1,592 shares and an additional 29,167 shares of Common Stock issued in a private placement in full satisfaction of Channel’s obligations under the Director Note.
(7)	For Mr. Friedberg, includes 1,667 shares of Common Stock issuable upon the exercise stock options held by Mr. Friedberg, which are exercisable for shares of Common Stock at a price of $226.80 per share, 4,853 shares of Common Stock issuable upon the exercise of a stock option held by Mr. Friedberg, which are exercisable for shares of Common Stock at a price of $13.50 per share, an RSU for 5,667 shares, an RSU for 1,592 shares, 92,072 shares of Common Stock owned by Balmoral Financial Group LLC (“Balmoral”) and 40,000 shares of Common Stock owned by Key Recovery Group LLC. In addition, Mr. Friedberg serves as a manager with individual dispositive power of Balmoral and Key, and accordingly, may be deemed to beneficially own the shares of Common Stock owned directly by Balmoral and Key.
(8)	For Dr. Malamut, includes 1,667 shares of Common Stock issuable upon the exercise of stock options held by Dr. Malamut, which are exercisable for shares of Common Stock at a price of $226.80 per share, 4,853 shares of Common Stock issuable upon the exercise of a stock option held by Dr. Malamut, which are exercisable for shares of Common Stock at a price of $13.50 per share, an RSU for 5,667 shares, an RSU for 1,592 shares and 1,040 shares of Common Stock held by Dr. Malamut.
(9)

For Mr. Pauls, includes 32,350 shares of Common Stock issuable upon the exercise of stock options held by Mr. Pauls, which are exercisable for shares of Common Stock at a price of $13.50 per share and an RSU for 10,616 shares.

MANAGEMENT

The following table provides information regarding our current executive officers and directors upon completion of the Merger.

Name	Age	Position
Executive Officers
Scott Plesha	61	Chief Executive Officer, President and Director
Francis Knuettel II	59	Chief Financial Officer
Sai Rangarao	41	Chief Commercial Officer
Non-employee Directors
Todd Davis	64	Chairman of the Board
Richard Baxter	62	Director
Ezra Friedberg(1)	55	Director
Peter Greenleaf(3)	55	Director
Dr. Richard Malamut(2)(3)	66	Director
Matthew Pauls(1)(2)	54	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Scott M. Plesha has served as LNHC’s Chief Executive Officer since November 2023 and as our Chief Executive Officer since July 2025. Prior to joining LNHC, Mr. Plesha served as the President and Chief Commercial Officer at BioDelivery Sciences (BDSI), a commercial-stage specialty pharmaceutical company dedicated to patients living with chronic conditions, from January 2018 until it was acquired by Collegium Pharmaceutical in 2022. Mr. Plesha joined BioDelivery Sciences in August 2015 as Senior Vice President, Sales, and assumed the additional responsibility of leading the marketing department in December 2015. He previously served as Senior Vice President of Gastrointestinal Sales at Salix Pharmaceuticals. Before Salix, Mr. Plesha was a Regional Sales Manager for Oclassen Dermatologics, a division of Watson Laboratories, and in commercial roles of increasing responsibility at Solvay Pharmaceuticals. Mr. Plesha received a Bachelor of Arts in Pre-Medical Studies from DePauw University. He was selected to serve as the Combined Company’s Chief Executive Officer, President and Director due to his previous leadership of LNHC and extensive experience in sales and sales management in the pharmaceutical and medical industries.

Francis Knuettel II has served as Channel’s  Chief Financial Officer, Treasurer and Secretary since June 2022, as Channel’s Chief Executive Officer from July 2023 through July 2025, and served as a member of the Channel board of directors from August 2024 through July 2025. Prior to that, from December 2020 to April 2022, he served as Chief Executive Officer and director of Unrivaled Brands, where he helped grow revenue from an annualized rate of $10 million to $100 million in six quarters by acquiring three companies in the sector. He also served as Chief Financial Officer of OCG, Inc. from June 2019 to January 2021 and held various roles at MJardin Group, including Chief Strategy Officer, from August 2018 to January 2019. Prior to MJardin Group, Mr. Knuettel served as Chief Financial Officer of Aqua Metals in 2018 and held the same position at Marathon Patent Group from 2014 to 2018. During Mr. Knuettel’s career, he has helped raise more than $300 million via venture equity and debt, public equity and debt offerings in the United States and Canada, convertible debt, PIPEs, bridge loans and other instruments. In addition, he has managed more than 15 mergers and acquisition transactions of companies as both buyer and seller and has handled large-scale licensing transactions with fortune 50 companies. Mr. Knuettel is also a board member at Etheros Pharmaceuticals Corp. since 2023. Mr. Knuettel received his BA with honors in Economics from Tufts University and holds an MBA in Finance and Entrepreneurial Management from The Wharton School at the University of Pennsylvania.

Sai Rangarao serves as Senior Vice President, Head of Sales, Marketing & Commercial Operations at the Company. Mr. Rangarao joined the Company in March 2024. He has more than a decade of experience leading, launching, and marketing large and highly differentiated pharmaceutical products, including Otezla®, the only approved oral systemic therapy with a broad indication. Prior to joining the Company, Mr. Rangarao was Vice President of Marketing at Collegium Pharmaceutical, where he led marketing for the full product portfolio and Neurology sales. He joined Collegium from BioDelivery Sciences International (BDSI), which was acquired by Collegium in 2022. Under Mr. Rangarao’s leadership as Vice President of Marketing and Commercial Operations at BDSI, the company expanded its pain and neurology product portfolio and increased market share of the company’s lead product BELBUCA®, ultimately leading to the successful sale to Collegium. Before BDSI, he was Head of Dermatology Marketing at Celgene Corporation. At Celgene, Mr. Rangarao was responsible for the commercial efforts of Otezla in dermatology for three consecutive years leading to significant year-over-year market share growth until the product was sold to Amgen for $13 billion. He began his career at Novartis Pharmaceuticals, where he held roles of increasing responsibility across Global R&D, Sales Force Effectiveness, Multichannel, and In-Line Marketing. Mr. Rangarao also served as a key member of the commercial and marketing organization at Novartis that launched COSENTYX® in the U.S. Mr. Rangarao earned an MS in Bioscience Regulatory Affairs from The Johns Hopkins University, an MBA and MS from the New Jersey Institute of Technology, and a BS in Computer Science from Indiana University of Pennsylvania.

Non-Employee Directors

Todd Davis has served as a member of Channel’s board of directors since January 2023. He is the Chief Executive Officer of Ligand Pharmaceuticals Incorporated since December 2022 and is a member of the board of directors since 2007. He is the founder and has served as the managing partner of RoyaltyRx Capital, LLC, a special opportunities investment firm, since 2018. Since November 2019, he has also served as Chairman and CEO of Benuvia Holdings, LLC, a pharmaceutical holding company. From 2006 to 2018, Mr. Davis was a founder and Managing Partner of HealthCare Royalty Partners, a global healthcare investment firm. From 2004 to 2006, Mr. Davis was a partner at Paul Capital Partners, where he co-managed its royalty investments as a member of the Royalty Management Committee. From 2001 to 2004, he served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several commercial roles of increasing responsibility. He subsequently held general management, business development, and licensing roles at Elan Pharmaceuticals. Mr. Davis is a navy veteran and received a B.S. from the U.S. Naval Academy and an M.B.A. from the Harvard Business School. He currently serves on the board of directors of Palvella Therapeutics Inc., Virocell Biologics and Ligand Pharmaceuticals Incorporated. He is also a former board member of the Harvard Business School Healthcare Alumni Association. We believe Mr. Davis is qualified to serve on the board of directors because of his extensive experience within the life sciences industry, including as a founder and managing partner of a special opportunities investment firm.

Richard Baxter has served as Senior Vice President of Investment Operations and a member of the Investment Committee at Ligand since 2024. Mr. Baxter is a co-founder of the healthcare group for the Drawbridge Special Opportunities Fund at Fortress Investment Group and was a Managing Director at Fortress Investment Group from 2004 to 2010. He also previously served as a Managing Director and co-head of the healthcare team at Hayfin Capital Management LLP from 2013 to 2017. Before starting his investment career, he held senior roles in the pharmaceutical industry as Head of Sales, Marketing, and Business Development at PathoGensis Corp., ViroPharma Inc., and Marketing leadership at SmithKline Beecham. He earned an AB (cum laude) from Princeton University and an MBA from Harvard Business School. We believe Mr. Baxter is qualified to serve on the board of directors because of his extensive experience in commercialization and investments in the healthcare industry.

Ezra Friedberg has served as a member of Channel board of directors since May 2021, bringing over 30 years of investment experience across public and private markets. Since co-founding Multiplier Capital in 2011, a private credit fund specializing in sponsor-backed growth companies, he has acted as General Partner and a member of the fund’s investment committee. A seasoned investor, Mr. Friedberg has a strong focus on the biotechnology sector, including his tenure on the board of Humanigen (Nasdaq: HGEN), a clinical-stage biopharmaceutical company developing monoclonal antibodies. His broader portfolio spans private equity, venture capital, and real estate investments. In addition to his work with Multiplier Capital, Mr. Friedberg manages diverse investments and businesses through Liberty Peak Capital, Key Recovery Group, and related entities. A graduate of Johns Hopkins University, he is also deeply committed to civic engagement, having founded and actively served on the boards of several community organizations, including a nonprofit mentoring agency. His extensive investment expertise and understanding of our industry were key factors in his selection to the Combined Company’s board of directors.

Peter Greenleaf has served as the Chief Executive Officer and member of the Board of Directors of Aurinia Pharmaceuticals Inc. (Nasdaq: AUPH), a biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs, since April 2019. From March 2018 to April 2019, he served as the CEO of Cerecor Pharmaceuticals, Inc. (now Avalo Therapeutics, Inc.). From March 2014 to February 2018, Mr. Greenleaf served as CEO and Chairman of Sucampo Pharmaceuticals, Inc. Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients worldwide and was sold in February 2018 to UK pharmaceutical company, Mallinckrodt PLC. From June 2013 to March 2014, he served as CEO and a member of the Board of Directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, he also served as President of MedImmune Ventures, a wholly-owned venture capital fund within the AstraZeneca Group. Prior to serving as President of MedImmune, Mr. Greenleaf was Senior Vice President, Commercial Operations of the company, responsible for its commercial, corporate development, and strategy functions. He has also held senior commercial roles at Centocor, Inc. (now Jansen Biotechnology, Johnson & Johnson) from 1998 to 2006 and at Boehringer Mannheim (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf previously partnered with Governor Martin O’Malley to chair the Maryland Venture Fund Authority, whose vision was to oversee the implementation of Invest Maryland, a public-private partnership to spur venture capital investment in the state. In addition, he has extensive public and private board experience and has served in leadership roles on both BIO and PhRMA throughout the years. Mr. Greenleaf earned an MBA from St. Joseph’s University and a B.S. from Western Connecticut State University. We have concluded that Mr. Greenleaf should serve as a director based on his background in the commercialization of medicines and extensive corporate pharmaceutical experience.

Dr. Richard Malamut has served as a member of Channel’s board of directors since January 2023. Dr. Malamut is currently Chief Medical Officer at MedinCell Inc. He was most recently Chief Medical Officer and Executive Vice President at Collegium Pharmaceuticals from April 2019 to May 2022 and has also served as Chief Medical Officer for Braeburn Pharmaceuticals, Inc. from 2018 to 2019 where he was responsible for the company’s medical affairs, non-clinical and clinical development, clinical operations, research and development quality assurance, and pharmacovigilance functions. Prior to that, Dr. Malamut had similar responsibilities as Chief Medical Officer at Avanir Pharmaceuticals from 2016 to 2018 and was Senior Vice President of Global Clinical Development at Teva Pharmaceutical Industries Ltd from 2013 to 2016 where he was responsible for Pain, Neuropsychiatry, Oncology, and New Therapeutic Entities. His experience also includes roles of increasing responsibility focusing on early clinical development and translational medicine in Neurology, Psychiatry and Analgesia at Bristol-Myers Squibb and AstraZeneca. Dr. Malamut earned his medical degree from Hahnemann University in Philadelphia and completed both a residency in Neurology and a fellowship in neuromuscular disease. He worked as a board-certified academic and clinical neurologist for 17 years and has more than 50 publications in the fields of pain medicine, neuromuscular disease, autonomic disease, and neurodegenerative disease. He was selected to serve on the Combined Company’s board of directors due to his experience and knowledge of the Combined Company’s industries.

Matthew Pauls has served as the Chief Executive Officer of Savara, Inc. (NASDAQ: SVRA), a biopharmaceutical company focused on rare respiratory diseases, since December 2020, as the Chair of Savara’s Board of Directors since September 2020 and was its Interim Chief Executive Officer from September 2020 to December 2020. Mr. Pauls has served as a member of Savara’s Board of Directors since April 2017 and was a member of the board of directors of Mast Therapeutics, Inc. from October 2015 to April 2017. Previously, Mr. Pauls was the founder of Spartan Biopharma Insights, LLC, where he provided strategic advisement to institutional investors, and company management teams on investment thesis assessment, capitalization strategy, mergers and acquisitions, clinical execution, and commercialization from December 2019 to September 2020. Since August 2023, Mr. Pauls has served on the board of directors of Soleno Therapeutics, Inc. (Nasdaq: SLNO), a clinical-stage biopharmaceutical company developing novel therapeutics for rare diseases, as well as the board of directors of the privately held companies Amplo Biotechnology, Inc., a gene therapy company focused on rare neuromuscular disorders, and Pelthos Therapeutics, a biopharmaceutical company focused on dermatologic infectious diseases. Mr. Pauls served on the board of directors of Zyla Life Sciences (previously Egalet Corporation) (OTCQX: ZCOR), a commercial-stage life sciences company with a portfolio of medicines for pain and inflammation, from January 2019 until its merger with Assertio Therapeutics, Inc. in May 2020. From August 2014 to November 2019, Mr. Pauls served as President and Chief Executive Officer of Strongbridge Biopharma plc (Nasdaq: SBBP) (“Strongbridge”), a biopharmaceutical company focused on therapies that target rare diseases that Mr. Pauls lead through an initial public offering. He also served as a member of the board of directors of Strongbridge from September 2015 to November 2019. From April 2013 to August 2014, Mr. Pauls was Chief Commercial Officer of Insmed, Inc. (Nasdaq: INSM), a publicly traded global biopharmaceutical company focused on rare diseases. From 2007 to April 2013, Mr. Pauls worked at Shire Pharmaceuticals, a global specialty biopharmaceutical company, most recently as Senior Vice President, Head of Global Commercial Operations from May 2012 to April 2013. Earlier in his career, from 1997 to 2007, Mr. Pauls held senior positions at Bristol-Myers Squibb in Brand Management and Payor Marketing and at Johnson & Johnson in various U.S. and global commercial roles. Mr. Pauls holds B.S. and M.B.A. degrees from Central Michigan University and a J.D. from Michigan State University College of Law. We believe Mr. Pauls’ experience with extensive commercialization, strategic planning and operations in the biopharmaceutical industry, qualifies him to serve as a member of the Board of Directors.

Election of Officers

Each executive officer serves at the discretion of the board of directors. There are no family relationships among any of the Company’s directors or executive officers.

Board of Directors

Our board of directors consists of seven members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required. There are no family relationships among any of the Company’s directors and officers.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are be posted on the investor relations section of our website at https://pelthos.com.

Audit Committee

Our audit committee is composed of Messrs. Friedberg and Pauls, each of whom qualifies as an independent director for audit committee purposes, as defined under the rules of the SEC and the applicable NYSE American listing rules and has sufficient knowledge in financial and auditing matters to serve on the Company’s audit committee. Mr. Friedberg is the chairperson of the audit committee. Mr. Friedberg is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act and currently serves as chair of the audit committee for Channel. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of the Company’s audit committee and the board of directors. Our audit committee will be directly responsible for, among other things:

•	our accounting and financial reporting processes, including its financial statement audits and the integrity of its financial statements;

•	our compliance with legal and regulatory requirements;

•	reviewing and approving related person transactions;

•	selecting and hiring the Company’s registered independent public accounting firm;

•	the qualifications, independence and performance of the Company’s independent auditors; and

•	the preparation of the audit committee report to be included in our annual proxy statement.

Compensation Committee

Our compensation committee is composed of Messrs. Pauls and Malamut, each of whom qualifies as an independent director, as defined under applicable NYSE American listing rules and also meets the additional, heightened independence criteria applicable to members of the compensation committee. Mr. Pauls is the chairperson of the compensation committee.

Our compensation committee will be responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans; and

•	making recommendations to our board of directors regarding any other board of director responsibilities relating to executive compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Messrs. Greenleaf and Malamut, each of whom qualifies as an independent director, as defined under applicable NYSE American listing rules. Mr. Pauls is the chairperson of the nominating and corporate governance committee.

Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our board of directors;

•	overseeing the process of evaluating the performance of our board of directors; and

•	advising our board of directors on other corporate governance matters.

Involvement in Certain Legal Proceedings

None.

Code of Business Conduct and Ethics

We have a written code of conduct and ethics that applies to our directors, officers, employees and contractors, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The code of conduct and ethics is available on our website at https://pelthos.com. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above or in a Current Report on Form 8-K that we would file with the SEC.

Delinquent Section 16(a) Reports

Under the securities laws of the United States, our directors, executive (and certain other) officers, and any persons holding ten percent or more of our Common Stock must report on their ownership of the Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established. During the fiscal year ended December 31, 2024, all reports required to be filed by such persons pursuant to Section 16(a) were filed on a timely basis.

Compensation Committee Interlocks and Insider Participation

In connection with the closing of the Merger, the board of directors selected members of the compensation committee, each of whom is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of the NYSE American. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the board of directors or compensation committee.

Non-Employee Director Compensation

In connection with closing of the Merger, it is expected that our board of directors will adopt a non-employee director compensation policy designed to enable the Company to attract and retain, on a long-term basis, highly qualified non-employee directors and align its directors’ interests with those of its stockholders. Employee directors will not receive additional compensation for their services as directors. It is expected that each director who is not an employee will be paid cash and equity compensation for serving on our board of directors, the amount and terms of which have not yet been determined. The Company will also reimburse its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending the board of director and committee meetings.

Insider Trading Arrangements and Policies

We have a written insider trading policy that applies to our directors, officers, employees and contractors, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We intend to disclose future amendments to such policy, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above or in a Current Report on Form 8-K that we would file with the SEC.

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of the pricing of our IPO, subject to early termination, the sale of any shares under such plans would be prohibited by the lock-up agreement that the director or officer has entered into with the underwriters.

EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers for 2024 were Mr. Francis Knuettel II, our Chief Executive Officer and President, Chief Financial Officer, Treasurer and Secretary, and Dr. Eric Lang, our Chief Medical Officer. Mr. Knuettel was first appointed in June 2022, and Dr. Lang was first appointed in May 2023.

Following the Merger, our named executive officers are Mr. Scott Plesha, our Chief Executive Officer and President, Mr. Franics Knuettel II, our Chief Financial Officer, and Mr. Sai Rangarao, our Chief Commercial Officer.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary		Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Scott Plesha(1)	2024	$—		$—	$—	$—	$—		$—
Chief Executive Officer	2023	$—		$—	$—	$—	$—		$—
Francis Knuettel II	2024	$424,923		$56,666	$361,833	$—	$—		$843,422
Chief Financial Officer (2)	2023	$107,500		$—	$199,510	$—	$—		$307,010
Sai Rangarao (3)	2024	$—		$—	$—	$—	$—	$
Chief Commercial Officer	2023	$—		$—	$—	$—	$—	$
Eric Lang(4)	2024	$446,154		$—	$230,318	$—	$—		$676,472
Chief Medical Officer	2023	$166,767		$—	$120,735	$—	$—		$287,502
Christian Kopfli	2024	$—		$—	$—	$—	$—		$—
Former Chief Executive Officer, Former Chief Strategy Officer, and Former Vice Chairman (5)	2023	$11,280	(6)	$—	$149,633	$—	$—		$160,913

(1)	Mr. Plesha was appointed to the position of Chief Executive Officer of Pelthos on July 1, 2025 following the consummation of the Merger between Channel and LNHC.

(2)	Mr. Knuettel resigned as Chief Executive Officer on July 1, 2025 with the consummation of the Merger between Channel and LNHC and was appointed to the position of Chief Financial Officer of Pelthos on July 1, 2025.

(3)	Mr. Rangarao was appointed to the position of Chief Commercial Officer of Pelthos on July 2, 2025 following the consummation of the Merger between Channel and LNHC.

(4)	Represents the portion of Dr. Lang’s salary attributable to his services to the Company during the year ended December 31, 2023. Dr. Lang was appointed Chief Medical Officer of the Company, effective May 15, 2023.

(5)	Mr. Kopfli stepped down as Chief Financial Officer with the hiring of Mr. Knuettel, effective June 10, 2022. In addition, in July 2023, Mr. Knuettel assumed the role of Interim Chief Executive Officer and stepped down as Chief Strategy Officer, and Mr. Kopfli was appointed Vice Chairman and Chief Strategy Officer. On December 1, 2023, the Company terminated Mr. Kopfli as Vice Chairman and Chief Strategy Officer.

(6)	Represents the portion of Mr. Kopfli’s salary attributable to his services to the Company during the years ended December 31, 2023.

Pre-Merger Employment Agreements and Arrangements

Christian Kopfli

We were a party to an amended and restated employment agreement with Christian Kopfli, dated July 28, 2023. Pursuant to such agreement, Mr. Kopfli agreed to serve as our Vice Chairman and Chief Strategy Officer, in consideration for an annualized salary of $275,000, payable in cash at the rate of $5,000 per month (a minimum of $1,125 per week), with the remainder accrued and paid as of the earliest of a sale or liquidation of the Company, the Company’s bankruptcy or three days after the approval by the board of directors of a funded budget with appropriately established milestones subsequent to the effective date of a Form S-1 registration statement (“Post-registration Approval”). Mr. Kopfli also agreed, as of Post-registration Approval, to resign as Chief Executive Officer of Chromocell Corporation although he could continue to serve on the board of directors of Chromocell Corporation, including as its board of directors Chair. The employment agreement provided that Mr. Kopfli receive an option to acquire 200,000 shares of our Common Stock, vesting quarterly over 10 quarters and beginning October 1, 2022. This option shall have an exercise price equal to the fair market value of our Common Stock on the date of grant and shall expire on the 10th anniversary of the date of grant. The option was awarded as of January 10, 2023. The employment agreement contemplated an annual bonus, as determined by the board of directors. The target bonus was 50% of Mr. Kopfli’s annualized salary and was to be based on achievement of performance goals and objectives agreed to by Mr. Kopfli and the board of directors in January of each year. The board of directors was to increase the bonus in recognition of performance in excess of the performance objectives. Any bonus would have only been paid if Mr. Kopfli remained employed on the date of payment, which would have been no later than March 15 of the year following the year to which the bonus relates. Any bonus for 2022 would have been payable solely in the board of directors’ discretion.

Pursuant to Mr. Kopfli’s employment agreement, in the event he was involuntarily terminated by the Company other than for “Cause” or if he resigns for “Good Reason,” he was entitled to receive (i) six months of salary at the same rate existing immediately prior to his termination, (ii) his target bonus, if performance goals and objectives had been established for the year and prorated for the period of service, and (iii) six months of additional vesting credit with respect to any outstanding time-based equity awards. “Cause” and “Good Reason” are each defined in the employment agreement.

Finally, Mr. Kopfli agreed to certain non-solicitation and non-competition provisions for a period of 12 months following termination and to certain confidentiality obligations. Additional terms and conditions are set forth in the employment agreement.

On November 27, 2023, Mr. Kopfli was removed from our board of directors by our stockholders having a majority of the number of votes necessary to take such action. Mr. Kopfli was then terminated from his position as Vice Chairman and Chief Strategy Officer by the Company for “Cause”, as defined in the employment agreement, effective December 1, 2023.

Camden Capital LLC

We entered into a Consultant Agreement with Camden Capital LLC (“Camden”), dated January 10, 2023 (the “Consultant Agreement”). This Consultant Agreement replaced an agreement with Mr. Francis Knuettel II dated June 2, 2022 and pursuant to which, Camden agreed to provide the services of Mr. Knuettel, who was to serve as our Chief Financial and Strategy Officer, Treasurer and Secretary.

Under the Consultant Agreement, Camden accrued a consulting fee for the period June 6, 2022 through August 31, 2022 of $10,000 per month and effective September 1, 2022, began to accrue a consulting fee of $20,000 per month, payable in cash at the rate of $5,000 per month (a minimum of $1,125 per week), with the remainder accrued. All accrued consulting fees are payable as of the earliest of a sale or liquidation of the Company, the Company’s bankruptcy or three days after Post-registration Approval. The Consultant Agreement provides for the following equity awards to Camden: (i) an option, awarded as of January 10, 2023, to acquire 200,000 shares of our Common Stock, vesting quarterly over 10 quarters and beginning October 1, 2022, with the option having an exercise price equal to the fair market value of our Common Stock on the date of grant and expiring on the 10th anniversary of the date of grant; (ii) an option, awarded as of January 10, 2023, to acquire 25,000 shares of our Common Stock, vesting 100% upon the sooner of the sale of the Company or Post-registration Approval, with the option having an exercise price equal to the fair market value of our Common Stock on the date of grant and expiring on the 10th anniversary of the date of grant; and (iii) an RSU, awarded as of January 10, 2023, of 150,000 shares of our Common Stock, vesting 100% on the day after the first trading window that opens after Post-registration Approval.

The Consultant Agreement contemplates an additional consulting fee, as determined by the board of directors. The potential additional consulting fee is 50% of the annualized consulting fee and will be based on achievement of performance goals and objectives established by the board of directors in concert with Mr. Knuettel in January of each year. The board of directors may increase the potential additional consulting fee in recognition of performance in excess of the performance objectives. Any amount shall only be paid if Camden continues to provide consulting services to the Company as of the date of payment, which will be no later than March 15 of the year following the year to which the additional consulting fee relates. Any additional consulting fee for 2022 is payable solely in the board of directors’ discretion.

Pursuant to the Consultant Agreement, in the event the relationship with Camden is involuntarily terminated by the Company other than for “Cause” or if Camden terminates the relationship for “Good Reason,” Camden is entitled to receive (i) six months of consulting fees at the same rate existing immediately prior to termination, (ii) a potential additional consulting fee, if performance goals and objectives have been established for the year and prorated for the period of service, and (iii) six months of additional vesting credit with respect to any outstanding time-based equity awards. “Cause” and “Good Reason” are each defined in the Consultant Agreement.

Finally, Camden and Mr. Knuettel agree to certain non-solicitation and non-competition provisions for a period of 12 months following termination of the relationship and to certain confidentiality obligations. Additional terms and conditions are set forth in the Consultant Agreement.

On June 23, 2023, we amended and restated the Consultant Agreement by entering into an Amended and Restated Consultant Agreement with Camden whereby the RSU for 16,667 shares of Common Stock was cancelled, and we agreed to grant Camden an option to acquire 27,777 shares of Common Stock within 30 days of the closing of the IPO. As of June 23, 2023, such RSU for 16,667 shares of our Common Stock had not vested, and no expense was recorded on the Company’s consolidated financial statements. In addition, from and after June 1, 2023, the consulting fee will be paid in cash by the Company. No other material changes were made to the Consultant Agreement.

Effective July 19, 2023, the board of directors appointed Francis Knuettel II as Interim Chief Executive Officer and as of March 13, 2024, the board of directors appointed Francis Knuettel II as Chief Executive Officer of the Company, at which time Mr. Knuettel became an employee of the Company. Mr. Knuettel will serve as the Company’s Chief Executive Officer until a successor is duly elected and qualified, unless sooner removed. In addition to his role as Chief Executive Officer of the Company, Mr. Knuettel will continue to serve in his capacity as Chief Financial Officer, Treasurer and Secretary of the Company.

Eric Lang

We are a party to an employment agreement with Eric Lang, effective May 15, 2023. Pursuant to such agreement, Dr. Lang agreed to serve as our Chief Medical Officer, in consideration for an annualized salary of $400,000. The employment agreement provides that Dr. Lang receive an option to acquire 218,000 shares of our Common Stock, vesting quarterly over 12 quarters and beginning August 15, 2023. This option shall have an exercise price equal to the fair market value of our Common Stock on the date of grant and shall expire on the 10th anniversary of the date of grant. The option was awarded as of May 15, 2023. The employment agreement contemplates an annual bonus, as determined by the board of directors. The target bonus is 50% of Dr. Lang’s annualized salary and will be based on achievement of performance goals and objectives determined by our Chief Executive Officer. The Chief Executive Officer may increase the bonus in recognition of performance in excess of the performance objectives. Any bonus will be paid if Dr. Lang remains employed on the date of payment, which will be no later than March 15 of the year following the year to which the bonus relates. In addition, the employment agreement contemplates annual equity bonus. The board of directors may, in its sole discretion, and for so long as Dr. Lang remains an employee, make an annual discretionary bonus award of an option to acquire up to 32,000 additional shares of Common Stock of the Company. Any such option shall vest in equal increments on a quarterly basis, beginning one quarter after the date of grant, with the final vesting date on the third anniversary of the date of grant. The option shall have an exercise price equal to the fair market value of our Common Stock on the date of grant and shall expire on the 10th anniversary of the date of grant.

Pursuant to Dr. Lang’s employment agreement, in the event he is involuntarily terminated by the Company other than for “Cause” or if he resigns for “Good Reason,” he is entitled to receive (i) six months of salary at the same rate existing immediately prior to his termination, (ii) 50% of his annualized salary, prorated from January 1 of the year of termination and through the date of termination, (iii) vesting of all outstanding options with time-based vesting, and (iv) coverage of 18 months of group medical, dental and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, if he elects to continue such benefits. “Cause” and “Good Reason” are each defined in the employment agreement.

Finally, Dr. Lang agreed to certain non-solicitation and non-competition provisions for a period of 12 months following termination and to certain confidentiality obligations. Additional terms and conditions are set forth in the employment agreement.

Post-Merger Employment Agreements and Arrangements

On the July 1, 2025, the Company entered into employment agreements with Messrs Plesha, Knuettel and Rangarao, effective as of July 1, 2025.

Plesha Employment Agreement

The term of the Employment Agreement with Mr. Plesha (the “Plesha Employment Agreement”) commenced on July 1, 2025 and continues until terminated pursuant to the terms set forth in the Plesha Employment Agreement.

Pursuant to the Plesha Employment Agreement, Mr. Plesha will receive an annual base salary of $438,000 and will be eligible to receive an annual bonus (the “Annual Bonus”), which will be paid no later than 90 days following the end of the fiscal year in which the Annual Bonus was earned. The Annual Bonus will have a maximum amount of 50% of Mr. Plesha’s base salary and is contingent upon Mr. Plesha’s meeting certain annual goals (the “Annual Bonus Goals”) set by the Company and the Board.

The Plesha Employment Agreement also provides that, subject to the approval of the Board, Mr. Plesha will be granted one or more equity awards covering 340,000 shares of the Company’s Common Stock in the form of stock options (“Options”), RSUs, or a combination thereof, as determined by the Board (the “Equity Awards”).

The Plesha Employment Agreement contains standard terms relating to termination of employment for cause, good reason, as well as standard provisions relating to Mr. Plesha’s rights to receive unpaid salary through the date of termination and accrued but unused vacation time in accordance with Company policy and all other payment and benefits to which Mr. Plesha shall be entitled to under the terms of the Employment Agreement.

Knuettel Employment Agreement

The term of the Employment Agreement with Mr. Knuettel (the “Knuettel Employment Agreement”) commenced on July 1, 2025 and continues until terminated pursuant to the terms set forth in the Knuettel Employment Agreement.

Pursuant to the Knuettel Employment Agreement, Mr. Knuettel will receive an annual base salary of $410,000 and will be eligible to receive Annual Bonus, which will be paid no later than 90 days following the end of the fiscal year in which the Annual Bonus was earned. The Annual Bonus will have a maximum amount of 40% of Mr. Knuettel’s base salary and is contingent upon Mr. Knuettel’s meeting his Annual Bonus Goals set by the Company and the Board.

The Knuettel Employment Agreement also provides that, subject to the approval of the Board, Mr. Knuettel will be granted one or more Equity Awards covering 136,000 shares of the Company’s Common Stock in the form of Options, RSUs, or a combination thereof, as determined by the Board.

The Knuettel Employment Agreement contains standard terms relating to termination of employment for cause, good reason, as well as standard provisions relating to Mr. Knuettel’s rights to receive unpaid salary through the date of termination and accrued but unused vacation time in accordance with Company policy and all other payment and benefits to which Mr. Knuettel shall be entitled to under the terms of the Employment Agreement.

Rangarao Employment Agreement

The term of the Employment Agreement with Mr. Rangarao (the “Rangarao Employment Agreement”) commenced on July 1, 2025 and continues until terminated pursuant to the terms set forth in the Rangarao Employment Agreement.

Pursuant to the Rangarao Employment Agreement, Mr. Rangarao will receive an annual base salary of $400,000 and will be eligible to receive Annual Bonus, which will be paid no later than 90 days following the end of the fiscal year in which the Annual Bonus was earned. The Annual Bonus will have a maximum amount of 40% of Mr. Rangarao’s base salary and is contingent upon Mr. Rangarao’s meeting his Annual Bonus Goals set by the Company and the Board.

The Rangarao Employment Agreement also provides that, subject to the approval of the Board, Mr. Rangarao will be granted one or more Equity Awards covering 124,000 shares of the Company’s Common Stock in the form of Options, RSUs, or a combination thereof, as determined by the Board.

The Rangarao Employment Agreement contains standard terms relating to termination of employment for cause, good reason, as well as standard provisions relating to Mr. Rangarao’s rights to receive unpaid salary through the date of termination and accrued but unused vacation time in accordance with Company policy and all other payment and benefits to which Mr. Rangarao shall be entitled to under the terms of the Employment Agreement.

The foregoing descriptions of the Plesha Employment Agreement, the Knuettel Employment Agreement and the Rangarao Employment Agreement are not complete and is qualified in their entirety by reference to the full text of the Plesha Employment Agreement and the Knuettel Employment Agreement, copies of which are filed as Exhibits 10.17, 10.18 and 10.19, respectively, to the Original Filing and are incorporated by reference herein.

Cash Bonuses

Mr. Plesha was entitled to receive a cash bonus of $250,000 and Mr. Knuettel was entitled to receive a cash bonus of $100,000, payable by the Company as of the third business day following the consummation of the Merger, or as of the end of the pay period in which the consummation of the Merger occurs, and in no event, later that December 31, 2025.

Equity and Equity-Based Plans

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards of our named executive officers during the year ended December 31, 2024.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares of Common Stock Unvested	Market Value of shares of Common Stock Unvested	Equity Incentive Plan Awards: Number of Unearned Unvested Shares	Equity Incentive Plan Awards: Market or Payout Value of Unearned Unvested Shares

Scott Plesha, Chief Executive Officer	—	—		—	—	—	—	—	—
Francis Knuettel II, Chief Financial Officer	2,223	—	—	$226.80	09/30/2032	—	$—	—	$—
Francis Knuettel II, Chief Financial Officer	278	—	—	226.80	1/10/2033	—	—	—	—
Francis Knuettel II, Chief Financial Officer	2,778	—	—	226.80	5/15/2033	—	—	—	—
Francis Knuettel II, Chief Financial Officer	32,400	—	—	13.00	6/14/2024	—	—	—	—
Sai Rangarao, Chief Commercial Officer	—	—	—	—	—	—	—	—	—
Eric Lang, Chief Medical Officer	10,093	14,130	—	$226.80	5/15/2033	—	$—	—	$—
Eric Lang, Chief Medical Officer	32,500	97,500	—	$13.00	6/14/2034	—	—	—	—

Equity Incentive Plan

The Pelthos Therapeutics Inc. Amended and Restated 2023 Equity Incentive Plan

On January 10, 2023, our board of directors adopted and submitted for stockholder approval the Channel Therapeutics 2023 Equity Incentive Plan (the “Prior Plan”), which Prior Plan was later approved by the Company’s stockholders. On February 15, 2023, we amended the Prior Plan to increase the number of shares available for issuance thereunder to 44,445 and on October 22, 2024, we further amended the Prior Plan to increase the number of shares available for issuance thereunder to  194,445. The following summary of the material features of the Prior Plan is qualified in its entirety by reference to the complete text of the Prior Plan, a copy of which is filed with this Report. The Prior Plan will terminate on January 10, 2033, in accordance with its terms, although, awards outstanding under the Prior Plan will continue to be governed by their existing terms after the Prior Plan’s expiration.

On April 11, 2025, the Channel board of directors adopted a resolution approving the Pelthos Therapeutics Amended and Restated 2023 Plan (the “Amended and Restated 2023 Plan). On April 16, 2025, the Majority Stockholders approved the Amended and Restated 2023 Plan, which became effective as of the same date. The purpose of the Amended and Restated 2023 Plan is to encourage key employees, directors, and consultants of the Company and its subsidiaries to continue their association with the Company by providing favorable opportunities for them to participate in the ownership of the Company and its subsidiaries and in its future growth through the granting of equity ownership opportunities and incentives based on the Common Stock that are intended to align their interests with those of the Company’s stockholders. The Amended and Restated 2023 Plan provides for awards of incentive and non-statutory stock options, restricted stock and restricted stock units, stock appreciation rights, performance shares and performance share units (collectively, the “Awards”).

The Amended and Restated 2023 Plan reflects amendments to the Prior Plan, which, among other things, increase the number of shares of Common Stock that are authorized to be issued under the Prior Plan from 194,445 to 2,400,000.

The principal provisions of the Amended and Restated 2023 Plan are summarized below. This summary is qualified in its entirety by reference to the copy of the Amended and Restated 2023 Plan which has been filed as Exhibit 10.14 of the Original Filing with the SEC. To the extent the description below differs from the text of the Amended and Restated 2023 Plan, the text of the Amended and Restated 2023 Plan will control.

Share Reserve

An aggregate of 300,000 shares of common stock were originally authorized for issuance under the Prior Plan. In 2024, the Channel board of directors and stockholders approved an amendment to the Prior Plan, increasing the number of shares authorized for issuance to 400,000. Following the 9-for-1 reverse stock split, effective February 15, 2024, there were 44,445 shares underlying the Prior Plan. On October 22, 2024, the Channel board of directors and stockholders approved an amendment to the Prior Plan, increasing the number of shares authorized for issuance from 44,445 shares to 194,445 shares. The Amended and Restated 2023 Plan increases the number of shares of Common Stock that are authorized for issuance from 194,445 to 2,400,000. Shares subject to Awards that expire, are forfeited, or are cancelled will again become available for issuance under the Amended and Restated 2023 Plan. Further, shares of Common Stock delivered to the Company by a participant to satisfy the applicable exercise or purchase price of an award and/or to satisfy any applicable tax withholding obligation (including shares of Common Stock retained by the Company from the award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Amended and Restated 2023 Plan.

Administration

The Amended and Restated 2023 Plan will be administered by the board of directors or, in its discretion, by a committee or sub-committee of the board of directors, which is generally expected to the Compensation Committee of the board of directors (the administrator of the plan, as applicable, the “Compensation Committee”). The Compensation Committee has complete discretion to make all decisions relating to the Amended and Restated 2023 Plan and outstanding Awards.

Eligibility

Employees, non-employee members of the board of directors and other natural persons who render bona fide services (not in connection with the offer or sale of securities in a capital-raising transaction and not directly or indirectly promoting or maintaining a market for the Company’s securities) to the Company are eligible to participate in the Amended and Restated 2023 Plan.

Types of Awards

The Amended and Restated 2023 Plan provides for the following types of awards granted with respect to shares of Common Stock:

•	incentive and nonqualified stock options to purchase shares of Common Stock;

•	stock appreciation rights, whether settled in cash or Common Stock;

•	direct awards or sales of shares of Common Stock, with or without restrictions; and

•	restricted stock units.

The recipient of an award under the Amended and Restated 2023 Plan is referred to as a participant.

Options. The Compensation Committee may grant incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”) under the Amended and Restated 2023 Plan. The Compensation Committee determines the number of shares of Common Stock subject to each option, its exercise price, its duration and the manner and time of exercise; provided, however, that no option may be issued under the Amended and Restated 2023 Plan with an exercise price that is less than the fair market value of our Common Stock as of the date the option is granted, and no option issued as an ISO will have a duration that exceeds ten years. ISOs may be issued only to the Company’s employees or employees of its corporate subsidiaries, and in the case of a more than ten percent stockholder, must have an exercise price that is at least 110% of the fair market value of Common Stock as of the date the option is granted, and may not have a duration of more than five years.

The Compensation Committee, in its discretion, may provide that any option is subject to vesting limitations that make it exercisable during its entire duration or during any lesser period of time.

The exercise price of an option may be paid (i) in cash or check, (ii) by delivery of a recourse promissory note secured by Common Stock acquired upon exercise of the option (if approved by the Compensation Committee, except that such a loan would not be available to any of the Company’s executive officers or directors), (iii) by means of a “cashless exercise” procedure in which a broker transmits to us the exercise price in cash, either as a margin loan or against the optionee’s notice of exercise and confirmation by the Company that the Company will issue and deliver to the broker stock certificates for that number of shares of Common Stock having an aggregate fair market value equal to the exercise price, or agrees to pay the exercise price to us in cash upon receipt of stock certificates, (iv) if approved by the Compensation Committee, by delivery of shares of Common Stock already owned by the optionee, (v) if approved by the Compensation Committee, by a “net exercise” in the case of an NSO, (vi) by other lawful consideration set forth in the applicable option agreement or approved by the Compensation Committee, or (vii) by any combination of the methods listed, if approved by the Compensation Committee.

Stock Appreciation Rights (“SARs”). The Compensation Committee may also grant SARs to participants on such terms and conditions as it may determine. SARs may be granted separately or in connection with an option. No SAR may be issued under the Amended and Restated 2023 Plan with an exercise price that is less than the Fair Market Value of Common Stock as of the date the SAR is granted, and no SAR will have a duration that exceeds ten years. Upon the exercise of an SAR, the participant is entitled to receive payment equal to the excess of the fair market value, on the date of exercise, of the number of shares of Common Stock for which the SAR is exercised over the exercise price for Common Stock under a related option or, if there is not a related option, over an amount per share stated in the agreement setting forth the terms and conditions of the SAR.

Payment to the participant may be made in cash or other property, including Common Stock, in accordance with the provisions of the SAR agreement.

Stock Grants. The Compensation Committee may make an award in one or more of the following forms of stock grant. Stock grants (including restricted stock units and performance units after settlement) generally will provide the participant with all of the rights of a stockholder of ours, including the right to vote and to receive payment of dividends.

Stock grant without restriction. The Compensation Committee may make a stock grant without any restrictions.

Restricted stock and RSUs. The Compensation Committee may issue shares of Common Stock with restrictions determined by the Compensation Committee in its discretion. Restrictions could include conditions that require the participant to forfeit the shares in the event that the participant ceases to provide services to the Company or any of its affiliates thereof before a stated time. RSUs are similar to restricted stock except that no shares are actually issued to the participant on the RSU grant date. Rather, and provided all applicable restrictions are satisfied, shares of Common Stock are generally delivered at settlement of the award. The period of restriction, the number of shares of restricted stock or the number of RSUs granted, the purchase price, if any, and such other conditions and/or restrictions as the Compensation Committee may establish will be set forth in an award agreement. Participants holding RSUs will not have voting rights or other rights as a stockholder until any shares related to the RSU are issued. After all conditions and restrictions applicable to restricted shares and/or RSUs have been satisfied or have lapsed, shares of restricted stock will become freely transferable and RSUs may be settled in cash, in shares of Common Stock or in some combination of cash and shares of Common Stock, as determined by the Compensation Committee and stated in the award agreement.

Performance shares and performance share units (“PSUs”). With respect to an award of performance shares and/or PSUs, the Compensation Committee will establish performance periods and performance goals. The extent to which a participant achieves their performance goals during the applicable performance period will determine the value and/or the number of performance shares and/or PSUs earned by such participant. Payment of earned performance shares and/or PSUs will be in cash, shares of Common Stock or some combination of cash and shares of Common Stock, as determined by the Compensation Committee and stated in the award agreement.

Substitute awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Compensation Committee may grant awards in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any subsidiary of the Company or with which the Company or any of its subsidiaries combines (“Substitute Awards”). Substitute Awards may be granted on such terms as the Compensation Committee deems appropriate, notwithstanding limitations on awards in the Amended and Restated 2023 Plan. Substitute Awards will not count against the number of shares of Common Stock that are authorized to be issued under the Amended and Restated 2023 Plan (nor will shares of Common Stock subject to a Substitute Award be added to the shares of Common Stock available for award under the plan), except that the shares of Common Stock acquired by exercise of substitute ISOs will count against the maximum number of shares of Common Stock that may be issued pursuant to the exercise of ISOs under the Amended and Restated 2023 Plan.

Other awards. The Compensation Committee may issue other types of equity-based or equity-related awards under the Amended and Restated 2023 Plan, on such terms and conditions as the Compensation Committee shall determine in its discretion.

Dividends; Dividend Equivalents

Participants holding restricted stock and performance shares will be entitled to receive dividends on our Common Stock, provided that participants will not be entitled to dividends with respect to unvested restricted stock and performance shares until the stock or shares vest, respectively. Dividend equivalent units may, but are not required to, be granted with respect to RSUs or PSUs and may be paid in cash, additional shares of Common Stock or a combination on the date the shares are delivered, all as determined by the Compensation Committee and stated in the award agreement.

The payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the number of shares of Common Stock that are authorized to be issued under the Amended and Restated 2023 Plan.

Effect of certain corporate transactions

In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution on our Common Stock other than an ordinary cash dividend, the Compensation Committee shall make equitable adjustments to awards as it, in its sole discretion, deems appropriate. In the case of (1) a merger or consolidation of the Company with or into another entity pursuant to which all of our Common Stock is cancelled or converted into or exchanged for the right to receive cash, securities or other property, (2) any transfer or disposition of all of our Common Stock for cash, securities or other property pursuant to a share exchange or other transaction, (3) the sale or other disposition of all or substantially all of the Company’s assets, (4) any liquidation or dissolution of the Company, or (5) a Change in Control of the Company (as defined in the Amended and Restated 2023 Plan), the Compensation Committee may take any of a number of actions including providing for the assumption of awards, the termination of awards (with advance notice permitting exercise), Awards to become exercisable at or prior to the event, the liquidation of awards or any combination of the foregoing.

Amendments or Termination of the Amended and Restated 2023 Plan and Awards

The board of directors may at any time amend or terminate the Amended and Restated 2023 Plan; however, no amendment may adversely affect an award outstanding under the Amended and Restated 2023 Plan without the consent of the affected participant and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Amended and Restated 2023 Plan will terminate automatically ten years after the earlier of the date when the board of directors adopted the Amended and Restated 2023 Plan or the date when the Company’s stockholders approved the Amended and Restated 2023 Plan. No awards may be granted under the Amended and Restated 2023 Plan after its termination, but awards previously granted prior to termination may remain outstanding following such termination in accordance with the Amended and Restated 2023 Plan. Further, the Compensation Committee may, without stockholder approval, amend any outstanding option or SAR to reduce its exercise price per share, or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price per share that is less than the exercise price per share of the original options or SARs.

Federal Tax Aspects

The following summary is a brief discussion of certain federal income tax consequences to U.S. taxpayers and to the Company of Awards granted under the Amended and Restated 2023 Plan. This summary is not intended to be a complete discussion of all the federal income tax consequences of the Amended and Restated 2023 Plan or of all the requirements that must be met in order to qualify for the tax treatment described below. The following summary is based upon the provisions of U.S. federal tax law in effect on the date hereof, which is subject to change (perhaps with retroactive effect) and does not constitute tax advice. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed in this summary may be applicable, recipients of Awards and persons eligible to receive Awards are encouraged to consult with their own advisors.

Tax consequences of nonqualified stock options and stock appreciation rights. In general, an employee, director or consultant will not recognize income at the time of the grant of nonqualified stock options or stock appreciation rights under the Amended and Restated 2023 Plan. When the holder exercises the stock option or stock appreciation right, he or she generally will recognize compensation income for federal income, Social Security, Medicare and Additional Medicare tax purposes equal to the excess, if any, of the fair market value (determined on the day of exercise) of the shares of Common Stock received (or cash equivalent) over the exercise price. The tax basis of such shares will be equal to the exercise price paid plus the amount of compensation income recognized at the time of the exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified stock option or stock appreciation right, the holder will have taxable capital gain or loss, measured by the difference between the amount realized on the sale or exchange and the tax basis of the shares. The capital gain or loss will be short-term or long-term depending on the holding period of the shares sold. If a stock appreciation right is settled in cash, the amount received will be taxed as compensation income. the Company receives no tax deduction on the grant of a nonqualified stock option, but the Company is generally entitled to a tax deduction when a holder recognizes ordinary compensation income on exercise of the option, in the same amount as the income recognized by the holder.

Tax treatment of incentive stock options. Generally, a holder incurs no federal income tax liability on either the grant or the exercise of an incentive stock option, although a holder will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of Common Stock subject to the option over the exercise price. Provided that the Common Stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on a subsequent sale of the Common Stock will be taxed as long-term capital gain. If the Common Stock is disposed of within a shorter period of time, the holder will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise (or the sale price of the shares sold, if less) over the exercise price. the Company receives no tax deduction on the grant or exercise of an incentive stock option, but the Company is generally entitled to a tax deduction if the holder recognizes ordinary compensation income on account of a premature disposition of shares acquired on exercise of an incentive stock option, in the same amount and at the same time as the holder recognizes income.

Tax consequences of stock Awards. In general, the recipient of an Award of Common Stock without restrictions will recognize compensation income at the time the shares of Common Stock are awarded in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock received over the amount, if any, the recipient paid in exchange for the shares of Common Stock. In the case of a restricted stock award (such that the shares are subject to vesting or other restrictions), the recipient generally will not recognize income until the shares of Common Stock become vested or the restrictions otherwise lapse, at which time the recipient will recognize compensation income equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of vesting (or the date of the lapse of a restriction) less the amount, if any, that the recipient paid in exchange for the shares of Common Stock. If the shares of Common Stock are forfeited under the terms of the restricted stock award, the recipient will not recognize compensation income and will not be allowed an income tax deduction with respect to the forfeiture.

A recipient may file an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days of the recipient’s receipt of the restricted stock to recognize compensation income, as of the date of transfer, equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of transfer less the amount, if any, that the recipient paid in exchange for the shares of Common Stock. If a recipient makes a Section 83(b) election, then the recipient will not otherwise be taxed in the year the vesting or restriction lapses, and, if the restricted stock award is forfeited, the recipient will not be allowed an income tax deduction for the compensation income recognized. (A loss is allowed with respect to any amount paid.) If the recipient does not make a Section 83(b) election, dividends paid to the recipient on the shares of Common Stock prior to the date the vesting or restrictions lapse will be treated as compensation income. All such taxable amounts are generally deductible by the Company at the time and in the amount of the ordinary compensation income recognized by the holder.

The recipient’s tax basis for the determination of gain or loss upon the subsequent disposition of shares of Common Stock acquired as restricted stock awards will be the amount paid for the shares plus the amount of compensation income recognized in connection with the Award.

Tax consequences of restricted stock units. A recipient of a restricted stock unit is taxed when the shares are delivered (generally at vesting), rather than the date of grant. The recipient is taxed on compensation income measured by the cash received or the difference between the amount paid (if any) and the fair market value of Common Stock at settlement. If the recipient receives actual shares at settlement, the holding period will begin at settlement and the tax basis will be equal to the sum of the cash, if any, paid plus the amount of compensation income recognized at vesting. Dividend equivalents (if offered) will be taxed as additional compensation income at settlement. All such taxable amounts are generally deductible by the Company at the time and in the amount of the ordinary compensation income recognized by the holder.

Additional Federal Tax. A recipient may be required to pay a 3.8% Medicare tax with respect to net investment income, including dividends on and gains from the sale or other disposition of Common Stock, to the extent that total adjusted income exceeds applicable thresholds.

Withholding and other consequences. All compensation income of a recipient with respect to an Award will be subject to appropriate federal, state and local income and employment tax withholding.

Tax effect for the Company. The Company is generally entitled to an income tax deduction in connection with an Award under the Amended and Restated 2023 Plan in an amount equal to the compensation income recognized by a recipient at the time the recipient recognizes such income, subject to the limitation on the deduction of executive compensation under Section 162(m) of the Internal Revenue Code in the case of certain executives. Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers. In addition, each person covered by Section 162(m) of the Code for a particular year remains subject to the $1,000,000-limit in subsequent years, even if not included in that group for the year. It is expected that certain of the Company’s compensation arrangements may result in non-deductible compensation when the total exceeds $1,000,000. Nevertheless, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and the Compensation Committee reserves the right to pay nondeductible compensation when appropriate.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON RECIPIENTS OF AWARDS UNDER THE AMENDED AND RESTATED 2023 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A RECIPIENT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY STATE OR FOREIGN COUNTRY IN WHICH THE RECIPIENT MAY RESIDE. THE FOREGOING SUMMARY IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, TO AVOID PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER.

On January 10, 2023, pursuant to the Prior Plan, we granted: (a) options to purchase up to an aggregate of 9,169 shares of Common Stock to employees and directors and (b) 1,667 RSUs to employees. On March 9, 2023, pursuant to the Prior Plan, we granted an option to purchase up to 1,500 shares of Common Stock to a director. On June 23, 2023, we granted options to acquire 5,200 shares of Common Stock to employees (inclusive of options that have not yet been granted but the Company has agreed to grant in connection with the closing of the IPO) and cancelled an RSU for 16,667 shares issued to an employee on January 10, 2023. On June 14, 2024, pursuant to the Prior Plan, we granted options to acquire 63,400 shares of Common Stock to employees and one of the directors and 25,800 RSUs to the other directors. On October 22, 2024, pursuant to the Prior Plan, we granted options to acquire 5,000 shares of Common Stock to a consultant to the Company. On November 13, 2024, pursuant to the Prior Plan, we granted 9,869 RSUs to certain directors. On April 11, 2025, pursuant to the Prior Plan, we granted options to acquire 7,899 shares of Common Stock to one employee and one director. On July 2, 2025, pursuant to the Amended and Restated 2023 Plan, we granted options to acquire 1,462,126 shares of Common Stock to employees and directors and 479,851 RSUs to employees and directors. On August 13, 2025, pursuant to the Amended and Restated 2023 Plan, we granted options to acquire 3,750 shares of Common Stock to employees and 1,232 RSUs to employees.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Director Compensation for Fiscal Year 2024

We have not implemented a formal policy with respect to compensation payable to our non-employee directors. From time to time, we have granted equity awards to attract individuals to join our board of directors and for their continued service thereon. In 2024, independent directors of Channel received $14,396 in cash compensation. In addition, in 2024 directors were granted options to purchase 9,000   shares of Common Stock at fair market value as of the date of issuance, expiring ten years from issuance and RSUs representing 35,667 shares of Common Stock. In addition, we reimburse our directors for expenses associated with attending meetings of our board of directors and its committees. Our board of directors is still in the process of considering the non-employee director compensation policy.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Todd Davis	14,396	52,258	299,215	—	20,000	—	385,869
Ezra Friedberg	14,396	26,111	149,608	—	20,000	—	210,115
Richard Malamut	14,396	26,111	149,608	—	20,000	—	210,115
Chia-Lin Simmons	14,396		183,675	—	20,000	—	218,071
Peter Greenleaf	—	—	—	—	—	—	—
Matt Pauls	—	—	—	—	—	—	—
Rich Baxter	—	—	—	—	—	—	—
Scott Plesha	—	—	—	—	—	—	—

(1) Amounts reflect the aggregate grant date fair value of the stock options granted to each named executive officer during the fiscal year ended December 31, 2024 and 2023, as computed in accordance with Financial Accounting Standards Board ASC 718.

Policies and Practices Related to The Grant of Certain Equity Awards

We maintain the Amended and Restated 2023 Plan through which we grant equity awards, including stock options and stock appreciation rights, to our named executive officers, other employees, and directors as part of our compensation program. In addition, certain employment agreements with our named executive officers provide for the grant of such equity awards. We do not currently have a formal policy governing the timing of grants of stock options, stock appreciation rights, or similar option-like instruments to named executive officers or directors in relation to the release of material nonpublic information. Equity awards under the Amended and Restated 2023 Plan have been granted from time to time, including to directors to encourage their initial or continued service on our board of directors. Our board of directors is evaluating the adoption of a policy concerning the timing of such awards relative to material non-public information disclosures. We have not adopted any practice of timing, and do not time, the release of material non-public information to affect the value of equity awards granted to named executive officers or directors.

During the year ended December 31, 2024, there were no equity grants made to our executive officers during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our Common Stock trades on NYSE American under the symbol “PTHS.”

Holders of our Common Stock

As of September 15, 2025, there were approximately 18 holders of record of our Common Stock. This number does not include shares of Common Stock held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

Reference is made to “Executive and Director Compensation—Equity Incentive Plan—The Pelthos Therapeutics Inc. Amended and Restated 2023 Equity Incentive Plan” of this Form 8-K/A.

Recent Sales of Unregistered Securities

In conjunction with the consummation of the Merger, the Company closed the PIPE Financing pursuant to the Securities Purchase Agreement executed concurrently with the Merger Agreement, by and among the Company, and the PIPE Investors. At the closing of the PIPE Financing, which occurred immediately prior to the Effective Time, the Company issued an aggregate of 50,100 shares of Series A Preferred Stock to the PIPE Investors for gross proceeds of approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest under an outstanding convertible note.

Each share of Series A Preferred Stock is convertible into shares Common Stock, subject to certain beneficial ownership limitations, including a 49.9% cap for Ligand and a 4.99% cap for other PIPE Investors. Immediately following the PIPE Financing, certain PIPE Investors converted 23,810 shares of Series A Preferred Stock into an aggregate of 2,381,000 shares of Common Stock (after giving effect to the Reverse Stock Split).

The Securities Purchase Agreement also provides the PIPE Investors with customary rights, including participation rights in future financings, anti-dilution protections, and registration rights pursuant to a Registration Rights Agreement entered into on the Closing Date. The Company is obligated to file a resale registration statement with the SEC covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

Reference is made to the disclosures regarding recent sales of unregistered securities set forth Channel’s documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated into this Form 8-K/A by reference.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Stock Repurchase Plan:

On August 5, 2024, the board of directors authorized a stock repurchase plan (the “Repurchase Plan”) pursuant to which up to $250,000 of the Company’s Common Stock may be repurchased prior to December 31, 2024, unless completed sooner or otherwise extended. We established the Repurchase Plan on the premise that the value of the Company’s programs and prospects were not reflected in the trading price of the Company’s Common Stock on the NYSE American and in an effort to maintain a minimum price relative to NYSE American’s listing standards. Further, the Company endeavored to balance the repurchase of what the Company felt was undervalued stock and the Company’s available cash, as a result of which, the timing and actual number of shares repurchased have depended and will continue to depend on a variety of factors including trading price of the Company’s Common Stock on the NYSE American, the Company’s financial performance, corporate and regulatory requirements and other market conditions.

Repurchase Plan Amendment

On October 22, 2024, the board of directors authorized an amendment (the “Plan Amendment”) to the Repurchase Plan to increase the total value of shares of Common Stock available for repurchase by the Company under the Repurchase Plan by an additional $500,000, to $750,000. In addition, the Plan Amendment extended the termination date of the Repurchase Plan from December 31, 2024 to June 30, 2025, prior to which Common Stock may be repurchased.

We did not repurchase any shares during the second quarter of 2025 and the Repurchase Plan expired on June 30, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our audit committee charter requires the audit committee to review, consider, and approve in advance all future transactions, in which we are a participant, that involve amounts that equal or exceed $120,000 and in which any Related Person has or will have a direct or indirect material interest in such transaction. Related Persons include any of our directors, executive officers, holder of 5% or more of any class of our capital stock, or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K. In approving or rejecting any such proposal, our audit committee is to consider all available information deemed relevant by the audit committee, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our Common Stock and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for its audit committee to review such transaction due to a conflict of interest. Such policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our Common Stock or with any of their immediate family members or affiliates, in which the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two fiscal years, will be presented to its audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Channel Related Person Transactions

The following is a summary of transactions among related parties that occurred from Channel’s incorporation, until its merger with and into LNHC:

In May 2021, Chromocell Corporation, a Delaware corporation (“Chromocell Holdings”), Channel and Flamands International Holdings LLC (“Flamands”) commenced negotiations regarding a three-party agreement whereby Chromocell Holdings would spin off assets and liabilities associated with its therapeutics operations to Channel and Flamands would provide funding to Channel. As the parties contemplated various transactional structures, an agreement was never effectuated because significant details concerning the assumption of liabilities were never finalized. Chromocell Holdings instead provided multiple advances to Channel for its operations from May 2021 through August 2022. At December 31, 2021, all amounts previously received from Chromocell Holdings by Channel were recorded as advances payable on Channel’s consolidated financial statements.

On August 10, 2022, Channel and Chromocell Holdings entered into the Contribution Agreement effecting (1) the contribution by Chromocell Holdings to Channel of assets related to Chromocell Holdings’ therapeutics business, which Channel transferred to Channel (the “Therapeutics Business”), including all intellectual property secrets related to Chromocell Holdings’ NaV1.7 program and its clinical-stage CC8464 lead compound, (2) assumption by Channel of direct liabilities related to Chromocell Holdings’ historical Therapeutics Business in the amount of $1,556,323 as well as a cash payment by Channel to Chromocell Holdings of $597,038 within three business days of the closing of the IPO and (3) the issuance by Channel to Chromocell Holdings of 1,111,112 shares of Channel common stock and 600,000 shares of Channel Series A preferred stock.

On August 2, 2023, Channel entered into a Side Letter to the Contribution Agreement with Chromocell Holdings (the “Holdings Side Letter”). Pursuant to the Holdings Side Letter, upon closing of the IPO: (a) Chromocell Holdings re-assumed all $1.6 million in direct liabilities previously assumed by Channel in accordance with the Contribution Agreement, (b) Chromocell Holdings waived Channel’s obligations to make a cash payment in the amount of $0.6 million to Chromocell Holdings, and (c) in consideration thereof, Channel issued to Chromocell Holdings 2,600 shares of Series C Preferred Stock (as defined below).

On April 17, 2023, Chromocell Holdings forfeited 133,745 shares of Channel common stock as Chromocell Holdings did not fund its pro rata allocation in a bridge financing in April 2023 for an aggregate principal amount of $393,808 (the “April Bridge Financing”), per the terms governing the April Bridge Financing.

On December 18, 2024, 747,187 shares of Channel common stock and 2,600 shares of Series C Preferred Stock held by Chromocell Holdings were transferred by Channel to Alexandra Wood (Canada) Inc. (“AWI”) in satisfaction of a default judgement against Chromocell Holdings regarding the default by Chromocell Holdings of a secured promissory note by order of the Supreme Court of the State of New York, County of New York on November 25, 2024 in the matter Alexandra Wood (Canada) Inc v. Chromocell Corp., Index No. 651735/2024. AWI subsequently transferred 173,000 shares of Chromocell Holding’s Channel common stock that it received such that AWI now owns 574,187 shares of the Channel common stock originally issued to Chromocell Holdings in connection with the Contribution Agreement.

On December 6, 2022, Channel and Mr. Todd Davis, one of Channel’s directors, entered into the promissory note in the aggregate principal amount of $175,000 (the “Director Note”). The Director Note had an original issuance discount of $75,000 and matures on December 31, 2023, or, if earlier to occur, upon the closing of an underwritten offering of securities resulting in at least $15 million in gross proceeds. Mr. Davis, as lender, had the right but not the obligation to subscribe to the underwritten offering by presenting the Director Note in whole or in part to purchase such securities as legal tender therefor, on a dollar-for-dollar basis based upon the offering price of such securities to the public. The Director Note bears no interest except in the case of certain events of default. As of December 31, 2023, there was an unamortized debt discount of $0. On December 28, 2023, Channel entered into an amendment to the Director Note, which extended the maturity date to February 29, 2024.

On April 17, 2023, Channel entered into the April Bridge Financing for working capital purposes with various accredited investors, all of whom are pre-existing stockholders, including Chromocell Holdings, Boswell Prayer Ltd., Motif Pharmaceuticals Ltd, Aperture Healthcare Ventures Ltd., MDB Merchants Park LLC, Balmoral and AME Equities LLC (each a related party based on share ownership in excess of 5% or resulting from a principal at one of the entities being on Channel’s board of directors) in the aggregate principal amount of $389,757, after giving effect to the affiliate transactions with the Representative (as defined below). During the year ended December 31, 2023, Channel received an aggregate of $303,651 in advances prior to the close of the April Bridge Financing from certain of the participating investors. Such advances accrued interest at a rate of eight percent (8%) per annum until close of the April Bridge Financing on April 17, 2023, for a total of $19,323 in aggregate interest on all advances during the year ended December 31. The April Bridge Financing consists of senior secured convertible notes that had a maturity date of October 17, 2023. On October 12, 2023, Channel entered into a first amendment to the senior secured convertible notes in the April Bridge Financing, which extended the maturity of the notes to November 1, 2023. On October 24, 2023, Channel entered into a second amendment to the senior secured convertible notes in the April Bridge Financing, which extended the maturity of the notes to November 14, 2023. On November 13, 2023, Channel entered into a third amendment to the senior secured convertible notes in the April Bridge Financing, which further extended the maturity of the notes to February 29, 2024. Such notes accrue interest on the unpaid principal amount at a rate of eight percent (8%) per annum and will automatically convert into 87,109 shares of Channel common stock in connection with the IPO at a twenty percent (20%) discount to the price per IPO Share (based on the IPO price of $6.00 per IPO Share). The senior secured convertible notes issued in the April Bridge Financing are secured by a security interest in all of Channel’s assets (including its patents and intellectual property licenses). In connection with the April Bridge Financing, on April 17, 2023, Channel also entered into a securities purchase agreement with holders of the notes, pursuant to which Channel is required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of Channel common stock received by holders of the notes upon conversion of such notes.

On September 1, 2023, Channel entered into a bridge financing in September 2023 for an aggregate principal amount of $198,128 (the “September Bridge Financing” and together with the April Bridge Financing, the “Bridge Financings”) with various accredited investors, certain of which are pre-existing stockholders, including Aperture Healthcare Ventures Ltd., MDB Merchants Park LLC, Balmoral and AME Equities LLC (each a related party based on share ownership in excess of 5% or resulting from a principal at one of the entities being on Channel’s board of directors) in the aggregate principal amount of $197,421, after giving effect to the Representative Affiliate Transactions. The September Bridge Financing consists of senior secured convertible notes that have a maturity date of March 1, 2024. Such notes accrue interest on the unpaid principal amount at a rate of eight percent (8%) per annum and automatically converted into shares of Channel common stock in connection with the IPO at a twenty percent (20%) discount to the price per IPO Share plus 549 Bonus Shares (43,385 shares, based on the IPO price of $6.00 per IPO Share). The senior secured convertible notes issued in the September Bridge Financing are secured by a security interest in all of Channel’s assets (including its patents and intellectual property licenses). In connection with the September Bridge Financing, on September 1, 2023, Channel also entered into a securities purchase agreement with holders of the notes, pursuant to which Channel is required to file a registration statement within 180 calendar days after consummation of the IPO, providing for the resale of Channel common stock received by holders of the notes upon conversion of such notes. Additionally, Channel entered into a subordination and intercreditor agreement, effective September 1, 2023, with the holders of the senior secured convertible notes issued in the April Bridge Financing, pursuant to which those notes and certain liens of Channel will be subordinated to the rights of the holders of the notes issued in the September Bridge Financing.

On October 12, 2023, Channel and four existing investors entered into promissory notes (the “October Promissory Notes”) with an aggregate face amount of $210,000 and an aggregate purchase price of $175,000. The October Promissory Notes mature on November 12, 2023 or, if earlier to occur, upon the closing of the IPO. The October Promissory Notes bear no interest except in the case of certain events of default. On November 7, 2023, Channel amended and restated the October Promissory Notes to extend the maturity dates of the October Promissory Notes to November 17, 2023. On November 13, 2023, Channel amended and restated the October Promissory Notes to further extend the maturity dates of the Promissory Notes to February 29, 2024. The October Promissory Notes were repaid on February 26, 27 and 28, 2024.

On November 22, 2023, Channel commenced a rights offering (the “Rights Offering”) pursuant to which Channel distributed non-transferable subscription rights (the “Subscription Rights”) to each holder of Channel common stock held as of 5:00 p.m. Eastern Standard Time on November 22, 2023, the record date for the Rights Offering. The Subscription Rights could be exercised at any time during the subscription period, which commenced on November 22, 2023 and expired at 5:00 p.m., Eastern Standard Time, on December 1, 2023. The Subscription Rights were offered to all of its pre-existing stockholders, including Aperture Healthcare Ventures Ltd., MDB Merchants Park LLC, Balmoral and AME Equities LLC (each a related party based on share ownership in excess of 5%, or resulting from a principal at one of the entities being on Channel’s board of directors), and each participated and exercised their Subscription Rights to purchase an aggregate of 1,211,238 shares of Channel common stock at the Subscription Price. In addition, Channel distributed to Mr. Knuettel, its Chief Executive Officer and Chief Financial Officer, and Mrs. Lara Knuettel c/o The Lara H. Knuettel Revocable Trust, a trust for which Mr. Knuettel and his wife are co-trustees (the “Knuettel Trust”), and at no charge to them, additional non-transferable Subscription Rights to purchase up to an aggregate 158,731 shares of Channel common stock in the Rights Offering at the same Subscription Price. On December 27, 2023, the Knuettel Trust made a charitable donation of 27,778 of those shares to Temple Israel of the City of New York. On June 28, 2024, the Knuettel Trust made an additional charitable donation of 5,000 shares to Temple Israel of the City of New York and 15,000 shares to The Hewitt School. Also on December 27, 2023, AME Equities LLC made a charitable donation of 87,778 of its shares to Ballantyne Jewish Center, Inc. Upon the closing of the Rights Offering, Channel issued an aggregate of 2,442,468 shares of Channel common stock and received aggregate net proceeds of $246,201, after giving effect to the Representative Affiliate Transactions, which Channel used primarily for general corporate purposes and expenses associated with its IPO.

On December 23, 2023, Channel entered into an exclusive licensing agreement (the “Benuvia License Agreement”) with Benuvia Operations LLC (“Benuvia”) for the Diclofenac Spray Formulation (as defined below), an intranasal spray formulation of Rizatriptan and an Ondansetron sublingual spray formulation (collectively, the “Spray Formulations”, diversifying its pipeline of non-opioid pain treatment therapies, while adding therapeutic options for related conditions. The sublingual formulation of a Diclofenac spray for the treatment of acute pain (the “Diclofenac Spray Formulation”) is patented and has started clinical development in human volunteers. Preliminary pharmacokinetics suggest that this formulation may have a faster onset of action than oral Diclofenac tablets. Diclofenac is an NSAID that is also marketed under additional brand names including Voltaren and Cataflam in its pill form. Rizatriptan, whose brand name is Maxalt, is used for the acute treatment of migraines as a pill. By a number of clinical measures it is thought to be superior to Sumatriptan. A sublingual formulation of Rizatriptan may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea as a result of the migraine headache. Ondansetron is an anti-emetic that is available in oral and intravenous form. An Ondansetron sublingual spray formulation may potentially have a faster onset of action than an oral form and may be easier to tolerate than swallowing a pill when patients are experiencing nausea. Under the terms of the Benuvia License Agreement, Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, but Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations and Channel will purchase the Spray Formulations exclusively from Benuvia, pursuant to the Benuvia Supply Agreement. The initial sale price per unit for each Spray Formulation payable by Channel to Benuvia pursuant to the Benuvia Supply Agreement shall be subject to good faith negotiations; provided that the initial price for each Spray Formulation and the price for each Spray Formulation during the term of the Benuvia License Agreement in no event shall be less than Benuvia’s cost of manufacturing the respective Spray Formulation plus a gross margin to Benuvia. The price for each Spray Formulation shall be subject to an annual increase in amounts equal to the percentage change in the Producer Price Index, Pharmaceutical Preparations as published by the U.S. Department of Labor, Bureau of Labor Statistics.

Under the terms of the Benuvia License Agreement, Channel obtained exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations. In connection with the Benuvia License Agreement, Channel agreed to pay Benuvia a six and one-half percent (6.5%) royalty on net sales of the Spray Formulations for a period of up to 15 years from the date of the first commercial sale of the Spray Formulations. To date, Channel has paid $0 to Benuvia as royalty on net sales of the Spray Formulations. Pursuant to the stock issuance agreement with Benuvia (the “Benuvia Stock Issuance Agreement”), Channel issued to Benuvia 384,226 shares of Channel common stock, which may be offered and sold pursuant to a resale prospectus. Benuvia will be responsible for the manufacturing and supply of the Spray Formulations, which is capped not to exceed a specific gross margin for Benuvia, and Channel has a most favored nation rate on development and regulatory services.

Under the Benuvia License Agreement, Channel will have exclusive, worldwide rights to develop, commercialize and distribute the Spray Formulations. Further, Channel has the right to request a bid from a third party to manufacture the Spray Formulations once each year.

The Benuvia License Agreement contains standard termination provisions. The Benuvia License Agreement may be terminated in its entirety, on a Spray Formulation by Spray Formulation basis, and by country by county for a material breach not cured within sixty (60) days after written notice thereof. If Channel breaches any of its payment obligations under the terms of the Benuvia License Agreement that are not the subject of a good faith dispute and are not cured within twenty (20) business days following notice thereof, Benuvia may terminate the Agreement upon written notice to Channel. Channel also has the right to terminate the Benuvia License Agreement in the event Channel determines, in its reasonable business judgment, that (i) any of the Spray Formulations will not be differentiated from oral tablets to result in a financially viable product or (ii) after having discussed a Spray Formulations with the FDA, Channel determines in its reasonable business judgment, that the cost of development of such Spray Formulation would exceed any reasonable forecast of a positive financial return. In the event Channel terminates the License Agreement, the parties will negotiate in good faith a license agreement to any improvements Channel made to the Spray Formulations, including any clinical trial data, and Benuvia will pay Channel a pre-determined royalty for such license. Mr. Davis, one of our directors, serves as the Chairman and Chief Executive Officer of Benuvia Holdings, LLC, which is the ultimate parent company of Benuvia.

On February 8, 2024, Channel and certain affiliates of the Representative entered into Bridge Financing Note Amendments. Under the Bridge Financing Note Amendments, both notes issued in the April Bridge Financing and the September Bridge Financing had a maturity date of March 1, 2024, and the full principal amount of both notes and any accrued interest thereon was payable solely in cash upon the consummation of the IPO. Both notes had an annual interest rate of eight percent (8%), which accrued daily, and was calculated on the basis of a 360-day year (consisting of twelve 30 calendar day periods).

On February 10, 2024, Channel entered into a Stock Rescission Agreement (the “Stock Rescission Agreement”) with certain affiliates of the representative of the underwriters of the IPO (the “Representative”), pursuant to which Channel rescinded 111,129 shares of Channel common stock held by such affiliates of the Representative and agreed to refund an aggregate of $91,512 paid by such affiliates of the Representative in consideration therefor within 30 days of the effective date of the Stock Rescission Agreement.

LNHC Transactions

The following includes a summary of transactions from January 1, 2022 until the Merger, to which LNHC has been a party in which the amount involved exceeded or will exceed the lesser of (i) $120,000 and (ii) 1% of the average of LNHC’s total assets at year-end for the prior two fiscal years, and in which any of LNHC’s directors, executive officers or, to LNHC’s knowledge, beneficial owners of more than 5% of LNHC capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements.

Assignment Agreement

Ligand and LNHC entered into an Assignment Agreement, dated March 24, 2025 (the “Assignment Agreement”), pursuant to which LNHC assigned to Ligand all of its material assets and liabilities (including intellectual property rights and contracts) relating to the NITRICIL platform technology, ZELSUVMI, and product candidates that utilize the NITRICIL platform technology. Ligand’s rights to the assigned assets under the Assignment Agreement are subject to the License Agreement described below.

License Agreement

Ligand and LNHC entered into an Exclusive License and Sublicense Agreement, dated March 24, 2025, pursuant to which Ligand granted to LNHC an exclusive, sublicensable license under the intellectual property rights assigned to Ligand pursuant to the Assignment Agreement to exploit ZELSUVMI™ (berdazimer) topical gel (the “Licensed Product”) for the treatment of molluscum contagiosum in humans (the “Licensed Field”) anywhere in the world except Japan (the “Territory”) and to make and have made certain compounds and products as defined in the Sato Agreement, pursuant to which Sato has received certain rights to certain compounds and products in Japan.

LNHC will use commercially reasonable efforts to commercialize the Licensed Product in the Licensed Field in the Territory. Within one year of the effective date of the License Agreement, Ligand and LNHC will also negotiate in good faith a development and funding agreement for LNHC to obtain rights to develop and commercialize the product program designated SB207.

LNHC will pay Ligand a 13% royalty on net sales of the Licensed Product. LNHC will also pay Ligand an aggregate amount of $10 million upon the achievement of certain sales and commercial milestones. LNHC will further pay Ligand a low-mid percentage of non-royalty payments received from its sublicensees.

Unless terminated earlier according to its terms, the License Agreement will expire when LNHC ceases to actively exploit the Licensed Product. Either party may terminate for the other party’s material breach subject to a notice and cure period. Ligand may terminate if LNHC fails to achieve certain regulatory and commercial milestones with respect to certain major markets, if LNHC challenges the licensed patents or if LNHC becomes insolvent.

Master Services Agreement

In connection with drug products developed by Ligand, its affiliates or its licensees (the “Ligand Parties”) utilizing the NITRICIL platform technology, Ligand and LNHC entered into a Master Services Agreement, pursuant to which LNHC will provide to the Ligand Parties certain development and manufacturing services in connection with such drug products developed by the Ligand Parties. In the event Ligand wishes to manufacture any product that uses the NITRICIL platform technology for other than ZELSUVMI (berdazimer) topical gel for the treatment of molluscum contagiosum in humans, then LNHC will transfer all necessary know-how to enable Ligand or its designee to manufacture such product. The Master Services Agreement will expire on March 24, 2040, subject to Ligand’s election to renew the Master Services Agreement for additional five-year periods, provided Ligand gives at least 90 days’ prior written notice thereof to LNHC. Ligand may terminate the Master Services Agreement for any reason or if LNHC undergoes a change in control, provided Ligand gives at least 30 days’ prior written notice to LNHC. Either party may terminate for the other party’s material breach subject to a notice and cure period or if the other party becomes insolvent or bankrupt.

Ligand Bridge Note

Effective January 1, 2025, LNHC entered into a revolving bridge promissory note with Ligand (the “Ligand Bridge Note”) under which any amounts of cash transfers from Ligand to LNHC, and settlement of LNHC’s expenses directly by Ligand, starting from January 1, 2025, are considered a loan from Ligand to LNHC. The maximum borrowing under the Ligand Bridge Note is $18.0 million. The Ligand Bridge Note was repaid at the closing of the Merger, and the amount repaid under the Ligand Bridge was offset against Ligand’s funding commitment in the PIPE Financing.

Post-Merger Related Party Transactions

On July 1, 2025, the Company consummated the Merger with LNHC, pursuant to which Merger Sub merged with and into LNHC, with LNHC surviving the Merger and continuing as a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, executed by and among the Company, Merger Sub, LNHC and Ligand, the Merger closed on July 1, 2025. At the Effective Time, the Company issued an aggregate of approximately 31,278 shares of Series A Preferred Stock to Ligand, based on the exchange ratio set forth in the Merger Agreement. Immediately following the Effective Time, approximately 57,568 shares of Series A Preferred Stock were issued and outstanding. Following the Merger, LNHC became a wholly-owned subsidiary of the Company, and the Company adopted the business plan of LNHC. LNHC is a biopharmaceutical company committed to commercializing innovative, safe, and efficacious therapeutic products to help patients with unmet treatment burdens.

In conjunction with the consummation of the Merger, the Company closed the PIPE Financing pursuant to the Securities Purchase Agreement. At the closing of the PIPE Financing, which occurred immediately prior to the Effective Time, the Company issued an aggregate of 50,100 shares of Series A Preferred Stock to the PIPE Investors for gross proceeds of approximately $50.1 million, consisting of approximately $50.0 million in cash and the conversion of approximately $0.1 million of principal and interest under an outstanding convertible note.

Each share of Series A Preferred Stock is convertible into shares of Common Stock, subject to certain beneficial ownership limitations, including a 49.9% cap for Ligand and a 4.99% cap for other PIPE Investors. Immediately following the PIPE Financing, certain PIPE Investors converted 23,810 shares of Series A Preferred Stock into an aggregate of 2,381,000 shares of Common Stock (after giving effect to the Reverse Stock Split).

The Securities Purchase Agreement also provides the PIPE Investors with customary rights, including participation rights in future financings, anti-dilution protections, and registration rights pursuant to a Registration Rights Agreement entered into on the Closing Date. The Company is obligated to file a resale registration statement with the SEC covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

On the Closing Date, the Company effected the Reverse Stock Split and changed its name from Channel Therapeutics Corporation to Pelthos Therapeutics Inc. The Common Stock commenced trading on the NYSE American under the symbol “PTHS” on July 2, 2025.

Nomis RoyaltyVest

As an inducement to enter into the Securities Purchase Agreement, the Company and NRV entered into a Purchase and Sale Agreement, dated as of July 1, 2025, pursuant to which the Company sold to NRV, and NRV purchased, all of the Company’s rights, title and interest in and to a portion of the Company’s revenue payments for ZELSUVMI and all accounts with respect thereto. In addition, prior to the expiration of the Initial Royalty Term (as defined in the ZELSUVMI Royalty Agreement), NRV will receive a 1.5% royalty on net sales of ZELSUVMI worldwide, other than in Japan, and 3.46% of non-royalty sublicensing payments received by LNHC for its sublicensing of rights to ZELSUVMI, and (ii) after the expiration of the Initial Royalty Term, NRV will receive a 1.2% royalty on net sales of ZELSUVMI worldwide, other than in Japan, and 3.46% of non-royalty sublicensing payments received by LNHC for its sublicensing of rights to ZELSUVMI.

NRV, Ligand, and Madison

On July 1, 2025, the Company and NRV, Ligand, and Madison entered into a Purchase and Sale Agreement, pursuant to which the Company sold to each of NRV, Ligand, and Madison, and each of NRV, Ligand, and Madison purchased, all of the Company’s rights, title and interest in and to a portion of the Company’s revenue payments and all accounts related to or utilizing the Channel Covered Products. In addition, (A) prior to the expiration of the initial royalty term, (i) NRV will receive a 5.3% royalty, Ligand will receive a 1.7% royalty and Madison will receive a 1.5% royalty on Net Sales of the Channel Covered Products worldwide, and (ii) NRV will receive 12.23%, Ligand will receive 3.92% and Madison will receive 3.46% of non-royalty sublicensing payments received by Pharmaceutical Sub for its sublicensing of rights to the Channel Covered Products worldwide; and (B) after the expiration of the initial royalty term, (i) NRV will receive a 4.24% royalty, Ligand will receive a 1.36% royalty and Madison will receive a 1.2% royalty on Net Sales of the Channel Covered Products worldwide, and (ii) NRV will receive 12.23%, Ligand will receive 3.92% and Madison will receive 3.46% of non-royalty sublicensing payments received by Pharmaceutical Sub for its sublicensing of rights to the Channel Covered Products worldwide.

DESCRIPTION OF CAPITAL STOCK

General

The following description of the Company’s securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation, and our bylaws, each of which are filed as an exhibit to the Original Filing. Copies of these documents can be accessed through hyperlinks to those documents in the list of exhibits in our Original Filing.

Authorized Capital Stock

The Company’s authorized capital shares consist of (a) 200,000,000 shares of Common Stock and (b) 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share (our “Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

The holders of shares of Common Stock vote together as one class on all matters as to which holders of Common Stock are entitled to vote. Except as otherwise required by applicable law, all voting rights are vested in and exercised by the holders of Common Stock with each share of Common Stock being entitled to one vote, including in all elections of directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock are entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, upon our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in the net assets and funds legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities.

Other Rights and Preferences

Holders of Common Stock have no preemptive rights or other subscription rights, conversion rights, registration rights, redemption or sinking fund provisions by virtue of only holding such shares.

Preferred Stock

The board of directors has the authority, without further action by the Company’s stockholders, to issue up to 20,000,000 shares of Preferred Stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholder. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon the Company’s liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

Series A Convertible Preferred Stock

The Company has filed a Series A Certificate of Designations of Series A Convertible Preferred Stock with the Secretary of State of the State of Nevada designating 150,000 shares of Preferred Stock as the Series A Preferred Stock.

Dividend Rights

Holders of Series A Preferred Stock are entitled to receive dividends as and when declared by the board of directors, in its sole discretion. Any such dividends are payable in cash out of legally available funds and are calculated based on the stated value of each share of Series A Preferred Stock. Dividends are not guaranteed and will only be paid if and when declared by the board of directors.

Voting Rights

Holders of Series A Preferred Stock are entitled to receive notice of and vote at all shareholder meetings alongside holders of Common Stock, voting together as a single class provided, that each Holder will be deemed to have waived any voting rights such that the aggregate voting rights of any Common Stock beneficially owned by such holder and/or any of its Attribution Parties (as defined in the Series A Certificate of Designations), collectively, on any record date shall not exceed the Maximum Percentage (as defined below). Each share of Series A Preferred Stock has the right to vote together with the shares of Common Stock in an amount equal to the voting power of the aggregate number of shares of Common Stock that would be issuable to such holder upon conversion of such share of Series A Preferred Stock as if the conversion price of such share of Series A Preferred Stock was $1.255 (the “Voting Conversion Price”), such that each share of Series A Preferred Stock shall be entitled to vote, with the aggregate voting power of a holder’s Series A Preferred Stock limited by the Maximum Percentage, subject to adjustment in the event of stock splits, combinations, or stock dividends affecting the Common Stock. Except as otherwise required by the Charter, Bylaws, or applicable law, Series A Preferred Stockholders have no special voting rights. However, where Nevada law requires a separate class or series vote for certain corporate actions, approval by the holders of a majority of the outstanding Series A Preferred Stock, voting together as a class, will be sufficient.

Conversion

Each share of Series A Preferred Stock will be convertible at any time at the holder’s option into a number of shares of Common Stock equal to (i) $1,000, subject to adjustment, plus any all declared and unpaid dividends thereon as of such date of determination, plus any other amounts owed to such holder pursuant to the Series A Certificate of Designations, divided by (ii) $1, subject to adjustments.

In general, a holder will not have the right to convert any portion of Series A Preferred Stock if the holder (together with its Attribution Parties) would beneficially own in excess of 49.9%, in the case of Ligand, and 4.99%, in the case of the other PIPE Investors (in each case, the “Maximum Percentage”), of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Certificate of Designations. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

The Series A Certificate of Designations requires liquidated damages and “buy-in” payments to be made by us for failure to deliver shares of Common Stock issuable upon conversion.

Liquidation Rights

In the event of a liquidation event, the holders of the Series A Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to our shareholders, the amount per share such holder would receive if such holder converted such shares of the Company Series A Preferred Stock into the Company Common Stock immediately prior to the date of such payment (without regard to any limitation on conversion set forth herein). Upon payment of such amount in full on the outstanding the Company Series A Preferred Stock, holders of the Series A Preferred Stock will have no rights to the Company’s remaining assets or funds, if any.

Series C Convertible Redeemable Preferred Stock

The Company has filed a Certificate of Designation of Series C Redeemable Convertible Redeemable Preferred Stock with the Secretary of State of the State of Nevada designating 5,000 shares of Preferred Stock as Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”).

Dividend Rights

The Series C Preferred Stock has no dividend rights.

Voting Rights

Holders of Series C Preferred Stock are not entitled to vote, unless otherwise permitted by the NRS.

Redemption Rights

The Company, at its option shall have the right to redeem a portion or all of the outstanding shares of Series C Preferred Stock at any time; provided, however, that the Company may not redeem any shares of the Series C Preferred Stock prior to the expiration of the lock-up period associated with this IPO without first obtaining consent of the holder of shares being redeemed. The Company shall pay in cash an amount equal to the Stated Value (as defined in the Certificate of Designation of Series C Convertible Redeemable Preferred Stock) per share of Series C Preferred Stock redeemed.

Conversion

Each share of Series C Preferred Stock will be convertible at any time at the holder’s option into a number of shares of Common Stock determined by (i) multiplying the number of shares of Series C Preferred Stock by the Stated Value of the Series C Preferred Stock, and then (ii) dividing the value obtained from the preceding clause (i) by 125% of the IPO Price (as defined in the Certificate of Designation of Series C Convertible Redeemable Preferred Stock). If the Common Stock trades for twenty (20) consecutive trading days above 175% of the IPO Price, each share of Series C Preferred Stock shall mandatorily convert into a number of shares of Common Stock equal to the result by multiplying 120% with the quotient obtained by dividing the Stated Value by the price per IPO Share issued to the public in connection with the IPO.

Liquidation Rights

The shares of Series C Preferred Stock will be entitled to a liquidation preference of $1,000 per share of Series C Preferred Stock (the “the Company Series C Liquidation Preference”). In the event that the Company voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the shares of Series C Preferred Stock are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series C Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Company’s business and affairs, and before the Company makes any distribution or payment out of the Company’s assets to the holders of Common Stock or any other class or series of the Company’s capital stock ranking junior to the Series C Preferred Stock with respect to distributions upon the Company’s liquidation, dissolution, or winding-up, an amount per share equal to the Series C Liquidation Preference.

Anti-Takeover Provisions

Some features of the NRS, which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of Common Stock as a result of a takeover bid. These provisions may also adversely affect the prevailing market price for shares of our Common Stock.

Acquisition of Controlling Interest

The NRS contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied.

Combination with Interested Stockholder

The NRS contains provisions governing combinations of a Nevada corporation that has 200 or more stockholders of record with an “interested stockholder.” These provisions only apply to a Nevada corporation that, at the time the potential acquirer became an interested stockholder, has a class or series of voting shares listed on a national securities exchange, or has a class or series of voting shares traded in an “organized market” and satisfies certain specified public float and stockholder levels. As we do not now meet those requirements, we do not believe that these provisions are currently applicable to us. However, to the extent they become applicable to us in the future, they may have the effect of delaying or making it more difficult to affect a change in control of the Company in the future.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;
●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
●	having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
●	representing 10% or more of the earning power or net income of the corporation.

The Company’s articles of incorporation expressly include a provision by which the Company elects to opt out of these provisions if and when the Company becomes a “resident domestic corporation” (as defined in NRS Section 78.427).

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws

The Company’s articles of incorporation provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of Common Stock then entitled to vote. Except as otherwise provided in the Company’s bylaws and articles of incorporation, any vacancies or newly created directorships on the board of directors resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Company’s bylaws also provide that only our chairman of the board of directors, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for the Company’s existing stockholders to replace the board of directors as well as for another party to obtain control of us by replacing the board of directors. Since the board of directors has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Company preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and may have the effect of delaying changes in the Company’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Common Stock that could result from actual or rumored takeover attempts. the Company believes that the benefits of these provisions, including increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

NRS 78.138 provides that a director of a corporation is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless: (a) the presumption that directors and officers acted in good faith on an informed basis with a view toward the best interest of the corporation has been rebutted and (b) it is proven that:

●	The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

●	such breach involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation provide that we will indemnify our directors, officers, employees, and agents to the fullest extent permitted by law. Indemnification applies to legal proceedings arising from service to the company or to another entity at the company’s request. However, indemnification for proceedings initiated by the individual requires prior Board authorization.

We have obtained a policy of directors’ and officers’ liability insurance.

We have entered into indemnification agreements with our directors and certain of our executive officers that provide, to the fullest extent permitted by applicable law, for indemnification, advancement of expenses, and other rights. These agreements generally require us to indemnify and hold harmless each director or officer against expenses (including reasonable attorneys’ fees and other costs), judgments, fines, penalties, and settlement amounts actually and reasonably incurred in proceedings arising out of their service to the company or at our request, provided they meet the applicable standards of conduct and comply with the procedures for requesting indemnification and advancement set forth in the agreements.

These agreements also provide for advancement of expenses prior to final disposition of a proceeding, subject to an undertaking to repay amounts advanced if it is ultimately determined that the individual is not entitled to indemnification. In certain circumstances, if indemnification is unavailable, the company may be obligated to contribute to losses or settle claims under terms favorable to the indemnitee, and it may not settle any matter involving the indemnitee without their written consent.

We believe these indemnification protections are necessary to attract and retain qualified individuals as directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation, bylaws and these agreements could discourage stockholders from bringing derivative or direct actions, even if such actions might be in the company’s or stockholders’ interests. Our financial condition could be adversely impacted to the extent we are required to pay for indemnification, advancement, or settlement costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons, the SEC has stated that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, no litigation or proceeding is pending or threatened involving any of our directors or officers for which indemnification is required or expected to be sought.

Listing

Shares of our Common Stock are listed on the NYSE American LLC under the symbol “PTHS”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company. The transfer agent’s address is 50 West Liberty Street, Suite 880, Reno NV 89501 and its telephone number is (775) 322-0626.

Item 2.02.  Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF LNHC

The following discussion and analysis should be read in conjunction with the section titled “Unaudited Pro Forma Financial Statements” and our condensed financial statements and related notes included elsewhere in this Form 8-K/A. This discussion and analysis and other parts of this Form 8-K/A contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the section titled “Risk Factors” and elsewhere in this Form 8-K/A. You should carefully read the “Risk Factors” section of this Form 8-K/A to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Solely with respect to this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LNHC”, section, the “Company” “we,” “us” and “our” refers to LNHC, Inc. and its consolidated subsidiary.

Separation from Ligand and Merger Agreement with Channel

We have historically operated as part of Ligand since the Novan Acquisition date on September 27, 2023, and not as a separate, publicly traded company. Our condensed financial statements have been derived from Ligand’s historical accounting records and are presented on a carve-out basis. All sales and costs as well as assets and liabilities directly associated with our business activity are included as a component of the condensed financial statements. The condensed financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Ligand’s corporate office and from other Ligand businesses to us and allocations of related assets, liabilities, and Ligand’s investment, as applicable. We believe the allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the condensed financial statements had we been an entity that operated separately from Ligand during the periods presented. Further, the historical condensed financial statements may not be reflective of what our results of operations, income (loss), historical financial position, equity or cash flows might be in the future.

We have entered into various agreements with Ligand to provide for the allocation between us and Ligand of Ligand’s assets, employees, liabilities and obligations attributable to periods prior to, at and after the separation and will govern certain relationships between us and Ligand after the separation.

On March 24, 2025, LNHC assigned its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to LNHC the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide, except for Japan. In addition, on March 24, 2025, LNHC and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with LNHC to provide active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. In addition, the agreement also allows Ligand to require LNHC to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer.

On April 17, 2025, Ligand and Channel announced the signing of a definitive merger agreement to combine LNHC (Ligand’s wholly owned subsidiary) with CHRO Merger Sub Inc., a wholly owned subsidiary of Channel. The merger was supported by $50 million in capital raised from a group of strategic investors.

On July 1, 2025, Channel Therapeutics Corporation, Merger Sub, LNHC, and solely for the purposes of Article III thereof, Ligand consummated the Merger, pursuant to which, (i) Merger Sub merged with and into LNHC, with LNHC as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company and (ii) the Company’s name was changed from Channel Therapeutics Corporation to Pelthos Therapeutics Inc.

The Company has launched and is focused on the commercialization of ZELSUVMI and is continuing to build its sales, marketing and commercial team to detail ZELSUVMI. The Company expects pediatricians, pediatric dermatologists, dermatologists and infectious disease specialists will be the target prescribers.

Overview

On September 27, 2023, Ligand acquired certain assets of Novan. This transaction (“Novan Acquisition”) was accounted for as a business combination. Novan was a medical dermatology company focused on developing and commercializing innovative therapeutic products for skin diseases. Through its NITRICIL technology platform, Novan had concentrated on developing SB206 (berdazimer gel, 10.3%) as a topical prescription gel for the treatment of viral skin infections, with a focus on molluscum contagiosum.

In January 2023, Novan submitted a New Drug Application to the FDA for berdazimer gel, 10.3% as a topical treatment for molluscum contagiosum which was subsequently approved by the FDA on January 5, 2024, and is commercially known as ZELSUVMI.

As of the effective date of the Novan Acquisition, all assets and liabilities acquired by Ligand in the Novan Acquisition were held by LNHC, which is a wholly owned subsidiary of Ligand.

Unless the context otherwise requires, the “Company” refers to LNHC.

Key Factors Affecting Our Results of Operations and Future Performance

We believe that our financial performance has been, and in the foreseeable future will continue to be, primarily driven by multiple factors as described below, each of which presents growth opportunities for our business. These factors also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. Our ability to successfully address these challenges is subject to various risks and uncertainties, including those described in the section of this Form 8-K/A titled “Risk Factors.”

●	We must effectively implement and maintain sales, marketing and distribution capabilities for our products to successfully commercialize and generate revenues from our products.

●	Our products must achieve a broad degree of physician and patient adoption and use necessary for commercial success. The commercial success of our approved products depends significantly on the broad adoption and use of such products by physicians and patients for approved indications.
●	Our product revenues will be dependent on sales to a few significant wholesale customers and the loss of, or substantial decline in, sales to one of these wholesale customers could have a material adverse effect on our expected future revenues and profitability.
●	Delays or disruptions in our supply chain and the manufacturing of our product could adversely affect our sales and marketing efforts.
●	Unexpected results in the analysis of raw materials, the API or drug product or problems with the execution of or quality systems supporting the analytical testing work, whether conducted internally or by third-party service providers, could adversely affect our commercialization activities.

Components of Results of Operations

Revenue

Revenue in all periods is primarily related to recognition of deferred revenue from a collaboration agreement with Sato Pharmaceutical Co., Ltd. (“Sato Agreement”). For information about Sato Agreement, see Note (3), Sato Agreement in the notes to our condensed financial statements.

Research and Development Expenses

Research and development expenses include all direct and indirect development costs incurred for the development of ZELSUVMI. These expenses include salaries and related costs, including stock-based compensation and travel costs for research and development personnel, allocated facility costs, laboratory and manufacturing materials and supplies, consulting fees, product development, preclinical studies, clinical trial costs, licensing fees and milestone payments under license agreements and other fees and costs related to the development of drug candidates. The cost of tangible and intangible assets that are acquired for use on a particular research and development project, have no alternative future uses, and are not required to be capitalized in accordance with the Company’s capitalization policy, are expensed as research and development costs as incurred.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of salaries, benefits and other personnel-related costs for employees in our executive, accounting and finance, corporate development, office administration, facility, legal and human resources functions as well as professional services fees, such as consulting, audit, tax and legal fees, general corporate costs and allocated overhead expenses. For the periods presented, selling expenses were not significant based on the stage of the business as it relates to its pre-commercial status. We expect that our selling, general and administrative expenses will increase substantially in absolute dollars in future periods, primarily due to the implementation and deployment of the commercial, sales, and marketing infrastructure necessary to sell ZELSUVMI, increased headcount to support anticipated growth in the business and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, director and officer insurance and professional services. We expect these expenses to vary from period to period as a percentage of revenue.

Amortization of Intangibles

The amortization of intangibles is related to Ligand purchase accounting of Novan upon which the Company recognized an intangible asset for NITRICIL technology in the amount of $10.7 million. This intangible asset is amortized on a straight-line basis over 15 years.

Interest expense

Interest expense is attributable to the Reedy Creek Purchase Agreement that was entered into on April 29, 2019, pursuant to which Reedy Creek provided funding to the Company in an amount of $25 million for the Company to pursue the development, regulatory approval and commercialization activities for SB206.

As of Novan Acquisition date, this liability was recognized at fair value in Ligand purchase accounting of Novan. Subsequently, this liability was accounted for under the effective interest method with non-cash interest expense added to the amount of liability on a quarterly basis. For information about the Reedy Creek Purchase Agreement, see Note (5), Reedy Creek Liability in the notes to our condensed financial statements.

Results of Operations

Revenue

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands)	2025	2024	2025	2024
Revenue	$317	$219	$611	$437

Q2 2025 vs. Q2 2024

Revenue was $317 thousand during the three months ended June 30, 2025, an increase of $98 thousand, or 45%, compared to $219 thousand for the three months ended June 30, 2024. Revenue in both periods was primarily related to the recognition of deferred revenue from Sato Agreement. Revenue increased primarily due to more delivery of study materials to Sato in 2025.

YTD 2025 vs. YTD 2024

Revenue was $611 thousand during the six months ended June 30, 2025, an increase of $174 thousand, or 40%, compared to $437 thousand for the six months ended June 30, 2024. Revenue in both periods was primarily related to the recognition of deferred revenue from Sato Agreement. Revenue increased primarily due to more delivery of study materials to Sato in 2025.

Operating Expenses

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands)	2025	2024	2025	2024
Operating expenses:
Research and development	$3,938	$2,288	$6,670	$5,617
Selling, general and administrative	12,384	3,174	16,646	7,087
Amortization of intangibles	—	178	162	357
Total operating expenses	$16,322	$5,640	$23,478	$13,061

Q2 2025 vs. Q2 2024

Research and development expense was $3.9 million during the three months ended June 30, 2025, an increase of $1.7 million, or 72%, compared to $2.3 million for the three months ended June 30, 2024. The increase in research and development expense was primarily attributable to increased personnel costs of approximately $0.6 million and increased costs related to preventive maintenance associated with equipment of $0.5 million.

Selling, general and administrative expense was $12.4 million during the three months ended June 30, 2025, an increase of $9.2 million, or 290%, compared to $3.2 million for the three months ended June 30, 2024. The increase in selling, general and administrative expense was primarily attributable to a $5.0 million milestone owed to Ligand related to ZELSUVMI commercialization activities, commercialization work, including marketing and education materials and conference costs totaling $1.8 million.

Amortization of intangibles was $0 thousand during the three months ended June 30, 2025, a decrease of $178 thousand, or 100%, compared to $178 thousand for the three months ended June 30, 2024. The decrease in amortization of intangibles was related to the transfer of the intangible asset for the NITRICIL technology from LNHC to Ligand in March 2025.

YTD 2025 vs. YTD 2024

Research and development expense was $6.7 million during the six months ended June 30, 2025, an increase of $1.1 million, or 19%, compared to $5.6 million for the six months ended June 30, 2024. The increase in research and development expense was primarily attributable to increased costs related to preventive maintenance associated with equipment of $0.5 million.

Selling, general and administrative expense was $16.6 million during the six months ended June 30, 2025, an increase of $9.6 million, or 135%, compared to $7.1 million for the six months ended June 30, 2024. The increase in selling, general and administrative expense was primarily attributable to a $5.0 million milestone owed to Ligand related to ZELSUVMI commercialization activities, commercialization work, including marketing and education materials and conference costs, totaling $1.7 million.

Amortization of intangibles was $162 thousand during the six months ended June 30, 2025, a decrease of $195 thousand, or 55%, compared to $357 thousand for the six months ended June 30, 2024. The decrease in amortization of intangibles was related to the transfer of the intangible asset for the NITRICIL technology from LNHC to Ligand in March 2025.

Other income (expense)

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands)	2025	2024	2025	2024
Other income (expense), net:
Interest expense	$(930)	$(380)	$(1,556)	$(750)
Other income (expense)	(26)	2	(49)	(4)
Total other income (expense), net	$(956)	$(378)	$(1,605)	$(754)

Q2 2025 vs. Q2 2024

Interest expense was $930 thousand during the three months ended June 30, 2025, an increase of $550 thousand, or 145%, compared to $380 thousand for the three months ended June 30, 2024. Interest expense is primarily attributable to a long-term liability to Reedy Creek. As of Novan Acquisition date, this liability was recognized at fair value in Ligand’s purchase accounting adjustments of Novan. Subsequently, this liability was accounted for under the effective interest method with non-cash interest expense added to the amount of liability on a quarterly basis. Interest expense increased primarily due to the increase in effective interest rate as a result of increased ZELSUVMI sales forecast, as well as the increased outstanding balance of the liability that interest rate is applied to as no payments have yet been made.

YTD 2025 vs. YTD 2024

Interest expense was $1,556 thousand during the six months ended June 30, 2025, an increase of $806 thousand, or 107%, compared to $750 thousand for the six months ended June 30, 2024. Interest expense is primarily attributable to a long-term liability to Reedy Creek. As of Novan Acquisition date, this liability was recognized at fair value in Ligand’s purchase accounting adjustments of Novan. Subsequently, this liability was accounted for under the effective interest method with non-cash interest expense added to the amount of liability on a quarterly basis. Interest expense increased primarily due to the increase in effective interest rate as a result of increased ZELSUVMI sales forecast, as well as the increased outstanding balance of the liability that interest rate is applied to as no payments have yet been made.

Income tax benefit

Income tax benefit amounted to zero and $59 thousand during the three months ended June 30, 2025 and 2024, and zero and $136 thousand during the six months ended June 30, 2025 and 2024, respectively. The amount of income tax benefit consists of federal deferred income tax benefit.

We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. We assessed the positive and negative evidence to determine if sufficient future taxable income will be generated to use the existing deferred tax assets. Our evaluation of evidence resulted in management concluding that the majority of our deferred tax assets will not be realized.

Liquidity and Capital Resources

Since Ligand’s acquisition of Novan, we have participated in Ligand’s centralized approach to cash management and financing of its operations. Accordingly, none of the cash, cash equivalents, and short-term investments at the corporate level have been assigned to our company in the condensed financial statements. Prior to separation, transfers of cash to and from Ligand have been reflected in parent company net investment in the historical condensed balance sheets, condensed statements of cash flows and condensed statements of changes in parent company net investment.

Effective January 1, 2025, we entered into a bridge loan agreement with Ligand under which any amounts of cash transfers from Ligand to us, or settlement of our expenses directly by Ligand, starting from January 1, 2025, will be considered a loan from Ligand to us. The maximum borrowing under the bridge loan agreement is $18 million. The repayment of this loan at closing of the Merger will be offset against Ligand’s funding commitment in the PIPE Financing.

In addition, on April 16, 2025, LNHC entered into a bridge loan agreement with two third-party lenders, part of the group of strategic investors led by Murchinson, for an aggregate amount of $6 million. This loan will accumulate interest on a risk-free rate, and will be either payable back to the lenders, or reduce their funding commitment with respect to the anticipated merger transaction.

Since the closing of the Merger, our capital structure and sources of liquidity have changed significantly from our historical capital structure, and Ligand is no longer be a source of liquidity for us. Since the closing of the Merger, our only sources of liquidity have been cash on hand and cash to be generated from product sales. We expect to continue to incur losses for the foreseeable future, as we continue to invest in commercialization activities for ZELSUVMI, add operational, financial and management information systems and personnel to support our operations and incur additional costs associated with operating as a public company.

Our ability to continue our operations is dependent upon our ability to obtain additional capital in the future and generate cash flows from operations. Based on our current projections, management believes there is substantial doubt about our ability to continue to operate as a going concern and to fund our operations through at least the next twelve months. While we completed an equity offering of $50.1 million in July 2025 related to the Merger, we expect that costs associated with the commercial launch of ZELSUVMI, in addition to other activities, will require us to raise additional funds. However, there is no assurance that we will be able to raise such additional funds on acceptable terms, if at all. If we raise additional funds by issuing securities, existing stockholders may be diluted.

In addition, we may utilize our available financial resources sooner than we currently expect. We will need to raise additional capital in the future if we decide to expand our business to develop other product candidates, or to pursue strategic investments or acquisitions, and we may consider raising additional capital to take advantage of favorable market conditions or financing opportunities or for other reasons.

Our future capital requirements will depend on many factors, including, but not limited to:

●	The level of sales achieved from the commercialization of ZELSUVMI for the treatment of molluscum contagiosum;
●	the costs of commercializing ZELSUVMI, including our business development and marketing efforts;
●	the effect of competing products and other market developments;
●	the extent to which we acquire or seek to develop other product candidates;
●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patents and other intellectual property and proprietary rights, and
●	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company.

We anticipate that our principal uses of cash in the future will be primarily to fund our operations, working capital needs, capital expenditures and other general corporate purposes.

Cash Flow Summary

	Six months ended
	June 30,
(Dollars in thousands)	2025	2024
Net cash provided by (used in):
Operating activities	$(15,664)	$(12,678)
Investing activities	(67)	$(29)
Financing activities	18,548	$12,707

Net cash used in operating activities for the six months ended June 30, 2025 and 2024 was $15.7 million and $12.7 million, respectively, consisting primarily of the operating loss for the respective period.

Net cash used in investing activities for the six months ended June 30, 2025 and 2024 was $67 thousand and $29 thousand, respectively, consisting exclusively of purchases of property and equipment.

Net cash provided by financing activities for the six months ended June 30, 2025 and 2024 was $18.5 million and $12.7 million, respectively, consisting exclusively of cash transferred to the Company from parent based on Company cash needs for operating and investing activities. Parent company managed our cash and financing arrangements prior to the completion of the separation.

Contractual Obligations and Commitments

We have entered into arrangements that contractually obligate us to make payments that will affect our liquidity and cash flows in future periods. Such arrangements include those related to our lease commitments, long-term debt, and long-term manufacturing agreements.

Lease Commitments

Our lease commitments reflect payments due under our operating lease agreement for our corporate headquarters and small-scale manufacturing site. The lease expires in 2032. As of June 30, 2025, our contractual commitments for the lease were $4.7 million, of which $324 thousand is expected to be paid through the end of 2025, and $4.4 million will be paid over the remaining term of such leases. For additional information on our leases and timing of future payments, please read Note (7), Leases, to the condensed financial statements included in this Form 8-K/A.

Reedy Creek

On April 29, 2019, we entered into the Reedy Creek Purchase Agreement with Reedy Creek, pursuant to which Reedy Creek provided funding to us in an amount of $25 million for us to pursue the development, regulatory approval and commercialization activities (including through out-license agreements and other third-party arrangements) for SB206, a topical gel with anti-viral properties being developed as a treatment for molluscum, and advancing programmatically such activities with respect to SB204, a once-daily, topical monotherapy being developed for the treatment of acne vulgaris, and SB414, a topical cream-based product candidate being developed for the treatment of atopic dermatitis. For additional information on our Reedy Creek obligation and timing of future payments, please read Note (5), Reedy Creek Liability, to the condensed financial statements included in this Form 8-K/A.

Ligand Pharmaceuticals

On March 24, 2025, we assigned our IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand, pursuant to which Ligand licensed to us the intellectual property rights necessary to make, use, sell or offer to sell ZELSUVMI for the treatment of molluscum contagiosum in humans worldwide, except for Japan. In addition, on March 24, 2025, we and Ligand also entered into a Master Services Agreement under which Ligand, or related parties, may contract with us to provide active pharmaceutical ingredients for clinical or commercial use related to NITRICIL technology. In addition, the agreement also allows Ligand to require us to provide manufacturing technology transfer services, if requested, for products other than ZELSUVMI for the treatment of molluscum contagiosum in humans, to a potential third-party manufacturer. For additional information on our Ligand obligation and timing of future payments, please read Note (4), License Agreements, to the condensed financial statements included in this Form 8-K/A.

Other Obligations

In February 2025, LNHC entered into a non-exclusive Contract Management Agreement with Orion to manufacture and assemble various components related to the ZELSUVMI commercial drug product, including the final fill/finish process and product packaging. This agreement has an initial period of five years, with automatic two-year renewal periods thereafter, unless a notice of non-renewal is provided by either party. This commercial supply agreement includes customary terms governing the manufacture of the ZELSUVMI drug product, including but not limited to, a quality agreement governing the manufacture and quality control of the drug product, required periodic forecasting and demand planning/production scheduling, periodic non-binding, and binding purchase commitments, including minimums, and pricing and cost parameters.

Critical Accounting Policies and Estimates

The preparation of condensed financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the condensed financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results. For additional information, see Note (2), Basis of Presentation and Significant Accounting Policies in the notes to our condensed financial statements. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

Inventory

The Company measures inventory using the first-in, first-out method and values inventory at the lower of cost or net realizable value. Inventory value includes amounts related to materials, manufacturing labor and overheads. The Company adjusts its inventory for potentially obsolete inventory. The adjustment for obsolescence is generally an estimate of the value of inventory that is expected to expire in the future based on projected sales volume and product expiration or expected sell-by dates. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory and make estimates regarding future product sales.

Prior to obtaining initial regulatory approval for ZELSUVMI in January 2024, the Company expensed costs relating to production of pre-launch inventory as research and development expense in its condensed statements of operations in the period incurred. Inventory acquired and the related costs after January 5, 2024, the date of the FDA’s approval of ZELSUVMI, are capitalized.

Additionally, the Company’s product is subject to strict quality control and monitoring that is performed throughout the manufacturing process, including release of work-in-process to finished goods. In the event that certain batches or units of product do not meet quality specifications, the Company records a write-down of any potential unmarketable inventory to its estimated net realizable value. The amount of expense related to inventory write down as a result of excess, obsolescence, scrap, or other reasons is recorded as research and development expense in the condensed statement of operations. The Company-recorded inventory write-down amounted to $264 thousand during the three and six months ended June 30, 2025, and $248 thousand during the three and six months ended June 30, 2024. Any of such expenses incurred subsequent to the ZELSUVMI commercial launch date will be recorded as cost of sales.

Impairment of Goodwill and Long-Lived Assets

Goodwill, which has an indefinite useful life, represents the excess of cost over fair value of net assets acquired. Goodwill is reviewed for impairment at the reporting unit level at least annually during the fourth quarter, or more frequently if an event occurs indicating the potential for impairment. During the goodwill impairment review, we assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount, including goodwill. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance. If, after assessing the totality of these qualitative factors, we determine that it is not more likely than not that the fair value of our reporting unit is less than the carrying amount, then no additional assessment is deemed necessary. The Company performed the annual assessment for goodwill impairment at the reporting unit level during the fourth quarter of 2024, noting no impairment. The Company did not identify indicators of impairment for goodwill during the three and six months ended June 30, 2025 and 2024.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not identify indicators of impairment for the finite-lived intangibles during the three and six months ended June 30, 2025 and 2024.

As noted above, on March 24, 2025, LNHC assigned its rights to its IP portfolio to Ligand, and entered into an exclusive license and sublicense agreement with Ligand. An IP transfer transaction was accounted as a non-cash distribution from LNHC to the Parent, resulting in a reduction of Parent Company Net Investments balance by the amount of IP’s net book value as of the date of the transfer.

Fair Value of Financial Instruments

Accounts receivable, other current assets, accounts payable, accrued expenses, operating lease liabilities and other long-term liabilities (Reedy Creek liability) are financial instruments and are recorded at cost in the condensed balance sheets.

The estimated fair value of the Reedy Creek liability is classified as Level 3 within the fair value hierarchy (Unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions) since it is determined based upon inputs that are both significant and unobservable. This liability was fair valued based on the discounted cash flow method that estimated the present value of the potential royalties, milestones, and collaboration revenue streams derived from the related programs mentioned above, by applying a discount rate of 20% (revenue risk-adjusted discount rate).

The estimated fair value of the remaining financial instruments approximates their carrying value as of June 30, 2025 and December 31, 2024.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation, as well as information related to income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. This ASU will be effective for the annual periods beginning after December 15, 2024. The Company is currently evaluating the impact ASU No. 2023-09 will have on its condensed financial statements.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-03, "Disaggregation of Income Statement Expenses," which requires disclosures of certain disaggregated income statement expense captions into specified categories within the footnotes to the financial statements. The requirements of the ASU are effective for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The requirements will be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact ASU No. 2024-03 will have on its condensed financial statements.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the condensed financial statements or disclosures.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The audited financial statements of LNHC as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 and the related notes are included in the definitive information statement, dated May 27, 2025 which was filed by the Company with the SEC on May 27, 2025 (the “Information Statement”) beginning on page F-68 and are incorporated herein by reference.

The unaudited condensed financial statements of LNHC as of March 31, 2025 and 2024 and for the three months ended March 31, 2025 and 2024 and the related notes included in the Information Statement beginning on page F-50 and are incorporated herein by reference.

The unaudited condensed financial statements of LNHC as of June 30, 2025 and 2024 and for the three months and six months ended June 30, 2025 and 2024 are filed as Exhibit 99.1 and incorporated by reference herein.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2024 giving effect to the Merger is filed as Exhibit 99.2 and incorporated by reference herein.

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2025 giving effect to the Merger is filed as Exhibit 99.2 and incorporated by reference herein.

(d) Exhibits:

Exhibit No.	Description
3.1	Certificate of Amendment to Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on July 17, 2025 (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on July 25, 2025 (Registration No. 333- 288980)).
3.2	Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on July 1, 2025 (filed as Exhibit 3.3 to Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025).
3.3	Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on November 8, 2024 (filed as Exhibit 3.1(c) to Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2024).
10.1	Agreement and Plan of Merger, dated as of April 16, 2025, by and among Channel Therapeutics Corporation, CHRO Merger Sub Inc., LNHC, Inc. and Ligand Pharmaceuticals Incorporated (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 17, 2025).
10.2	Securities Purchase Agreement, dated as of April 16, 2025, by and among Channel Therapeutics Corporation, LNHC Inc., and each of the investors thereto. (incorporated by reference to Exhibit 10.1 the Registrant’s Current Report on Form 8-K filed with the Commission on April 17, 2025).
10.3	Registration Rights Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Commission on July 2, 2025).
10.4	Form of Lock-Up Agreement (certain investors who have entered the Securities Purchase Agreement) (incorporated by reference to Exhibit 10.3 the Registrant’s Current Report on Form 8-K filed with the Commission on April 17, 2025).
10.5*++	License Agreement dated January 12, 2017, by and between Novan, Inc. and Sato Pharmaceutical Co., Ltd.
10.6*++	First Amendment to License Agreement dated January 12, 2017, by and between Novan, Inc. and Sato Pharmaceutical Co., Ltd.
10.7*++	Second Amendment to License Agreement dated October 5, 2018, by and between Novan, Inc. and Sato Pharmaceutical Co., Ltd.
10.8*++	Royalty and Milestone Payments Purchase Agreement dated April 29, 2019, by and between Novan, Inc. and Reedy Creek Investments LLC.
10.9*	Amendment, Assignment and Assumption Agreement dated September 11, 2023, by and between Novan, Inc., LNHC, Inc. and Reedy Creek Investments LLC.
10.10*++	Amended, Restated and Consolidated License Agreement dated June 27, 2012, by and between The University of North Carolina at Chapel Hill and Novan, Inc.
10.11*++	First Amendment to Amended, Restated and Consolidated License Agreement dated as of November 20, 2012, between The University of North Carolina at Chapel Hill and Novan, Inc.
10.12*++	Second Amendment to Amended, Restated and Consolidated License Agreement dated April 12, 2016, by and between The University of North Carolina at Chapel Hill and Novan, Inc.
10.13*++	Third Amendment to Amended, Restated and Consolidated License Agreement dated November 1, 2018, by and between The University of North Carolina at Chapel Hill and Novan, Inc.
10.14*++	Fourth Amendment to Amended, Restated and Consolidated License Agreement dated November 26, 2018, by and between The University of North Carolina at Chapel Hill and Novan, Inc.
10.15*++	Fifth Amendment to Amended, Restated and Consolidated License Agreement dated October 27, 2021, by and between The University of North Carolina at Chapel Hill and Novan, Inc.
10.16*	Sixth Amendment to Amended, Restated and Consolidated License Agreement dated July 26, 2024, by and between The University of North Carolina at Chapel Hill and Novan, Inc.
10.17*	Seventh Amendment to Amended, Restated and Consolidated License Agreement dated March 12, 2025, by and between The University of North Carolina at Chapel Hill and Novan, Inc.
10.18*	Lease dated January 18, 2021 by and between Copper II 2020, LLC and Novan, Inc.
10.19*	Second Amendment to Lease dated November 23, 2021 by and between Copper II 202, LLC and Novan, Inc.
10.20*	Third Amendment to Lease dated October 17, 2023 by and between TBC Stirrup Creek Owner LLC and LNHC, Inc.
10.21*++	Contract Manufacturing Agreement dated February 12, 2025 by and between LNHC, Inc. and Orion Corporation.
10.22*	Assignment Agreement dated March 24, 2025, by and between Ligand Pharmaceuticals Incorporated and LNHC, Inc.
10.23*	Master Services Agreement for Product Supply dated as of March 24, 2025, by and between Ligand Pharmaceuticals Incorporated and LNHC, Inc.
10.24*	Exclusive License and Sublicense Agreement dated March 24, 2025, by and between Ligand Pharmaceuticals Incorporated and LNHC, Inc.
10.25

Employee Lease Agreement, dated July 1, 2025, by and between Ligand Pharmaceuticals Incorporated and Pelthos Therapeutics Inc. (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2025).

10.26

Transition Services Agreement, dated July 1, 2025, by and between Ligand Pharmaceuticals Incorporated and LNHC, Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2025)

99.1*	Unaudited financial statements of LNHC, Inc. as of and for the three and six months ended June 30, 2025 and June 30, 2024.
99.2*	Unaudited pro forma condensed combined financial information of Pelthos Therapeutics Inc. as of and for the six months ended June 30, 2025 and for the year ended December 31, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*        Filed herewith.

++      Certain information contained in this Exhibit has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2025	Pelthos Therapeutics Inc.

	By:	/s/ Francis Knuettel II
		Name:	Francis Knuettel II
		Title:	Chief Financial Officer